EXHIBIT 10(b)

CONFIDENTIAL TREATMENT REQUESTED.
CONFIDENTIAL PORTIONS OF THIS DOCUMENT
HAVE BEEN REDACTED AND HAVE BEEN FILED
WITH THE COMMISSION.

ENGINEERING, PROCUREMENT, AND CONSTRUCTION AGREEMENT

by and between

TXU US HOLDINGS COMPANY,
a Texas corporation(“Owner”)

and

BECHTEL POWER CORPORATION,

a Nevada corporation (“Contractor”)

dated May 26, 2006

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TABLE OF CONTENTS (CON’T)

EXHIBITS
A	Scope Book
B	Provisional Items
C	Payment Schedule
D	Change In Work Form
E	Form of Contractor’s Invoice
F 1	Conditional Waiver and Release Upon Progress Payment
F 2	Conditional Waiver and Release Upon Final Payment
F 3	Unconditional Waiver and Release Upon Final Payment
G	Milestone Summary Schedule
H	Key Personnel
I	Contingency Program
J	Project Site Description
K-1	Contractor Provided Insurance
K-2	Owner Provided Insurance
L	Subcontractors and Vendors
M	Required Owner Activities
N	Form of Letter of Credit
O	Certificate of Contractor Regarding Certain Subcontracts
P	Form of TXU Generation Waiver and Release
Q	Separated Contract Price

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This ENGINEERING, PROCUREMENT, AND CONSTRUCTION AGREEMENT (this “Agreement”) is made and entered into as of this 26th day of May 2006, by and between TXU US HOLDINGS COMPANY, a Texas corporation (the “Owner”), and BECHTEL POWER CORPORATION, a Nevada corporation (the “Contractor”).  Each entity is sometimes individually referred to herein as a “Party” and both entities are sometimes collectively referred to herein as the “Parties.”

RECITALS

A.           Owner desires to develop, finance, construct, own and operate an approximately 564.65 megawatt (net load) lignite coal-fired, circulating fluidized bed power generation facility, to be known as Sandow Steam Electric Station Unit 5, to be located near the City of Rockdale, County of Milam, State of Texas, adjacent to existing power generation facilities known as Sandow Units 1 through 4 (“Units 1-4”) and nearby an aluminum smelter, of which the aluminum smelter and Units 1-3 are owned and operated by Alcoa Inc. (“Alcoa”) and Unit 4 is owned and operated by an Affiliate of Owner, and other facilities operated in support of Units 1-4 and the smelter.

B.           Owner desires to engage Contractor to design, engineer, procure, install, construct, test, commission and start up the Project and to train the persons who will operate and maintain the Project, all on a fixed price and date certain to complete basis, and Contractor desires to provide such services, all in accordance with the terms and conditions set forth in this Agreement.

C.           Contractor has reviewed the design basis information provided by Owner, inspected the real property on which the Project shall be constructed, and performed or reviewed such other investigations, studies, and analyses as possible as of the date hereof that Contractor has determined to be necessary or prudent in connection with entering into this Agreement.

D.           Contractor is willing to guarantee the timely completion and operating performance of the Project, in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner and of the covenants and agreements set forth herein, the Parties agree as follows:

AGREEMENT

1.           DEFINITIONS AND RULES OF INTERPRETATION

1.1           Definitions.  For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings.

“Abandons” means for the purposes of Section 19.1(l), that Contractor has substantially reduced personnel at the Project Site or removed required equipment from the Project Site such that, in the reasonable opinion of Owner, Contractor would not be capable of maintaining progress sufficient to achieve Substantial Completion by the Substantial Completion Guaranteed Date.

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“Abnormally Severe Weather Conditions” means storms and other climatic and weather conditions that are abnormally severe or extreme, taking into consideration the period of time when, and the area where, such storms or conditions occur.

“Acceleration Plan” shall have the meaning set forth in Section 7.5.

“Acceptance Tests” means the Performance Tests, the Ammonia Consumption Rate Test, the Limestone Consumption Rate Test, and the Emission Tests.

“Acceptance Tests Procedures” means the written test procedures, standards, protective settings, and testing programs for the Acceptance Tests as set forth in Section 13.3 and Part I, Section 8.2 of the Scope Book.

“Affiliate” means with respect to any Person, another Person that is controlled by, that controls, or is under common control with, such Person.  For purposes of this definition, “control” with respect to any Person shall mean the ability to effectively control, directly or indirectly, the operations and business decisions of such Person whether by voting of securities or partnership interests or any other method.  Without limiting the foregoing, an Affiliate of a Person shall include any other Person in which such Person holds twenty percent (20%) or more of the outstanding equity or ownership interests.

“Agreement” means this Engineering, Procurement, and Construction Agreement, including all Exhibits hereto, as the same may be modified, amended, or supplemented from time to time in accordance with the terms hereof.

“Alcoa” has the meaning set forth in the Recitals hereto.

“Ammonia Consumption Rate Guarantee” means the guarantee as set forth in Part I, Section 8.1.4 of the Scope Book.

“Ammonia Consumption Rate Test” means the test for measuring ammonia consumption as described in Part I, Section 8.2.4 of the Scope Book.

“Applicable Laws” means and includes any applicable statute, license, law, rule, regulation, code, ordinance, judgment, decree, writ, legal requirement, order or the like, of any national, federal, provincial, state or local court or other Governmental Authority, and all rules and regulations promulgated thereunder, as any of the same may be amended, modified, codified, replaced or reenacted, and the written interpretations thereof, including any statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order or the like, regulating, relating to or imposing liability or standards of conduct concerning: (i) Contractor, the Project Site or the performance of any portion of the Work or the Work taken as a whole, or the operation of the Project; or (ii) safety and the prevention of injury to persons and the damage to property on, about or adjacent to the Project Site or any other location where any other portion of the Work shall be performed; or (iii) protection of human health or the environment or emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals,

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Hazardous Materials or other industrial, toxic materials or wastes, as now or may at any time hereafter be in effect; for the avoidance of doubt, “Applicable Laws” excludes Applicable Permits and Permit Requirements.

“Applicable Permits” means each and every national, state, local or other license, consent, appraisal, authorization, ruling, exemption, variance, order, judgment, decree, declaration, regulation, certification, filing, recording, permit or other approval with, from or of any Governmental Authority, including each and every environmental, construction, operating or occupancy permit and any agreement, consent or approval from or with any other Person, that is required by any Applicable Law or that is otherwise necessary for the performance of the Work or operation of the Project, including the Owner Acquired Permits and the Contractor Acquired Permits.

“Benchmark Performance” means the performance of the Project, or a component or system thereof, as determined by the Benchmark Test conducted prior to the performance of any Corrective Action.

“Benchmark Test” means any test of a component or system proposed by Contractor in a Remedial Plan to determine Benchmark Performance, which has been accepted by Owner, or in the absence of such a component or system test, a Performance Test.

“Business Day” means a day, other than a Saturday or Sunday or a public holiday, on which banks are generally open for business in Dallas, Texas and New York, New York.

“Cancellation Cost Schedule” means a schedule of cancellation costs based on the month in which termination of this Agreement occurs as included in the Payment Schedule.

“Change In Law” means (a) with respect to the Work performed under the TSA and prior to the date of this Agreement, the enactment, adoption, promulgation, modification (including change in written interpretation by a Governmental Authority), or repeal after January 27, 2006 of any Applicable Law and (b) with respect to the Work performed after the date of this Agreement, the enactment, adoption, promulgation, modification (including written change in interpretation by a Governmental Authority), or repeal after the date of this Agreement of any Applicable Law, or the issuance or modification (including written change in interpretation by a Governmental Authority) after the date of this Agreement of any Owner Acquired Permit or Contractor Acquired Permit issued or promulgated by any Governmental Authority that establishes requirements that materially and adversely affect Contractor’s costs or schedule for performing the Work; provided, however it shall not be a Change In Law pursuant to this Agreement if there is a change in any national, federal, provincial or any other income tax law or any other law imposing a tax, duty, levy, impost, fee, royalty, or similar charge based on the importation or exportation of any item or service for which Contractor is responsible hereunder, except to the extent the aggregate increase resulting from all such changes in such taxes, duties, levies, imposts, fees, royalties and similar charges exceeds One Million Dollars ($1,000,000).

“Change In Work” means a change in the Work as defined in Section 16.1.

“Change In Work Form” means the form attached hereto as Exhibit D.

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“Claim Notice” shall have the meaning set forth in Section 23.4.

“Common Facilities” means the existing equipment and systems, including all corridors and access reasonably required by Contractor to perform the Work, used or utilized by any of Units 1-4 and to be interconnected to the Project, all as more particularly described in Part I, Reference 7-3 of the Scope Book.

“Competitor Representatives” shall have the meaning set forth in Section 24.2.

“Conditional Waiver and Release Upon Final Payment” means a written statement in the form attached hereto as Exhibit F-2, containing a waiver and release of liens prepared and executed by Contractor or a Major Subcontractor, as applicable, pursuant to which a Person conditionally waives and releases all mechanic’s liens, stop notices and bond rights with respect to all Work, conditioned only upon final payment.

“Conditional Waiver and Release Upon Progress Payment” means a written statement in the form attached hereto as Exhibit F-1, containing a waiver and release of liens prepared and executed by Contractor or a Major Subcontractor (whose contract or contracts with Contractor or any of its Subcontractors require total payments by Contractor or such Subcontractor of Five Million Dollars ($5,000,000) or more (in the aggregate)), as applicable, pursuant to which a Person conditionally waives and releases all mechanic’s liens, stop notices and bond rights with respect to all Work, for which Contractor requested payment in the current Contractor’s Invoice conditioned only upon payment of the amount set forth therein.

“Confidential Information” means information, including Proprietary Operating Information, ideas or materials now or hereafter owned by or otherwise in the possession or control of, or otherwise relating to, one Party or any of its Affiliates, including proprietary or non-public information concerning such Party’s or its Affiliates’ business, operations, financial condition, projections, or assets, historical information, inventions, business or trade secrets, know-how, techniques, data, reports, drawings, specifications, blueprints, flow sheets, designs, or engineering, construction, environmental, operations, marketing or other information, together with all copies, summaries, analyses, or extracts thereof, based thereon or derived therefrom, disclosed by one Party (the “transferor”) to the other Party or any of its Affiliates or any of their respective directors, employees or agents (the “transferee”), or any such information identified in writing as “Confidential” at the time of such disclosure by transferor; provided, however, “Confidential Information” of Owner shall also mean information, ideas or materials related to the Work or the Project that are obtained, developed or created by or for Contractor directly through the use of Owner’s Confidential Information in connection with the Work, subject to the provisions of Article 24.

“Contingency Program” shall have the meaning set forth in Section 5.1.

“Contract Interest Rate” means, for any date, two percent (2%) over the per annum rate of interest equal to the prime lending rate as may from time to time be published in the Wall Street Journal (Eastern edition) under “Money Rates”; provided the Contract Interest Rate shall never exceed the maximum lawful rate permitted by Applicable Laws.

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“Contract Price” means the fixed price amount for performing the Work that is payable to Contractor, and subject to adjustments, in accordance with Section 5.1.

“Contractor” shall have the meaning set forth in the preamble.

“Contractor Acquired Permits” shall have the meaning set forth in Section 3.8.

“Contractor Deliverables” means all of the design criteria, system descriptions, Required Manuals, drawings, specifications, design calculations, quality assurance reports and all other material documents relating to the Project to be delivered to Owner for review and comment, and approval, where applicable, in accordance with the requirements of Part I, Sections 2.3, 2.4, 2.5, 2.8, 2.9 and 2.10 of the Scope Book, and Section 11.3, which shall be made available to Owner in hard copy or electronically, including native files as mutually agreed, if requested by Owner.

“Contractor Event of Default” shall have the meaning set forth in Section 19.1.

“Contractor Lien” shall have the meaning set forth in Article 29.

“Contractor Submittals Table” means the table of Contractor Deliverables to be prepared by Contractor in accordance with Section 11.3 of this Agreement.

“Contractor’s Indemnitee” shall have the meaning set forth in Section 23.2.

“Contractor’s Invoice” means an invoice from Contractor to Owner in accordance with Section 6.4 and in the form of Exhibit E hereto.

“Corrective Actions” means all Work necessary to make the Project meet the applicable Performance Guarantees.

“Critical Path Item(s)” means the items identified as critical path items on the Milestone Summary Schedule.

“Cure Period” means the period beginning on the Substantial Completion Date and ending one hundred eighty (180) days later, as adjusted pursuant to Section 15.8.

“Defect” means any design, engineering, Equipment and Materials, or installation or other Work which, in Owner’s reasonable judgment: (a) does not conform to this Agreement or the then current drawings and specifications; (b) is of improper or inferior workmanship or material in that it fails to comply with Industry Standards, as applicable; or (c) is otherwise inconsistent with Industry Standards, and in each case satisfies either of the following conditions: (i) could materially and adversely affect the mechanical, electrical or structural integrity of the Project; or (ii) could materially and adversely affect the continuous or safe operation of the Project (as determined by the Independent Engineer).

“Delay Liquidated Damages” shall have the meaning set forth in Section 15.1.

“Delay Notice” shall have the meaning set forth in Section 8.2.

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“Demonstration Tests” shall mean the demonstration tests as set forth in Part I, Section 8.2 of the Scope Book.

“Dollars” or “$” means United States dollars.

“Emissions Guarantees” shall have the meaning set forth in Part I, Section 8.1.5 of the Scope Book.

“Emissions Tests” means the tests set forth in Part I, Section 8.2.5 of the Scope Book to determine whether the Project satisfies the Emissions Guarantees.

“Equipment and Materials” means all materials, supplies, apparatus, devices, machinery, equipment, parts, tools, special tools, components, instruments, appliances, spare parts and appurtenances thereto, that are required for the design, construction or operation of the Project in accordance with Industry Standards, including as such are described in, required by or inferable from the Scope Book or the drawings and specifications issued for construction, except Owner Provided Facilities and Services, Common Facilities, Shared Site Facilities and the spare parts provided by Owner pursuant to Section 2.12.  For purposes of clarity, “Equipment and Materials” shall exclude any of the foregoing provided by Contractor and its Subcontractors in the course of the Work which do not become a permanent part of the Work and for which title is not intended to pass to Owner in accordance with the terms hereof.

“Equivalent Availability Factor” means the percentage of hours during the Reliability Test in which the Project is available, as calculated in accordance with Part I, Section 8.2.6 of the Scope Book.

“Excusable Event” means: (a) Owner’s failure or delay to perform any covenant or contractual obligation of Owner hereunder (including as a result of an event of Force Majeure affecting Owner but not including such failures or delays resulting from actions of Contractor or any Person acting on Contractor’s behalf or from Owner’s exercise of its rights under this Agreement, including the exercise by Owner of the right to have defective or nonconforming Work corrected or re-executed); (b) Owner’s failure to substantially complete the activities identified on Exhibit M attached hereto or to make the facilities identified on Exhibit J available to Contractor to perform its Work on or before the dates indicated on such Exhibits to the extent Owner’s delay causes a delay in the construction schedule of Contractor or causes Contractor to incur additional out of pocket costs; (c) Units 1 and 2 have not ceased operations by April 25, 2007 and Unit 3 has not ceased operations by August 25, 2007; (d) a Change In Law; (e) an Unforeseen Project Site Condition or other material difference between the Owner Provided Information and the conditions or terms actually existing; or (f) the encountering of Hazardous Materials as provided in Section 28.3(d), in each case (a) through (f) above, to the extent such event actually, demonstrably and adversely impacts Contractor’s performance of the Work.  In each case of clause (d) and (e) above, such an event shall be an Excusable Event only if Contractor notifies Owner thereof within ten (10) days after Contractor becomes aware of such Unforeseen Project Site Condition, material difference between Owner Provided Information and the conditions or terms actually existing or an impact caused by such Change in Law, as the case may be.

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“Exhibits” means each Exhibit attached hereto.

“Final Completion” means satisfaction by Contractor or waiver by Owner of all of the conditions for Final Completion set forth in Section 14.4.

“Final Completion Date” means the date on which Final Completion of the Project occurs.

“Final Completion Guaranteed Date” means the date that is three hundred sixty-five (365) days after the Substantial Completion Date, as such date may be modified in accordance with the terms hereof.

“Final Contractor’s Invoice” means the final Contractor’s Invoice submitted for Final Payment in accordance with Section 6.8.

“Final Payment” means the final payment made by Owner or the Financing Entities to Contractor in accordance with Section 6.8.

“Financing Entities” means the holders of, or the agent(s) or trustee(s) representing the holders of, any debt, lease, or equity financing for, of or secured by the Project, including any Person(s) that owns the Project or any portion thereof and leases the Project or such portion to Owner or an Affiliate of Owner, as applicable, under a lease, sale leaseback or synthetic lease structure, or the Person(s) providing a letter or letters of credit or other guarantees or insurance in support of any such debt, lease or equity financing or providing any other letter of credit in connection with the construction or development of the Project.

“Force Majeure” means any event, matter, or thing that prevents or delays the performance of any obligation arising under this Agreement (other than any Excusable Event), but only to the extent such event, matter or thing is demonstrably beyond the reasonable control or expectation of the Person claiming the same and the effect of such event, matter or thing would not have been avoided had such Person used reasonable care or acted in compliance with Industry Standards.  Subject to the foregoing, such events, matters or things include occurrences such as:  war, blockade, revolution, insurrection, riot, act of terrorism, or public disorder or acts of emergency; expropriation, requisition, confiscation, or nationalization; export or import restrictions (but not to the extent due to an increase in export or import duties or taxes) by any Governmental Authority; embargoes or sanctions; closing or accidents to harbors, docks, canals, or other assistances to or adjuncts of the shipping or transportation industry; rationing or allocation, at the request or insistence of any Governmental Authority; action or inaction of Governmental Authority; fire; flood; earthquake; volcano; tide, tidal wave, or perils of the sea; Abnormally Severe Weather Conditions; an epidemic or quarantine; acts of God; a failure of any Person providing electric transmission service to accept delivery of energy from the Project (except due to Owner’s failure to nominate and schedule such delivery in accordance with Section 2.9); or labor strikes, disputes or disruptions; provided, further, that the following events, matters or things shall not constitute an event of Force Majeure: (i) the absence of sufficient financial means to perform obligations, or the absence of sufficient financial means of Contractor or any Subcontractor to perform any of the Work, including the insolvency or bankruptcy of any Subcontractor; (ii) any labor disturbance, strike or dispute of Contractor’s workers or personnel

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or any Subcontractor’s workers or personnel or any independent contractor engaged by Contractor or any of its Subcontractors occurring at the Project Site (unless such event is part of a national or regional disturbance, strike or dispute or is in breach or violation of any applicable national, industry or construction supplementary labor or union agreement) or any labor disturbance, strike or dispute limited to employees of Contractor; (iii) mechanical failures unless caused by an event of Force Majeure; (iv) storms and other climatic or weather conditions other than Abnormally Severe Weather Conditions; and (v) the unavailability or shortages of labor or Equipment and Materials unless itself caused by an event of Force Majeure.

“Full Notice to Proceed” means a written Notice signed by a duly authorized representative of Owner to Contractor authorizing Contractor to commence and complete all Work under this Agreement.

“Full Notice to Proceed Date” means the Business Day that Owner provides Contractor with the Full Notice to Proceed.

“Governmental Authorities” means applicable national, federal, state, provincial, and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, other authorities lawfully exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or other subdivisions of any of the foregoing having or claiming a regulatory interest in or jurisdiction over the Project Site, the Project, the Work or the Parties.

“Gross Negligence” means an act or omission: (a) which when viewed objectively from the standpoint of the actor at the time of its occurrence involves an extreme degree of risk, considering the probability and magnitude of the potential harm to other; and (b) of which the actor has actual, subjective awareness of the risk involved, but nevertheless proceeds with conscious indifference to the rights, safety, or welfare of others.

“Guaranteed Amount” shall have the meaning set forth in Section 26.1.2(d).

“Hazardous Materials” means any substance or material regulated or governed by any Applicable Permit, or any substance, emission or material now or hereafter deemed by any Governmental Authority to be a “regulated substance,” “hazardous material,” “hazardous waste,” “hazardous constituent,” “hazardous substance,” “toxic substance,” “radioactive substance,” “pesticide” or any similar classification, including by reason of deleterious properties, ignitability, corrosivity, reactivity, carcinogenicity or reproductive toxicity.

“Indemnitee” means an Owner Indemnitee or a Contractor Indemnitee, as the context may require.

“Independent Engineer” means a contractor mutually agreed upon by the Parties, which shall be a reputable, experienced contractor in the major power plant construction business that does not have a material direct or indirect financial interest in either Party or any of their respective Affiliates and is not a former or present agent, representative, advisor, consultant or contractor of either Party or any of their Affiliates.

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“Industry Standards” or “Industry Grade” means those standards of design, engineering, construction, operation, maintenance, workmanship, Equipment and Materials, and components specified in Exhibit A; provided, however, if the relevant standard is not so specified or is ambiguous therein, “Industry Standards” or “Industry Grade” shall mean those standards of care and diligence normally practiced by engineering and construction firms in performing services of a similar nature for similar industrial grade power projects in the United States and in accordance with good engineering design practices, Applicable Laws, Applicable Permits, or that conform in all material respects to the manufacturer’s operation and maintenance guidelines, in each case as applicable to the equipment in question, taking into account such equipment’s size, service and type; provided, notwithstanding anything to the contrary herein, Contractor’s obligation with respect to Applicable Laws and Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees.

“Intellectual Property Claim” means a third party claim or legal action for unauthorized disclosure or use of any trade secret, patent, copyright, trademark or service mark arising from Contractor’s performance (or that of its Affiliates or Subcontractors) under this Agreement that:  (a) concerns any Equipment and Materials or other items or services provided by Contractor, any of its Affiliates, or any Subcontractor under this Agreement; (b) is based upon or arises out of the performance of the Work by Contractor, any of its Affiliates, or any Subcontractor, including the use of any tools or other implements of construction by Contractor, any of its Affiliates, or any Subcontractor; or (c) is based upon or arises out of the design or construction of any item by Contractor under this Agreement or the operation of any item according to directions embodied in Contractor’s final process design, or any revision thereof, prepared or approved by Contractor.

“Intellectual Property Rights” means all licenses, trade secrets, copyrights, patents, trademarks, proprietary information and other ownership rights related to the Work or otherwise necessary for the ownership and maintenance of the Project, including all Project-related documents, models, computer drawings and other electronic expressions, photographs and other expressions.

“Intended Purposes” shall have the meaning set forth in Section 24.1.

“Invention” shall have the meaning set forth in Section 25.1.

“Key Personnel” means the natural persons named and assigned to the identified positions set forth on Exhibit H.

 “Limestone Consumption Rate Guarantee” means the guarantee relating to limestone consumption as set forth in Part I, Section 8.1.3 of the Scope Book.

“Limestone Consumption Rate Test” means the test for measuring limestone consumption as described in Part I, Section 8.2.3 of the Scope Book.

“Limited Notice to Proceed” means a written Notice from Owner to Contractor directing Contractor to begin production of the drawings and specifications described in Section 3.18.1 and to commence such other portions of the Work as indicated in such Limited Notice to Proceed.

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“Limited Notice to Proceed Date” means the Business Day that Owner provides Contractor with a Limited Notice to Proceed.

“Loss(es)” means subject to Section 31.1, any and all liabilities (including liabilities arising out of the application of the doctrine of strict liability), obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements (including legal fees and expenses and costs of investigation), and whether arising in equity, at common law, or by statute, or under the law of contracts, torts or property, of whatsoever kind and nature, including claims for property damage, personal injury (including emotional distress) and third-party economic loss, and whether or not involving damages to the Project or the Project Site.

“Major Change In Work” shall have the meaning set forth in Section 16.7.1.

“Major Subcontractor” means a Subcontractor whose contract or contracts (in the aggregate) with Contractor, or any of its Subcontractors require payments by Contractor (or Subcontractor) of at least One Million Dollars ($1,000,000).

“Materials Warranty” means the warranty of Contractor under Section 17.2.

“Maximum Total Liability” shall have the meaning set forth in Section 31.2.

“Mechanical Completion” means satisfaction of the following requirements to Owner’s reasonable satisfaction:

(a)           the Project is mechanically, electrically, and structurally constructed in accordance with the requirements of this Agreement, the Scope Book and Industry Standards, except for Non-Critical Deficiencies;

(b)           the Project and each sub-system thereof, including all emissions or environmental compliance systems and all other critical systems, is mechanically and electrically complete and ready for initial operations, adjustment and testing, except for Non-Critical Deficiencies; and

(c)           all components and systems that are directly related to the production and delivery of electrical energy to the high side of the main step-up transformer have been properly checked-out, adjusted or tested, as appropriate, in preparation for start-up and commissioning.

“Milestone Item(s)” means a discrete portion of the Work to be completed by the applicable date set forth in the Milestone Summary Schedule.

“Milestone Summary Schedule” means the schedule prepared by Contractor in the form of Exhibit G attached hereto describing the Critical Path Items and other Project activities, as such schedule may be modified in accordance with the terms of this Agreement.

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“Minimum Performance Criteria” means at least *** percent (***%) of the Net Capacity Guarantee during the Net Capacity Test and not more than *** percent (***%) of the Net Heat Rate Guarantee during the Net Heat Rate Performance Test, while in compliance with applicable constituents of the Emissions Guarantees as provided in Part I, Section 8 of the Scope Book.

“Minimum Stable Load” means the Project has achieved at least *** percent (***%) of the nominal net plant capacity over a four (4) hour period during which each boiler must have operated at *** percent (***%) steam flow (or such greater percentage), in accordance with the terms of Part I, Section 8.2.7 of the Scope Book.

“Minimum Tangible Net Worth” shall have the meaning set forth in Section 26.1.2(a).

“Monthly Payment” shall have the meaning set forth in Section 6.6.

“MOU” shall have the meaning set forth in Section 33.14.

“Net Capacity” means the capacity of the Project in kilowatts equal to the sum of the steam turbine generator output minus generator transformer losses and auxiliary power losses.

“Net Capacity Guarantee” means the Net Capacity of the Project shall be at least *** kilowatts, at the conditions specified in Part I, Section 8.2.1 of the Scope Book, or, as applicable, corrected to the guaranteed conditions provided in Part I, Section 8.4 of the Scope Book.

“Net Heat Rate” means gross heat input to the steam generator divided by the sum of generator output minus generator transformer losses and auxiliary power usage.

“Net Heat Rate Guarantee” means the Net Heat Rate of the Project shall be no greater than *** Btu/kWh, at the conditions specified in Part I, Section 8.2.2 of the Scope Book, or, as applicable, corrected to the guaranteed conditions provided in Part I, Section 8.4 of the Scope Book.

“Non-Critical Deficiencies” means each item of Work that: (a) Owner or Contractor identifies as requiring completion or containing defects; (b) does not, in Owner’s reasonable judgment, impede the safe operation of the Project in accordance with Industry Standards; and (c) does not, in Owner’s reasonable judgment, affect the operability, safety or mechanical or electrical integrity of the Project.

“Notice” or “notice” means a written communication between the Parties required or permitted by this Agreement and conforming to the requirements of Article 30.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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“Notice For Payment of Performance Liquidated Damages” means a Notice from Owner to Contractor specifying the Performance Liquidated Damages and the actual performance levels of the Project during the Performance Test used in calculating the Performance Liquidated Damages.

“Notice of Correction” means a Notice from Contractor to Owner that a condition has been corrected in accordance with Section 6.11.2.

“Notice of Final Completion” means a Notice from Contractor to Owner in accordance with Section 14.4 that the Project has satisfied the requirements for Final Completion.

“Notice of Mechanical Completion” means a Notice from Contractor to Owner in accordance with Section 13.9 that the Project has satisfied the requirements for Mechanical Completion.

“Notice of Minimum Stable Load” means a Notice from Contractor to Owner in accordance with Section 13.8 that the Project has satisfied the requirements for Minimum Stable Load.

“Notice of Substantial Completion” means a Notice from Contractor to Owner in accordance with Section 14.3 that the Project has satisfied the requirements for Substantial Completion.

“Notice of Withholding” means a Notice from Owner to Contractor of amounts to be withheld from a payment in accordance with Section 6.11.2.

“O&M Manual Supporting Documents” means with respect to the Project, Subcontractor and Vendor operation and maintenance manuals for Equipment and Materials, including piping and instrumentation diagrams, narrative descriptions, heat balances (with respect to minimum load, design load and maximum load) and system design and operating parameters, including procedures and operator responses to alarms.

 “Operating Consumables” means operating consumables, including lubricants, filters, lamps, light bulbs, and other consumable equipment and materials, necessary for the operation and maintenance of the Project.

“Operating Personnel” means the personnel hired by Owner, or by an entity providing operating or maintenance services for Owner, to operate and maintain the Project (including all operators, maintenance personnel, instrument technicians and supervisors).

“Outage Period” shall have the meaning set forth in Section 15.4.12.1.

“Owner” shall have the meaning set forth in the preamble.

“Owner Acquired Permits” shall have the meaning set forth in Section 2.4.

“Owner Directive” shall have the meaning set forth in Section 16.7.4.

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“Owner Event of Default” shall have the meaning set forth in Section 19.4.

“Owner Indemnitee” shall have the meaning set forth in Section 23.1.

“Owner Provided Facilities and Services” means the items and services to be provided by Owner as more particularly described in Part I, Section 7 of the Scope Book.

“Owner Provided Information” means the information regarding the Project Site as set forth in Part I, Reference 7-1 of the Scope Book provided by or on behalf of Owner pursuant to Section 4.1.9.

“Owner’s Certificate of Final Completion” means a certificate of Owner certifying that Final Completion has occurred.

“Owner’s Certificate of Mechanical Completion” means a certificate of Owner certifying that Mechanical Completion has occurred.

“Owner’s Certificate of Minimum Stable Load” means a certificate of Owner certifying that Minimum Stable Load has occurred.

“Owner’s Certificate of Substantial Completion” means a certificate from Owner certifying that Substantial Completion has occurred.

“Owner’s Engineer” means any engineering firm or firms or other engineer or engineers (which may be employees of Owner) selected and designated by Owner.

“Payment Schedule” means the schedule as set forth in Exhibit C setting forth the schedule of payments to be made by Owner and cancellation costs in accordance with Section 5.2.

“Performance Assurance” means collateral in the form of a letter of credit, bond or parent company guaranty, such type of security as mutually agreed upon by the Parties, and in form, substance and amount reasonably acceptable to Owner; provided, however, Owner shall have the right to reject the provision of a parent company guaranty and require a letter of credit or bond.

“Performance Guarantees” means the Net Capacity Guarantee, the Net Heat Rate Guarantee, the Ammonia Consumption Rate Guarantee, Limestone Consumption Rate Guarantee, and the Emissions Guarantees, each as more particularly defined in Part I, Section 8 of the Scope Book.

“Performance Liquidated Damages” means the amounts, if any, paid or to be paid by Contractor pursuant to Section 15.3 in the event Contractor fails to satisfy certain of the Performance Guarantees.

“Performance Tests” means the tests for measuring the Net Capacity and Net Heat Rate as described in Part I, Sections 8.2.1 and 8.2.2 of the Scope Book.

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“Permit Requirement” means any requirement or condition on or with respect to the issuance, maintenance, renewal or transfer of any Applicable Permit or any application therefore.

“Person” means any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority.

“POIAcknowledgment” shall have the meaning set forth in Section 24.4.

“Project” means the complete lignite coal-fired, circulating fluidized bed power generation facility to be designed, engineered, procured, constructed, tested and commissioned under this Agreement, together with all ancillary equipment and subsystems, all equipment, supplies and materials necessary to produce the Project outputs of electricity (including the Equipment and Materials), together with the interconnection of the Project to the Common Facilities and all supporting improvements and other interconnections, as generally described in, and including all items described, in or inferable from, this Agreement and Exhibit A.

“Project Guaranteed Dates” means the Substantial Completion Guaranteed Date and the Final Completion Guaranteed Date.

“Project Manager” means the Project Manager designated by Contractor and approved by Owner pursuant to Section 3.4.

“Project Progress Report” means a written monthly progress report prepared by Contractor in form and content generally in accordance with Part I, Section 5.3 of the Scope Book.

“Project Representative” means the Project Representative designated by Owner pursuant to Section 2.1.

“Project Schedule” means a detailed schedule prepared by Contractor describing the time of completion by Contractor of all Work items including Critical Path activities, as such schedule may be modified in accordance with Section 7.4.1.

"Project Schedules" shall mean collectively the Project Schedule and Milestone Summary Schedule.

“Project Site” means that portion of the Site on which the Project shall be constructed and on which Contractor’s temporary facilities, including parking areas and temporary lay down areas will be located.

“ProjectSite Conditions” means the physical and other conditions at the Project Site and the surrounding area as a whole, including conditions relating to the environment, transportation, access, waste disposal, handling and storage of materials, the availability and quality of electric power, the availability and quality of water, the availability and quality of roads, climatic conditions and seasons, topography, air and water (including raw water) quality conditions, ground surface conditions, surface soil conditions, sound attenuation, subsurface geology, nature and quantity of surface and subsurface materials to be encountered (including

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Hazardous Materials), the geological and subsurface conditions of the Project Site and the location of underground utilities, and equipment and facilities needed before and during performance of Contractor’s obligations under this Agreement.

“Proposed Punchlist” shall have the meaning set forth in Section 14.1.1.

“Proprietary Operating Information” means Confidential Information containing elements of Owner’s or its Affiliates’ proprietary operating system that has been identified in writing as “Proprietary Operating Information.”  To the extent a Person who has signed a POI Acknowledgement and Contractor demonstrate that any Proprietary Operating Information such individual has received would have been excluded from the definition of Confidential Information pursuant to the exceptions identified in Section 24.3(i)-(iv), such Proprietary Operating Information shall no longer be treated as Confidential Information; however, such individual shall be prohibited from disclosing that such information was received from Owner or otherwise attributing such information to Owner or developing any comparisons of such information to information received or developed by Contractor or relevant Subcontractor.

“Provisional Items” shall have the meaning set forth in Section 5.1.

“Punchlist” means a schedule of Non-Critical Deficiencies developed pursuant to Section 14.1.1.

“Reliability Guarantee” means that the Project will have an Equivalent Availability Factor of *** percent (***%) or more during a ***(***) consecutive hour (*** (***) consecutive day) period constituting a Reliability Test.

“Reliability Test” means the operation of the Project during a *** (***) consecutive hour (*** (***) consecutive day) period at any time during the *** (***) days after the Substantial Completion Date, during which the Project’s Equivalent Availability Factor will be determined.

“Reliability Liquidated Damages” shall have the meaning set forth in Section 15.2.

“Remedial Plan” shall mean a plan prepared by Contractor regarding the actions to be taken and the schedule to remedy failures to meet the Performance Guarantees, as submitted to and approved by Owner pursuant to Section 15.4.2(b) or 15.4.8.

“Required LOC Amount” shall have the meaning set forth in Section 26.1.2(c).

“Required Manuals” means all operating data and manuals, spare parts manuals, integrated and coordinated operation and maintenance manuals and instructions, and training aids, whether created by Contractor or  any Subcontractor, which are reasonably necessary to safely and efficiently commission, test, start up, operate, maintain and shut down the Project (including those manuals identified on Exhibit A.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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“Required Owner Activities” shall have the meaning set forth in Section 2.6.

“Retainage Security” shall have the meaning set forth in Section 6.7.

“Scope Book” means the Scope Book attached hereto as Exhibit A, containing the specifications and requirements regarding the Work.

“Shared Site Facilities” shall mean the facilities described as "Shared Site Facilities" on Exhibit J.

“Site” means the real property in Milam County, Texas, on which the Project Site is located, as designated in Exhibit J.

“Spare Parts Schedule” shall have the meaning set forth in Section 3.20.1.

“Subcontractor” means any Person, including any Vendor, that is in direct or indirect privity with Contractor (including any subcontractor of any tier), that performs any portion of the Work in furtherance of Contractor’s obligations under this Agreement.

“Substantial Completion” means satisfaction or waiver of all of the conditions set forth in Section 14.2.

“Substantial Completion Date” means the date on which Substantial Completion actually occurs.

“Substantial Completion Guaranteed Date” means the date of August 31, 2009, as such date may be modified in accordance with the terms hereof.

“Suspension for Cause” means any suspension that arises as a result of the occurrence and continuance of a Contractor Event of Default.

“Tangible Net Worth” shall mean the sum of (i) assets, including permits, contracts and leases, less (ii) intangible assets, including goodwill, patents, copyrights and trademarks, less (iii) total liabilities.

“Threshold Rating” shall mean a credit rating or its equivalent equal to or greater than BB by Standard & Poors or Ba2 by Moody’s (or an equivalent rating from a similar rating agency).

“TSA” shall have the meaning set forth in Section 6.6.5.

“Turnover Date” shall have the meaning set forth in Section 22.1.

“TXU Generation” means TXU Generation Company LP, a Texas limited partnership.

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“Unconditional Waiver and Release Upon Final Payment” means a written statement in the form attached hereto as to Exhibit F-3, containing a waiver and release of liens prepared and executed by Contractor or a Major Subcontractor, as applicable, pursuant to which a Person unconditionally waives and releases all mechanic’s liens, stop notices and bond rights with respect to all Work.

“Unforeseen Project Site Conditions” shall have the meaning set forth in Section 12.3.

“Units 1-4” shall have the meaning set forth in the Recitals.

“Vendors” mean persons that supply Equipment and Materials to Contractor or any Subcontractor in connection with the performance of the Work.

“Warranty Payment Option” shall have the meaning set forth in Section 17.7.5.

“Warranty Period” shall have the meaning set forth in Section 17.3.

“Warranty Procedures” shall have the meaning set forth in Section 17.7.

“Willful Misconduct” means an intentional act or omission demonstrating an entire want of care which would raise the belief that the act or omission was the result of a conscious indifference to the rights or welfare of the person or persons affected by it.

“Work” means all obligations, duties, and responsibilities assigned to or undertaken by Contractor under this Agreement with respect to the Project, including all services, labor, supervision, engineering, design and construction of the Project, all procurement and provision of Equipment and Materials, all erection and installation of Equipment and Materials, interconnection of the Project to the Common Facilities and all training, start up (including calibration, inspection, and start up operation), and testing included in or required for the Project, including the items and services as generally described in the Scope Book, except to the extent Owner (or any third party acting on behalf of Owner) is expressly responsible under the terms of this Agreement therefor.  Where this Agreement describes a portion of the Work in general, but not in complete detail, the Parties acknowledge and agree that the Work includes any work required:  (a) for the design and construction of the Project in accordance with Industry Standards; and (b) for the Project to be capable of being operated in accordance with Industry Standards.

“Work Warranty” means the warranties of Contractor under Section 17.1.

1.2           Exhibits.  This Agreement includes the Exhibits annexed hereto and any reference in this Agreement to an “Exhibit” by letter designation or title shall mean one of the Exhibits identified in the table of contents and such reference shall indicate such Exhibit herein.  Each Exhibit attached hereto is incorporated herein in its entirety by this reference.

1.3           Interpretation.

(a)           Terms defined in a given number, tense, or form shall have the corresponding meaning when used in this Agreement with initial capitals in another number,

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tense, or form.  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)           The terms such as “hereof,” “herein,” “hereto,” “hereinafter,” and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Agreement taken as a whole.

(c)           When a reference is made in this Agreement to an Article, Section, subsection or Exhibit, such reference is to an Article, Section, subsection or Exhibit to this Agreement unless otherwise specified.

(d)           The word “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation.  The term “or” is not exclusive.

(e)           A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)           The Parties have participated jointly in the negotiation and drafting of this Agreement.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

1.4          Headings.  All headings or captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

1.5           Conflicts in Documentation.  This Agreement, including the Exhibits hereto shall be taken as mutually explanatory.  If there is an express conflict between the provisions of this Agreement or any Exhibit hereto, this Agreement shall govern.  In general, unless Owner expressly agrees otherwise in writing, in the event of a conflict, the Exhibits shall take precedence over any Submittals.

1.6           Documentation Format.  This Agreement and all documentation to be supplied hereunder shall be in the English language and all units of measurement in the design process, specifications, drawings and other documents shall be specified in dimensions as customarily used in the United States.

2.           RESPONSIBILITIES OF OWNER

Owner shall, at Owner’s cost and expense:

2.1           Project Representative.  Designate (by a Notice delivered to Contractor) a Project Representative, who shall act as the single point of contact for Contractor with respect to the prosecution of the Work (but who shall not by virtue of such designation be authorized to

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execute a Change In Work Form or make any other amendments to, or provide waivers under, this Agreement).  Owner may designate Owner’s Engineer as its Project Representative, and may designate a new Project Representative from time to time by a Notice delivered to Contractor.

2.2           Operating Personnel.  Commencing on the date set forth on the Project Schedule for such activity, provide Operating Personnel with power plant operating experience, who shall be licensed where necessary, for training by Contractor as provided pursuant to Section 3.19 and to provide ordinary operating and maintenance support to Contractor for testing, start up and commissioning of the Project as provided in Section 3.19.  Until Substantial Completion, the Operating Personnel provided by Owner pursuant to this Section 2.2 shall provide normal operating maintenance support under the supervision and direction of Contractor; provided, however, that such Operating Personnel shall not be deemed employees or Subcontractors of Contractor; provided, further, that Contractor shall remain solely responsible for performing the Work in accordance with this Agreement, including Contractor’s obligation to achieve Substantial Completion and Final Completion by the applicable Project Guaranteed Date, regardless of any act, omission, failure, non-achievement, negligence or non-performance of the Operating Personnel.

2.3           Ministerial Assistance.  Provide such ministerial assistance as Contractor may reasonably request in connection with obtaining Contractor Acquired Permits.

2.4           Owner Acquired Permits.  Obtain (on or before the dates indicated in Part I, Reference 7-2 of the Scope Book), with Contractor’s reasonable assistance (to be provided at no cost to Owner) subject to Section 3.14, maintain and pay for all the Applicable Permits set forth in Part I, Section 7.2.1 of the Scope Book as a permit to be acquired by Owner (collectively, the “Owner Acquired Permits”).  If a permit that is not listed in Part I, Section 7.2.1 of the Scope Book is subsequently identified as being required and it is of the type customarily obtained by an owner and not by a contractor, Owner shall obtain such permit and Contractor shall be entitled to submit a Change In Work for any delays in the Milestone Summary Schedule resulting from the lack of such permit and to an adjustment to the Contract Price and other modifications or amendments to the Agreement as may be agreed to by Owner and Contractor pursuant to Section 33.4 (but only to the extent the performance of the Work is actually delayed and Contractor’s costs to complete the Work are actually affected by such delay in the performance of the Work).

2.5           Access to Project Site.  Owner shall make the Project Site available to Contractor and assure reasonably unimpeded rights of access to the Project Site for performance of the Work.  Owner shall make the Common Facilities and the Shared Site Facilities available to Contractor to perform its Work in accordance with the Project Schedule, subject to Section 3.17.  For those facilities identified on Exhibit J and Part I, Reference 7-3 of the Scope Book, Owner shall make such facilities available to Contractor on or before the dates identified on such Exhibit J or Reference 7-3, as applicable.  Contractor shall coordinate and cooperate with Owner regarding entry onto the Project Site or any of the Shared Site Facilities or Common Facilities relating to Unit 4, or any part thereof, and with Alcoa until shutdown of Units 1-3, through Owner or Owner’s representative, regarding entry onto any part of the Shared Site Facilities and Common Facilities related to property owned and operated by Alcoa, and with Owner’s and Alcoa’s security procedures, if any, to the extent Owner has provided such procedures to

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Contractor.  Owner shall cooperate with and assist Contractor to obtain excavation or dig permits or other clearances or work permits from Alcoa or Owner’s Affiliate conducting the Unit 4 operations as required to complete the Work.  With respect to the Project Site, Owner shall obtain excavation or dig permits or other clearances encompassing the major areas of the Project Site, which shall identify all known undergrounds at the Project Site and Owner’s proposed plan for removal as required by the Project Schedule.

2.6           Project Site Preparation.  Owner shall prepare or shall cause the Project Site to be prepared in accordance with the applicable provisions of Part I, Section 7.3 and Reference 7-4 of the Scope Book.  In connection therewith, Owner shall complete certain Project Site preparation activities, including geotechnical work, drainage and backfill of the existing pond located on the Project Site and certain other activities described on Exhibit M attached hereto (the “Required Owner Activities”).  To the extent Owner has released Contractor to begin Work on the Project Site, Owner shall reasonably cooperate with Contractor to coordinate Owner’s completion of the Required Owner Activities with Contractor’s performance of the Work.  During any such time that Owner is completing the Required Owner Activities and Contractor has been released to begin Work on the Project Site, Owner shall use commercially reasonable efforts to provide Contractor as much access to the Project Site as reasonably possible and shall not unreasonably interfere with Contractor’s performance of the Work.

2.7           Owner Provided Facilities and Services.  Owner shall be responsible for constructing the interconnection facilities and for providing other Owner Provided Facilities and Services on or before the dates and as more fully described in Part I, Section 7.3 and Reference 7-3 of the Scope Book.  Notwithstanding anything herein to the contrary, Contractor’s sole remedy for the failure of Owner to provide or cause to be provided any of the Owner Provided Facilities and Services in accordance with the terms of this Agreement is the relief granted in Section 8.6.2.  Any such failure shall not be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.

2.8           Operating Consumables and Commodity Scheduling.  Owner shall schedule delivery of sufficient lignite coal, limestone, lime, and fuel oil, and other items as set forth in the relevant subsections of Part I, Section 7.3 of the Scope Book, as required to support Project start up and commissioning pursuant to the notification provided by Contractor pursuant to Section 3.22.

2.9           Scheduling and Delivery of Output.  Contractor shall provide notice to Owner in accordance with the scheduling and nomination procedures for delivery of electric energy to the interconnection facilities during testing of the Project, including any Minimum Stable Load demonstration, Reliability Test, Acceptance Test or Demonstration Test, which procedures are to be mutually developed by the Parties no later than sixty (60) Days prior to the date for such delivery set out in the Milestone Summary Schedule.  Contractor shall provide notice related to delivery of electric energy no later than 6 a.m. prevailing Central Time of the day prior to such delivery; provided that the timing of such notice to Owner may be modified from time to time to accommodate changes in ERCOT’s scheduling protocol.  Upon receipt of notice from Contractor in accordance with such scheduling and nomination procedures, Owner shall schedule delivery of electric energy from the Project to the interconnection facilities at the time (pursuant to

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ERCOT’s scheduling protocol) and in the amount as requested by Contractor and shall cooperate with Contractor to make any changes, adjustments or modifications to such schedule required to allow start-up and testing to proceed continuously without operational fluctuations that are materially detrimental to the achievement of the Performance Guarantees.

2.10           Subcontractor Communication.  Except as otherwise provided under this Agreement or agreed between the Parties, Owner shall direct all communications regarding the activities of Contractor’s agents, employees or Subcontractors to Contractor’s Project Manager.

2.11           Taxes.  Owner shall be responsible for the payment of: (a) any property taxes in connection with the Project; (b) its corporate income taxes with respect to Owner’s profits; (c) any stamp duties levied on Project documents; (d) all taxes related to employment of its personnel; (e) any and all taxes as set forth in Section 5.4.1; and (f) such other taxes relating to the Project which have not otherwise been allocated to Contractor hereunder.

2.12           Required and Operational Spare Parts.  Owner shall engage in the spare parts procurement program described in Part I, Section 3.3.2 of the Scope Book and otherwise procure, in its sole discretion, such recommended operational spare parts as indicated on the Spare Parts Schedule as Owner determines are appropriate or necessary; provided that if Owner does not engage in a spare parts procurement program and operational spare parts are not available during start up, Contractor shall be entitled to a Change In Work to reflect any delays in the performance of the Work resulting from Owner’s lack of a spare parts program.

2.13           Time and Manner of Owner’s Performance.  Owner shall perform its responsibilities described in this Agreement at no cost to Contractor and in accordance with the express provisions of this Agreement, provided that if no time is specified for performance of any of such Owner’s responsibilities, Owner shall perform the same within a reasonable time after Notice from Contractor to Owner.

3.           RESPONSIBILITIES OF CONTRACTOR

In order for Contractor to complete the Work, Contractor shall:

3.1           Turnkey Basis.  On a turnkey basis, perform, furnish, be responsible for, and pay the cost of, all of the Work.  Contractor acknowledges and agrees that this Agreement constitutes a fixed price obligation to engineer, design, procure, expedite, inventory, construct, test and start up a turnkey Project (including the training of the Operating Personnel), within the time and for the purpose designated herein.  References to the obligations of Contractor under this Agreement as being “turnkey” and performing the Work on a “turnkey basis” means that Contractor is obligated to supply all of the Equipment and Materials, labor and design services and to supply and perform all of the Work, in each case as may reasonably be required, necessary, incidental, or appropriate (whether or not specifically set forth in this Agreement) to complete the Work such that the Project satisfies the applicable terms, conditions and requirements set forth in this Agreement, all for the Contract Price.

3.2           Performance of Work.  Perform and complete all of the Work, and cause each Subcontractor to perform and complete each such Subcontractor’s respective work, in accordance with the terms of this Agreement and with Industry Standards, and in compliance

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with Applicable Laws, Permit Requirements and Applicable Permits; provided, notwithstanding anything to the contrary contained herein, that Contractor’s obligation with respect to Applicable Laws, Permit Requirements or Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees.

3.3           Design and Construction of Project.  Design, engineer and construct the Project so that it meets the requirements of the then current approved drawings and specifications, and is capable of operation, at the design levels specified in the Scope Book and in compliance with Industry Standards, Applicable Laws, Permit Requirements and Applicable Permits; provided, notwithstanding anything to the contrary contained herein, that Contractor’s obligation with respect to Applicable Laws, Permit Requirements or Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees.  Contractor shall provide all necessary engineering and design services necessary to set forth in detail the specifications, drawings and requirements for the procurement of Equipment and Materials and for the construction of the Project in a manner which satisfies the requirements of this Agreement.  Contractor shall preserve any permanent survey construction monuments and benchmarks located on the Project Site during its performance of the Work.

3.4           Project Manager.  Contractor shall designate a Project Manager, subject to Owner’s prior written approval, who shall have full responsibility for the prosecution of the Work and shall act as a single point of contact in all matters on behalf of Contractor.  The Project Manager shall be one of the Key Personnel for purposes of this Agreement.  Contractor’s initial Project Manager is designated on Exhibit H.

3.5          Utilities and Services.

3.5.1                Provision of Services.  Contractor shall install, connect, and maintain at its own expense during its performance under this Agreement all utilities, facilities, and services required for the performance of the Work.  All actions taken by Contractor concerning the utilities, facilities, and services used or provided hereunder shall follow all Applicable Laws and the standards of performance set forth in this Agreement.

3.5.2                Payment.  Contractor shall pay when due all construction utility usage charges and shall arrange with local authorities and utility companies having jurisdiction over the Project Site for the provision of utilities, other than or in excess of the utilities provided as part of the Owner Provided Facilities and Services.

3.5.3                Supply of Construction Facilities.  Contractor shall obtain and provide all supplies or services required for the performance of the Work but which do not form a permanent part of the completed Work, including all temporary structures and other facilities required for the proper and safe performance and completion of the Work or that Contractor must provide for the use of Contractor or other parties and that do not form part of the Work such as office trailers, boarding, fences, covered ways, temporary footways and stairs, protection for workers such as guardrails, fences, notices, temporary lights, water and other consumables, utilities and services, erection structures and equipment such as shoring, falsework, forming materials, scaffolding, temporary stairs, staging, and all sanitary, safety, and first aid and fire prevention facilities of a temporary nature, and obtain and pay for an adequate supply of fuel,

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water, power, and, except as provided in Part I, Section 7.3 of the Scope Book, all other necessary construction utility services (including fuel for construction equipment), all construction chemicals, lubricants, and construction consumables, and disposal of sewage, waste material, rubbish, and spoils generated by Contractor and its Subcontractors, in each case as necessary for Contractor’s performance of the Work.

3.5.4                Operating Consumables.  Contractor shall:  (a) provide all Operating Consumables necessary or appropriate for the construction, start up, testing, commissioning, operation or maintenance of the Project until Contractor achieves Substantial Completion, except for the Operating Consumables described in the relevant subsections of Part I, Section 7.3 of the Scope Book, which shall be provided by Owner; (b) at Substantial Completion provide an inventory of Operating Consumables provided by Contractor at full storage capacity; and (c) provide to Owner, at least one hundred eighty (180) days prior to the scheduled Substantial Completion Date, a detailed list of suppliers of all Operating Consumables provided by Contractor.

3.6           Inspection by Contractor.  Contractor shall perform all inspection, expediting, quality surveillance, and other like services required for performance of the Work, including inspecting all Equipment and Materials that comprise the Project or that are to be used in the performance of the Work.

3.7           Organization.  Contractor shall maintain staff that are fully dedicated to the furnishing and completion of the Work, and that have the technical and managerial expertise to control and execute the Work in accordance with the requirements of this Agreement, including key staff members for the management of the Work both on and off the Project Site who shall be completely supported by area and discipline superintendents and personnel as required.  Contractor shall maintain a qualified and competent organization at the Project Site with adequate capacity and numbers of construction and start up personnel, equipment, and facilities to execute the Work in a safe, efficient, environmentally sound, and professional manner at a rate of progress in accordance with the Project Schedules.

3.8           Contractor Acquired Permits.  Contractor shall obtain all Applicable Permits identified in Part I, Section 7.2.2 of the Scope Book as a permit to be acquired by Contractor, and in the event an Applicable Permit is not listed therein, Contractor shall also obtain such Applicable Permit if it qualifies as one of the following types of permits:  (a) building permits required for the construction of the Project; (b) labor or health standard permits and approvals reasonably related to construction of the Project; (c) business permits necessary for the conduct of the operations of Contractor and all Subcontractors in any location where such permits may be required (including all contractors’ licenses and related documents); (d) permits, approvals, consents or agreements from or with any Person necessary for the performance by Contractor of the Work or its warranty obligations hereunder, for the transportation or importation of Equipment and Materials or for the transportation or importation of equipment, tools, machinery and other items used by Contractor in performance of the Work; and (e) permits, visas, approvals and certifications necessary for Contractor’s employees to legally perform the Work in any location where performed (including documentation of citizenship or legal residency in the United States) (all of the foregoing, collectively, the “Contractor Acquired Permits”).  Without limiting the foregoing, Contractor Acquired Permits include permits for temporary construction

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utilities and temporary sanitary facilities, dump permits, road use permits, permits related to Contractor’s or any Subcontractor’s use, storage and disposal of Hazardous Materials brought on to or generated on the Project Site, the Common Facilities or the Shared Site Facilities, by Contractor, or any Subcontractor (except to the extent any permit for such hazardous materials purpose is identified as one being obtained by Owner on Part I, Reference 7-2 of the Scope Book), and permits issued pursuant to any building, mechanical, electrical, plumbing or similar codes, each as required by Applicable Law in order to permit Contractor to perform the Work.

3.9           Maintenance of Project Site.  Maintain the Project Site clear of debris, waste material, and rubbish.  Contractor shall dispose of such debris, waste material, and rubbish in accordance with Applicable Law.  At the completion of the Work and prior to Final Completion, Contractor shall remove from the Project Site, the Common Facilities and the Shared Site Facilities, all of its waste materials, tools, equipment, machinery and surplus materials that are not part of the Project.  If Owner reasonably believes additional materials, tools, equipment, machinery and surplus materials brought on to the Project Site, the Common Facilities or Shared Site Facilities by Contractor or any of its Subcontractors should be removed, Contractor shall remove same from the Project Site, the Common Facilities or Shared Site Facilities.

3.10           Hazardous Materials Disposal System.  Contractor shall prepare and maintain accurate and complete documentation of all Hazardous Materials used by Contractor or Contractor’s Subcontractors in connection with the Project, and of the disposal of any such materials, including transportation documentation and the identity of all Subcontractors or Vendors providing Hazardous Materials disposal services to Contractor or any Subcontractor.  Contractor shall provide Owner with copies of such documentation from time to time upon Owner’s request and shall provide Owner with a complete set of such documents within thirty (30) days after the Substantial Completion Date.

3.11           Project Site Security.  During the performance of any of the Work at the Project Site, Contractor shall provide all necessary and reasonably appropriate safeguards at the Project Site at which Contractor conducts the Work or any part thereof, for the protection of the Work, the Project, and all persons and other property related thereto, including lights and barriers, guard service, controlled access, and other measures reasonably required to prevent vandalism, theft, and danger to the Project and personnel.  Notwithstanding the foregoing, Contractor acknowledges that Owner and the other Persons operating at the Project Site have implemented their own security measures, and Contractor shall cooperate with and follow all such security measures to the extent Contractor has been provided copies of such security programs or measures.  Within thirty (30) days after the Full Notice to Proceed Date, Contractor shall provide a draft security assurance program to Owner for Owner’s review and approval.  Owner shall promptly review and provide any comments on such draft program to Contractor.  If Owner provides any comments with respect to such security assurance program to Contractor, Contractor shall incorporate changes into the security assurance program addressing such comments, and resubmit the security assurance program to Owner.  If Owner fails to comment within twenty (20) days after receipt of such draft, Owner shall be deemed to have accepted such security assurance program.  Contractor shall follow the approved security assurance program during the performance of the Work.

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3.12           Safety.  During the performance of the Work at the Project Site, Contractor shall be responsible for the safety of the Persons at the Project Site and for the safe performance of the Work.  Contractor shall give notices and comply with applicable laws, ordinances, rules, regulations and lawful orders of public authorities bearing on the safety of persons or property or their protection from damage, injury or loss.  Within thirty (30) days after the Full Notice to Proceed Date, Contractor shall provide a draft safety program specifically designed for the Project Site to Owner for Owner’s review and approval, describing the safety program to be used by Contractor and the Subcontractors in the performance of the Work.  Contractor’s safety program shall be designed to provide a safe and healthful environment at the Project Site during the performance of the Work at such location and shall, among other things, seek to achieve an incident free performance of the Work.  Such safety program shall include a drug and alcohol program (which shall include a drug testing policy) that at a minimum complies with all Applicable Laws.  Contractor shall participate in a safety committee with Owner, which shall jointly and promptly review and finalize such draft program.  The safety committee will continue to meet during the period in which the Work is on-going at the Project Site as the committee members mutually agree.  Contractor will cooperate with and participate in the safety committee in good faith.  Contractor shall designate a safety representative with the necessary qualifications and experience to supervise the implementation of and monitoring of all safety precautions and programs related to the Work.  The safety representative shall make routine inspection of the Project Site and shall hold safety meetings with Contractor’s personnel, Subcontractors and others, as Contractor reasonably deems appropriate.  Contractor shall be solely responsible for implementing and following the approved safety program at the Project Site and shall perform the Work, and shall cause the Subcontractors to implement, follow and perform the Work, in accordance with such approved program.  Contractor shall promptly provide Owner with:

(a)           written reports reflecting any incidents or accidents that occur on the Project Site;

(b)           such reports regarding the safety program as reasonably requested by the Owner;

(c)           written accident reports for O.S.H.A. lost time and recordable accidents that occur at the Project Site prepared in accordance with the safety program approved by Owner pursuant to this Section 3.12; and

(d)           copies of all written communications with Governmental Authorities and insurance companies (including any notices) with respect to accidents that occur at the Project Site, and thereafter provide such written reports relating thereto as Owner may reasonably request.

In the event that three (3) or more lost time accidents occur at the Project Site during performance of the Work, whether relating to Work performed by Contractor or any Subcontractor, Contractor shall, upon written request of Owner, and in cooperation with Owner, prepare and submit to Owner for review and comment a revised safety program intended to remedy the safety issues presented by such incidents or accidents.  If Owner, in its sole discretion, determines that Contractor is performing the Work in an un-safe manner or that the revised safety program does not adequately address the underlying cause of the lost time

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accidents that have occurred, Owner may require Contractor to immediately stop performance of the Work, and Owner and Contractor agree to meet within one (1) Business Day to establish criteria and timing for restarting the Work and in conjunction with such meeting revise the safety program.

3.13           Expediting.  Arrange for complete handling of all Equipment and Materials, and construction equipment, including inspection, expediting, quality assurance, shipping, loading, unloading, customs clearance, receiving, storage, and claims, all in accordance with the Milestone Summary Schedule.  All Equipment and Materials shall be shipped, stored and maintained in storage in strict accordance with the applicable manufacturer’s recommendations.

3.14           Applicable Laws and Permits.  Promptly provide all reasonable technical support and information, and other reasonably requested information in Contractor’s possession at no additional cost, to enable Owner to apply for, obtain and maintain Owner Acquired Permits; provided, however, that such support shall be limited in the aggregate to five hundred (500) hours.  Comply in all respects with all Applicable Laws and Applicable Permits relating to the Project, the Project Site, and the performance of the Work, and perform the Work so that, upon Substantial Completion, the Project shall meet, and will be capable of being operated in compliance with, all requirements of Applicable Laws and Applicable Permits and using methods and Equipment and Materials that satisfy Industry Standards; provided that Contractor’s obligation with respect to Applicable Laws or Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees.

3.15           Quality Assurance Programs.  Use effective quality assurance programs, acceptable to Owner and consistent with Part I, Reference 4-1 of the Scope Book in performing the Work.  Within thirty (30) days after the Full Notice to Proceed Date, Contractor shall provide a Notice to Owner, for Owner’s approval, describing such quality assurance programs to be used by Contractor in the performance of the Work.  Owner shall review, comment on, and approve or disapprove such program in writing within thirty (30) days after submission by Contractor.  If Owner conditions its approval on reasonable changes in the quality assurance program submitted by Contractor, Contractor shall effect such changes at no additional cost to Owner and resubmit such program to Owner within ten (10) days after Contractor receives Owner’s conditional approval.  Owner will have ten (10) days after such resubmission to review, comment on, and approve or disapprove such programs resubmitted by Contractor.  Such procedure shall continue with the same ten (10) day time periods until such programs are approved by Owner; provided, however, that if the Parties cannot reach agreement after the third submittal by Contractor, the Parties’ differences shall be resolved in accordance with the procedures provided in Article 32.  If Owner fails to respond within any of the applicable periods specified above, Owner shall be deemed to have approved the last such programs submitted by Contractor.  Contractor shall comply with the approved quality assurance program throughout the performance of the Work.  Contractor shall cause each Major Subcontractor to implement a Contractor-approved quality assurance program and comply with same throughout its performance of the Work.

3.16           Access.  Use only the entrance(s) to the Project Site specified by Owner for ingress and egress of all personnel, Equipment and Materials and vehicles.

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3.17           Project Site Activities.  Contractor acknowledges that operations at Units 1-4 are on-going and that Contractor will use commercially reasonable efforts to coordinate Contractor’s activities on or near the Project Site, the Shared Site Facilities and the Common Facilities with such on-going operations.  Contractor shall not allow its operations and activities on the Project Site, the Shared Site Facilities or the Common Facilities to unreasonably interfere with any of the operations of Units 1-4 or Alcoa’s smelter, or other activities of Alcoa or Owner’s Affiliate in connection with such operations; provided, however, that ordinary construction activities required for the Work shall not constitute unreasonable interference with such operations to the extent Contractor uses commercially reasonable efforts to avoid unreasonably interfering with such operations.  In addition, Contractor hereby acknowledges that Owner may be on the Project Site conducting the Required Owner Activities after Contractor has been released to begin Work on the Project Site.  Contractor shall reasonably cooperate with Owner to coordinate Contractor’s performance of the Work with Owner’s completion of the Required Owner Activities.  During the time that Owner is completing the Required Owner Activities, Contractor shall not unreasonably interfere with Owner’s completion of such activities on the Project Site.

3.18           Delivery of Documents; Owner Review.

3.18.1                Drawings and Specifications.  Without limiting the obligations contained in Section 11.3, Contractor shall submit all preliminary drawings and specifications with respect to the design, including the location of the Project on the Project Site, engineering, procurement, installation and construction of the Project to Owner, prior to the commencement of any fabrication, construction or installation with respect to the Project, pursuant to and in accordance with Part I, Section 2.9 of the Scope Book.  Upon acceptance or approval by Owner, as applicable, the drawings and specifications may not thereafter be amended or modified without the consent of Owner, other than minor modifications as permitted pursuant to Part I, Section 2.9 of the Scope Book.

3.18.2                Operational Documents.  Provide all operating data and preliminary, construction and final as-built drawings necessary to safely and efficiently start up, test, operate, shut down, and maintain the Project (including the O&M Manual Supporting Documents) as set forth in Part I, Section 2.1 of the Scope Book.  In order to facilitate observations and inspections, Contractor shall maintain at the Project Site in a safe place one working copy of all Project Schedules, drawings, specifications, addenda, executed Changes in Work, graphic or written instructions, interpretations and clarifications, and all other documents related to the Work, in good order and marked currently to record all changes made during construction, commissioning and start up, together with blueprints, general arrangements, manufacturing and shop drawings, product data and samples, and copies of all codes applicable to the Work.  Such documents shall be available to Owner and the Financing Entities, if any, for reference, copying and use.

3.19           Training of Operating Personnel.

3.19.1                Commencement of Training.  Commencing by the date set forth in the Project Schedule for the commencement of such activities, Contractor shall train the designated Operating Personnel in the requirements for the start up, shut-down, operation and maintenance of, and safety, general process understanding and emergency procedures for, the Project and all of its sub-systems all in accordance with the training program approved by Owner pursuant to

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Section 3.19.2.  Contractor shall also train or cause the applicable Subcontractor to train the Operating Personnel on all of the major items of the equipment installed at the Project.  In particular, without limiting the generality of the foregoing, the Subcontractor which provides the plant control system shall train the Operating Personnel on the operation and maintenance of such equipment.

3.19.2                Design and Review of Training Program.  Contractor shall design, and prepare a written narrative description of, the training program (in accordance with the provisions of Part I, Section 6.2 of the Scope Book) and the proposed written materials to be used in the training program and submit such description to Owner, for Owner’s approval, by no later than the date that is six (6) months prior to the scheduled Project energization date.  Owner shall review, comment on, and approve or disapprove such program in writing within thirty (30) days after such submission by Contractor.  If Owner conditions its approval on reasonable changes in the program submitted by Contractor, Contractor shall effect such changes at no additional cost to Owner and resubmit the program to Owner within ten (10) days after Contractor receives Owner’s conditional approval.  If Owner fails to respond within the thirty (30) day period specified above, Owner shall be deemed to have approved the program submitted by Contractor. Contractor shall train the Operating Personnel in accordance with the approved training program, and shall provide Owner with paper and electronic copies of the final versions of all materials used in the training program.

3.20           Spare Parts.

3.20.1                Spare Parts Schedule.  Contractor shall deliver to Owner a schedule (the “Spare Parts Schedule”) describing the spare parts that Contractor believes necessary for the successful start up, operation and maintenance of the Project, as well as a price list setting forth the unit cost for such parts.  The schedule shall, at a minimum, list the manufacturer’s part number or easily identifiable ordering number.  Contractor shall deliver the Spare Parts Schedule to Owner at least sixty (60) days before Owner would need to order such part so that it will be available at the Project Site before the scheduled Project energization date.  The Spare Parts Schedule shall be updated from time to time as additional spare parts are ordered by Contractor or Owner.

3.20.2                Start-up Spare Parts.  Contractor shall procure and have delivered to the Project Site in time to support the Project Schedule the spare parts customarily obtained by a prudent contractor in connection with the start up and testing of generation facilities of comparable size and nature as the Project.  Contractor shall also procure a spare boiler feed pump and boiler feed booster pump, complete with motors but shall have no obligation to purchase any other operational spare parts.

3.20.3                Spare Parts Procurement.  Contractor shall provide procurement support with respect to Owner’s procurement of all operational spare parts in accordance with Part I, Section 3.3 of the Scope Book.  Contractor shall be allowed to use all spare parts acquired by Contractor for Owner pursuant to Section 3.20.2 and acquired by Owner pursuant to Section 2.12 in its performance of the Work.  Contractor shall, at its own cost, promptly replace, recondition or procure for delivery any operational spare parts it uses prior to the Substantial Completion Date in accordance with Section 14.2(i) and shall, at its own cost, replace,

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recondition or procure for delivery to Owner any start-up or operational spare parts used by Contractor during any Acceptance Test, Reliability Test or Demonstration Test that occurs after the Substantial Completion Date.

3.21           Start Up Personnel.  Contractor shall provide or cause to be provided appropriate installation and start up representatives from Subcontractors of major equipment and control systems, all necessary supervising personnel, all equipment, tools, construction and temporary material and all other labor necessary for all of the Work to complete commissioning and start up.

3.22           Commodity Scheduling.  Within one hundred eighty (180) days prior to the scheduled first fire on lignite coal date for the Project, Contractor shall provide a Notice to Owner of the estimated amount of lignite coal, limestone, lime, fuel oil, ammonia, ash removal, and sand for bed inventory, required for the Project for the period beginning on the scheduled first fire on lignite coal date and ending on the Substantial Completion Date.

3.23           Financial Reporting.  Within thirty (30) days after the end of each calendar quarter and until Final Completion, Contractor shall deliver to Owner a copy of its unaudited quarterly account balances of cash and cash equivalents, total stockholders equity, revenue and net income prepared and reported in accordance with generally accepted accounting principles consistently applied and certified to their accuracy by an authorized officer. Upon Owner’s request, Contractor will make a representative available to provide, for review only, and discuss any quarterly and the most recent annual audited financial statement and Contractor’s financial status with Owner and any Financing Entity until Final Completion.  In addition, no later than June 30th of each year, Contractor shall provide Owner with a copy of Contractor’s annual “General Facts Statements,” summarizing Contractor’s balance of cash and cash equivalents, total stockholders equity and revenue for such previous calendar year, certified by Contractor’s external auditor, until Final Completion. Owner agrees to maintain the confidentiality of all financial reporting supplied or disclosed by Contractor in accordance with Article 24, and any Financing Entity will also agree in writing to maintain the confidentiality of all financial reporting supplied or disclosed by Contractor prior to any such disclosure.

4.           COVENANTS, WARRANTIES AND REPRESENTATIONS

4.1           Contractor.  Contractor represents, and warrants, and with respect to Sections 4.1.2.1, 4.1.8, 4.1.9, 4.1.11 and 4.1.12 covenants, to Owner that:

4.1.1                Organization, Standing and Qualification.  Contractor is a corporation, duly organized, validly existing, and in good standing  under the laws of the State of Nevada, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing under the laws of the State of Texas and in each other jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

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4.1.2                Professional Skills.

4.1.2.1                      Contractor has and will have all the required authority, ability, skills, experience and capacity necessary to perform and shall diligently perform the Work in a timely and professional manner, utilizing sound engineering principles, project management procedures, construction procedures and supervisory procedures, all in accordance with Industry Standards.

4.1.2.2                      Contractor has the experience and skills necessary to determine, and Contractor represents that Contractor can perform the Work for the Contract Price and in accordance with the Milestone Summary Schedule.

4.1.3                Due Authorization; Enforceability.  This Agreement has been duly authorized, executed, and delivered by or on behalf of Contractor and is, upon execution and delivery, the legal, valid, and binding obligation of Contractor, enforceable against Contractor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

4.1.4                No Conflict.  The execution, delivery and performance by Contractor of this Agreement will not conflict with or cause any default under: (a) its organizational documents; (b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Contractor is a Party or by which it or its properties may be bound or affected; or (c) any Applicable Laws; and will not subject the Project or any component part thereof or the Project Site or any portion thereof to any lien other than as contemplated or permitted by this Agreement.

4.1.5                Government Approvals.  The Contractor Acquired Permits either have been obtained by Contractor and are in full force and effect on the date hereof or will be obtained by Contractor and will be in full force and effect on or prior to the date on which they are required, under this Agreement and Applicable Law, to be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedules.  Other than with respect to the Contractor Acquired Permits, neither the execution nor delivery by Contractor of this Agreement requires the consent or approval of, or the giving of notice to or registration with, or the taking of any other action in respect of, any Governmental Authority.

4.1.6                No Suits, Proceedings.  There are no actions, suits, proceedings, patent or license infringements, or investigations pending or, to Contractor’s knowledge, threatened against it at law or in equity before any court (United States or otherwise) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Contractor or in any impairment of its ability to perform its obligations under this Agreement.  Contractor has no knowledge of any violation or default with respect to any order, writ, injunction, or decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

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4.1.7                Intellectual Property.  Contractor owns or has the right to use all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, and permits necessary to perform the Work without conflict with the rights of others.

4.1.8                Business Practices.  Contractor and its representatives have not made any payment or given anything of value, and Contractor will not, and Contractor will direct its employees, agents, and Subcontractors, and their employees or agents to not, make any payment or give anything of value, in either case to any government official (including any officer or employee of any Governmental Authority) to influence his, her, or its decision or to gain any other advantage for Owner or Contractor in connection with the Work to be performed hereunder.  Contractor has not, and will not, take any payment or accept anything of value (other than de minimus value), from any potential subcontractor, supplier or vendor that is being considered or that Contractor engages to perform any of the Work, and will require its Subcontractors to follow a similar policy.  None of Contractor, its Subcontractors, nor any of their employees or agents shall take any action that violates the United States Foreign Corrupt Practices Act or any similar Applicable Law.  Contractor shall immediately notify Owner of any violation of this covenant.

4.1.9                Owner Provided Information.  Contractor acknowledges that Owner does not make any representation or warranty with respect to the accuracy or completeness of any Owner Provided Information or any other documents or information (including oral statements) or opinions expressed by Owner.  Contractor further represents and warrants that, subject to Section 12.3, it is not relying on Owner for any information, data, inferences, conclusions, or other information with respect to Project Site Conditions, including the surface conditions of the Site and the surrounding areas.  Contractor shall promptly review copies of any Owner Provided Information delivered to Contractor following the date hereof and notify Owner within ten (10) days of receipt thereof, to the extent that such Owner Provided Information is inconsistent with (i) assumptions made by Contractor and agreed to by Owner or (ii) previously provided Owner Provided Information, and, subject to the following sentence, subsequently may submit a Change In Work to Owner pursuant to Section 16.3, which shall provide details as to how such Owner Provided Information actually and demonstrably impacts the Milestone Summary Schedule or Contractor’s costs to complete the Work, and identifying any other affected terms of the Agreement.  If Contractor does not notify Owner of any inconsistencies in Owner Provided Information provided to Contractor following the date hereof within such ten (10) period, the Owner Provided Information shall be deemed to be consistent with Contractor’s assumptions or previously provided Owner Provided Information, as applicable and Contractor shall not be entitled to submit a Change In Work form in relation thereto.

4.1.10                Legal Requirements.  Contractor has knowledge of all of the Applicable Laws that must be followed in performing the Work and Contractor’s warranty obligations herein.  Subject to Owner’s performance of its responsibilities contained in Part I, Section 7.3 and Reference 7-3 of the Scope Book in accordance with Applicable Laws and Applicable Permits, the Project can and shall be built in conformity with Applicable Laws and Applicable Permits.  The Work and Contractor’s warranty obligations herein will be performed in conformity with all Applicable Laws and Applicable Permits; provided, however, notwithstanding anything to the contrary contained herein, Contractor’s obligation with respect

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to Applicable Laws and Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees.

4.1.11                Financial Condition.  In the event Owner reasonably determines that Contractor’s financial condition, based on the financial reports provided to Owner pursuant to Section 3.23, has materially declined relative to its condition as of the date hereof, Owner shall notify Contractor of same and the respective Chief Financial Officers of each Party shall meet within ten (10) days of such notice to review Contractor’s financial condition and provide suggestions for the amount and type of Performance Assurance that Owner shall reasonably require to be delivered to Owner to secure Contractor’s obligations hereunder based on such decline in Contractor’s financial condition.  Owner shall shortly thereafter provide a Notice to Contractor, which shall indicate the amount of Performance Assurance reasonably required to be delivered to Owner based on such decline in Contractor’s financial condition, which shall not exceed Fifty Million Dollars ($50,000,000), and within fifteen (15) days thereof, Contractor shall cause to be delivered to Owner such required Performance Assurance.  Upon Final Completion, Owner's rights to give notice of material decline in Contractor's financial condition and to require provision of additional Performance Assurance under this Section 4.1.11 shall cease to apply.

4.1.12                Licenses.  All Persons who will perform any portion of the Work have and will have all business and professional certifications required by Applicable Law to perform the services under this Agreement.

4.2           Owner.  Owner represents, and warrants, and with respect to Sections 4.2.4, 4.2.6, 4.2.8, 4.2.9, and 4.2.10 covenants, to Contractor that:

4.2.1                Organization, Standing and Qualification.  Owner is a limited liability company, duly formed, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to execute, deliver and perform its obligations hereunder and to engage in the business Owner presently conducts and contemplates conducting, and is and will be duly licensed or qualified to do business and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

4.2.2                Due Authorization; Enforceability.  This Agreement has been duly authorized, executed, and delivered by or on behalf of Owner and is, upon execution and delivery, the legal, valid, and binding obligation of Owner, enforceable against Owner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general equitable principles.

4.2.3                No Conflict.  The execution, delivery and performance by Owner of this Agreement will not conflict with or cause any default under:  (a) its organizational documents; (b) any indenture, mortgage, chattel mortgage, deed of trust, lease, conditional sales contract, loan or credit arrangement or other agreement or instrument to which Owner is a Party or by which it or its properties may be bound or affected; or (c) any Applicable Laws.

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4.2.4                Governmental Approvals.  No authorization, approval, exemption, or consent by any Governmental Authority is required in connection with the execution, delivery, and performance of this Agreement by Owner.  Owner Acquired Permits either have been obtained and are in full force and effect on the date hereof or will be obtained and will be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedules.

4.2.5                No Suits, Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to Owner’s knowledge, threatened against it at law or in equity before any court (United States or otherwise) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Owner or in any impairment of its ability to perform its obligations under this Agreement.  Owner has no knowledge of any violation or default with respect to any order, writ, injunction, or any decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

4.2.6                Business Practices.  Owner and its representatives have not made any payment or given anything of value, and Owner will not, and Owner will direct its employees, agents, and their employees or agents to not, make any payment or give anything of value, in either case to any government official (including any officer or employee of any Governmental Authority) to influence his, her, or its decision or to gain any other advantage for Contractor or Owner in connection with the Work to be performed hereunder.  Neither Owner nor any of its employees or agents shall take any action that violates the United States Foreign Corrupt Practices Act or any similar Applicable Law.  Owner shall immediately notify Contractor of any violation of this covenant.

4.2.7                Access to Project Site.  Owner has the right to access the Project Site and to allow Contractor to access and use the Project Site for the performance of the Work.

4.2.8                Waivers from Adjacent Property Owners.

4.2.8.1                      TXU Generation.  Prior to Contractor commencing any of the Work on the Project Site, Owner shall obtain a release from TXU Generation in favor of Contractor in the form of Exhibit P attached hereto.

4.2.8.2                      Alcoa.  Owner shall use commercially reasonable efforts to cause any release from any indirect consequential, exemplary, or special damages, including loss of profits or loss of revenue, contained in any agreement between Owner and Alcoa relating to the Project to also run for the benefit of Contractor; provided, however, the foregoing undertaking by Owner shall not impose any obligation by Owner, nor shall Owner be required, to incur any actual costs or expenses, or otherwise result in any increased costs of any sort in any agreement between Owner and Alcoa, with respect to such undertaking.

4.2.9                Permit Status.  Owner agrees to promptly notify Contract of any material change in status or event relating to any modification, application, or amendment of any Owner Acquired Permits.

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4.2.10                Owner Provided Information.  Owner has provided, or will provide on or before the dates identified in Section 7.3 of the Scope Book, Contractor with copies of the Owner Provided Information as set forth in Part I, Section 7.3 of the Scope Book and Contractor acknowledges that all such documents or information have been or will be provided as an accommodation to Contractor and as a basis for Contractor to perform the Work.

5.           COST OF WORK

5.1           Contract Price.  As full compensation for the Work and all of Contractor’s obligations hereunder Owner shall pay to Contractor a fixed price amount of Seven Hundred Nineteen Million Seven Hundred Seventy-Six Thousand Dollars ($719,776,000) (the “Contract Price”), which is divided into separately stated contract prices for incorporated materials and for services and labor as will be set forth substantially in the form of Exhibit Q within thirty (30) days of the Full Notice to Proceed Date; provided that such amount is subject to adjustment as documented pursuant to a Change In Work Form with respect to the matters set forth on Exhibit B attached hereto (the “Provisional Items”) and Exhibit I attached hereto (the “Contingency Program”), and is exclusive of the sales and use taxes to be paid by Owner pursuant to Section 5.4.  The Contract Price shall be changed only as expressly set forth in this Agreement and shall be paid in accordance with Article 6.

5.2           Cancellation Cost Schedule and Payment Schedule.  Exhibit C sets forth (i) the payments to be made upon completion of the Work or portions thereof as set forth in such schedule, and (ii) the cancellation costs that will be incurred if this Agreement is terminated pursuant to Section 20.1; provided that taxes to be paid by Owner and any bonuses earned and payable pursuant to the terms of this Agreement that are not included in such cancellation costs shall remain obligations of Owner.

5.3           All Items of Work Included.  The Contract Price will include payment for:  (a) all costs of Equipment and Materials, temporary equipment, labor, transportation, engineering, design and other services relating to Contractor’s performance of its obligations under this Agreement and the Work (including any intellectual property rights licensed under this Agreement, expressly or by implication) provided by Contractor or its Subcontractors; (b) all United States federal, state, regional, and local taxes, goods and services taxes, sales taxes, use, ownership, value-added, or property taxes effective or enacted as of the date of execution of this Agreement or thereafter, each as imposed on Contractor’s or its Subcontractors’ equipment, tools, or supplies, and including any state and federal gasoline and fuel taxes; (c) fees and contributions on or measured by the net income, or assets of Contractor or its Subcontractors, all employees wages or other labor costs of Contractor or its Subcontractors, including, without limitation, all payroll or employment compensation tax, FICA, social security tax or similar taxes for Contractor's or its Subcontractor's employees; and (d) any duties, levies, imposts, fees, charges, and royalties (and including any of the foregoing related to the importation of any items into the United States) imposed on Contractor or its Subcontractors with respect to any Equipment and Materials, labor, or services provided under this Agreement.  The Contract Price shall not be increased with respect to any of the foregoing (unless such increase constitutes a Change In Law) or with respect to any withholdings that Owner may be required to make in respect of any of the foregoing items.  Notwithstanding the foregoing, Contractor shall not be liable for, and the Contract Price shall not include, any real estate taxes or ownership taxes on the

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Project Site, nor any corporate income taxes with respect to Owner’s profits, nor any taxes to be paid by Owner as provided in Section 5.4.1.

5.4           Texas Sales and Use Taxes.

5.4.1                      Separated Contract.  Owner and Contractor agree that for Texas sales and use tax purposes, this Agreement is a “separated contract” as such term is defined in 34 Texas Administrative Code § 3.291(a)(12).  Sales and use taxes on Equipment and Materials purchased by Owner from Contractor that constitute Permanent Plant items shall be paid by Owner and are in addition to the Contract Price.

5.4.2                      Texas Direct Payment Permit and Other Matters.  Owner will provide Contractor with a blanket Texas Direct Payment Exemption Certification covering each sale, lease or rental of a “taxable item” (as defined below) by Contractor to Owner in connection with the Work, which will negate Contractor’s obligation to collect Texas sales and use taxes from Owner with respect to such taxable items.  Contractor shall issue, and shall cause the applicable Subcontractors to issue, properly completed Texas Resale Certificates and/or other exemption certifications or other documentation, as appropriate, to all applicable Subcontractors, and shall take such other actions as are necessary or advisable, in order to claim, obtain and/or evidence that the sale of such taxable items is exempt or otherwise not taxable for Texas sales and use tax purposes.  Owner shall have no liability to Contractor under this Agreement or otherwise for any sales and use taxes paid, directly or indirectly, by Contractor or any Subcontractor with respect to such taxable items, including by reason of Contractor’s failure to comply, or to cause any Subcontractor to comply, with the immediately preceding sentence or otherwise to avail itself of the benefit of any exemption it may receive, including the resale exemption.  As used in this Section 5.4, the term “taxable item” has the meaning assigned to that term in Section 151.010 of the Texas Tax Code.

5.4.3                      Certain Reimbursements.  Contractor shall pay and be responsible for, and Owner shall reimburse Contractor (without duplication and which amount shall be in addition to the Contract Price) for, all sales and use taxes imposed on (i) Contractor’s services and overhead related to the design, construction, or operation of the Project, but not incorporated into the Project, (ii) all consumables used in connection with the Work which are not incorporated into the Project or for which title has not transferred to Owner, and (iii) other indirect expenses including any lease or rental of equipment or other property related to the Work.  Such reimbursable amounts shall be included in Contractor's monthly Invoices and shall be paid pursuant to Section 6.4.

5.4.4                      Statements and Other Information.  Each Contractor’s Invoice shall be accompanied by a separate statement for sales and use tax purposes which shall break down in detail the aggregate amount reflected on such Contractor’s Invoice by clearly and separately listing and identifying each item (including any service relating to the repair, remodeling, maintenance and/or restoration of tangible personal property and/or real property) and the amount of the charges related thereto.  Contractor shall also provide Owner with any additional information regarding each such Contractor’s Invoice and the accompanying statement, and sales and use tax matters relating thereto, requested by Owner.

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5.4.5                      Cooperation.  Owner and Contractor shall cooperate in good faith with each other, and shall use their commercially reasonably efforts, to minimize sales and use taxes and other taxes relating to this Agreement and the Work, including taking advantage of applicable exemptions and consulting and cooperating in good faith with each other in order to effectively handle and contest any audit, examination, investigation, or administrative, court or other proceeding.  In connection therewith, Contractor shall assign to Owner its rights to any refund of sales and/or use taxes which have been paid or reimbursed by Owner to Contractor in order to enable Owner to contest the determination of taxability and recover any overpayment of such taxes.  Contractor shall grant or cause to be granted to, and shall cause its Affiliates, and Subcontractors to grant to, Owner or Owner’s representatives access at all reasonable times during the course of the Work and for a period of six (6) years after the Final Completion Date to all of the information, books, and records relating to tax matters (including sales and use tax matters) pertaining to the Work within their possession or control (including, the right to take extracts therefrom and make copies thereof).  Contractor shall also furnish or cause to be furnished to Owner or Owner’s representatives the assistance and cooperation of personnel of Contractor, its Affiliates, and Subcontractors, as Owner may reasonably request in connection which such tax matters.

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5.5           Bonuses.

5.5.1                Schedule Bonus.  Contractor shall be entitled to a bonus if Substantial Completion is achieved prior to the Substantial Completion Guaranteed Date calculated as set forth in this Section 5.5.1 using the table set forth below. Notwithstanding anything to the contrary herein, the bonus paid to Contractor pursuant to this Section 5.5.1 shall in no event exceed *** Dollars ($***).  Subject to the foregoing sentence, for each day prior to the Substantial Completion Guaranteed Date that Substantial Completion is achieved, Contractor shall be entitled to receive an amount equal to the sum of the products of (A) the number of days in each period set forth in the following table, ending on the date on which Substantial Completion occurs, multiplied by (B) the dollars per day corresponding to such period.

Number of Days Prior to the Substantial Completion Guaranteed Date that Substantial Completion occurs:	Dollars ($) per Day
1 to 29	$***
30 to 75	$*** (for each Day during such 30 to 75 day period but not before)
76 to 136	$*** (for each day during such 76 to 136 day period but not before)
137 to 195	$*** (for each day during such 137 to 195 day period but not before)
195 and greater	$*** (for each day prior to the day which is the 195th day prior to the Substantial Completion Guaranteed Date that Substantial Completion occurs, but not before)

As an example only, if the Substantial Completion Date occurs 200 days prior to the Substantial Completion Guaranteed Date, such bonus would be equal to:

(29 days x $***) + (46 days x $***) + (60 days x $***) +
(59 days x $***) + (6 days x $***) = $***

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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The Parties agree that for purposes of this Section 5.5.1, Substantial Completion shall be deemed to have been achieved on the date of Contractor’s notice of Substantial Completion that was accepted by Owner pursuant to an Owner’s Certificate of Substantial Completion.  Notwithstanding anything to the contrary in the foregoing, in the event the Substantial Completion Guaranteed Date is adjusted to a later date from that set forth herein due to the occurrence of one or more events of Force Majeure or an Excusable Event caused by an event of Force Majeure affecting Owner, for the sole purpose of calculating the amount of bonus to be paid to Contractor pursuant to this Section 5.5.1, the number of days prior to the Substantial Completion Guaranteed Date on which Substantial Completion was achieved shall be reduced by one-half (½) of the number of days by which the Substantial Completion Guaranteed Date was so adjusted and the bonus that Contractor would otherwise receive calculated using such adjusted number of days.  Owner shall consult with the Project Representative and thereafter may agree, after such consultation, in Owner’s sole discretion, to pay the bonus rates described above based on the Substantial Completion Guaranteed Date using a number of days that is not adjusted as described in the preceding sentence for such events of Force Majeure or Excusable Events, as applicable.

5.5.2                Performance Bonus.  Provided that Contractor has met the Minimum Performance Criteria with respect to both the Net Capacity and Net Heat Rate, Contractor shall be entitled to a bonus (i) if the Project achieves Net Capacity in excess of the Net Capacity Guarantee in an amount equal to *** Dollars ($***) per kilowatt for each kilowatt by which the Project exceeds the Net Capacity Guarantee, and (ii) if the Project achieves a Net Heat Rate below the Net Heat Rate Guarantee in an amount equal to ***Dollars ($***) per Btu/kilowatt for each Btu/kilowatt by which the Project achieves a Net Heat Rate lower than the Net Heat Rate Guarantee.

5.5.3                Payment of Bonuses.  Owner shall pay any Schedule Bonus to Contractor monthly within thirty (30) Days of receipt of Contractor’s invoice delivered after the end of any calendar month during which such Schedule Bonus was earned.  Each such Notice shall specify the amount of such Schedule Bonus and shall include reasonable data and calculations on the basis of which such Schedule Bonus has been determined.  All Performance Bonuses will be paid with the Final Payment.  Subject to achievement of the Minimum Performance Criteria with respect to both the Net Capacity and Net Heat Rate Minimum Performance Criteria, better than guaranteed performance for one or more of the Performance Guarantees may be used as a credit at the applicable Performance Liquidated Damages rates provided in Article 15 to offset any Performance Liquidated Damages due hereunder; provided, however, any such better than guaranteed performance utilized in the foregoing manner shall not thereafter be included in the calculation of any Performance Bonus.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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6.           TERMS OF PAYMENT

Payments to Contractor shall be made as follows:

6.1           Monthly Payments.  Subject to the terms of this Agreement, Owner shall make progress payments to Contractor on a monthly basis in accordance with the Payment Schedule as set forth in Exhibit C.  Progress payments as set forth in the Payment Schedule for work properly invoiced and encompassed within the Project Progress Report submitted pursuant to Section 6.3 below shall be due and payable on the twenty-fifth (25th) day of each calendar month (or, if such day is not a Business Day, the next Business Day) (except as otherwise provided in Section 5.5.3).  In the event that Contractor fails to provide the Project Progress Report and pursuant to Section 6.3 and Contractor’s Invoice pursuant to Section 6.4 in any month by the fifth (5th) day of such month, Owner’s obligations to make the progress payment to Contractor for that month shall be extended on a day for day basis.

6.2           Progress Assessment.  Within five (5) Business Days of the issuance of each Project Progress Report, representatives of Contractor and Owner shall review the Work completed and assess the progress with respect to all of the Work completed during the previous month and in the aggregate.

6.3           Progress Reporting.  Following the date of this Agreement, Contractor shall prepare a true and correct Project Progress Report and submit it to Owner monthly within five (5) days after the end of the preceding month.  Contractor’s submission of a Project Progress Report shall include its representation that the Work described in the Milestone Summary Schedule through the date of the Project Progress Report has, unless otherwise stated by Contractor, been performed in accordance with this Agreement.  In addition, Contractor shall keep, and furnish to Owner at Owner’s request, such information as Owner may reasonably require to determine that the Work is progressing according to the Milestone Summary Schedule and the Project Schedule and for the purpose of confirming that Monthly Payments are due hereunder.  Contractor also shall keep daily logs at the Project Site and shall provide to Owner weekly reports of actual construction progress as compared with scheduled progress.

6.4           Contractor’s Invoices.  On or before the fifth (5th) day of each calendar month after the date of this Agreement, Contractor shall submit a Contractor’s Invoice in the form of Exhibit E to Owner for (i) the progress payment next due from Owner in accordance with the Payment Schedule, (ii) any amount due for Work for which payment was withheld from an earlier progress payment in accordance with Section 6.6, and (iii) any other amount due Contractor pursuant to this Agreement.  Contractor specifically agrees that it shall not request in any Contractor’s Invoice the payment of any sum attributable to Work (a) for which Contractor has already been paid or (b) for the portion of the Work which has been reasonably disputed by Owner or Contractor (except to the extent such deficiency which caused such dispute has been remedied).  Each Contractor’s Invoice shall identify (x) the related payment set forth on the Payment Schedule that is then due, (y) any other amounts then payable by Owner to Contractor under Article 16 (without limiting Owner’s right to dispute any amounts requested for payment), and (z) any disputed payment amounts resolved and then due, and shall be accompanied by a

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Conditional Waiver and Release Upon Progress Payment of Contractor for payments to be made pursuant to such Contractor’s Invoice.  In addition, with each Contractor’s Invoice Contractor shall submit to Owner a Conditional Waiver and Release Upon Progress Payment from each Major Subcontractor whose contract or contracts with Contractor or any of its Subcontractors require total payments by Contractor or such Subcontractor of Five Million Dollars ($5,000,000) or more (in the aggregate).  If any such Major Subcontractor has completed all Work that such Major Subcontractor is to perform, Contractor shall also submit a Conditional Waiver and Release Upon Final Payment from such Major Subcontractor.  Contractor understands and agrees that any Contractor’s Invoice that is inaccurate or incomplete or that lacks reasonable detail, specificity, or supporting documentation required by Section 6.3, this Section 6.4, and, with respect to a Contractor’s Invoice requesting the Final Payment, Section 6.8, shall not, to the extent of such deficiency, constitute a valid request for payment.

6.5           Owner Review.  Without limiting Owner’s rights of review under Article 11, Owner shall promptly notify Contractor concerning any invoiced amount or portion thereof that is in dispute and of the basis for such dispute as soon as practicable after Owner receives a Contractor’s Invoice and all accompanying documentation required by Section 6.4.

6.6           Payments.

6.6.1                Monthly Payments and Withholding.  Owner shall pay all amounts that are then payable and not in dispute as set forth in the then current Contractor’s Invoice (each, a “Monthly Payment”) as provided in Section 6.1; provided, however, that Owner may offset against such payment any amount then due from Contractor to Owner pursuant to any provision of this Agreement.  Such payment shall also be subject to withholdings by Owner on the following basis:

(a)           Owner determines that Contractor has not made satisfactory progress during the previous month in accordance with the Milestone Summary Schedule.  In such event Owner and Contractor shall reasonably estimate the shortfall in the value of Work completed from that which should have been completed in accordance with the Milestone Summary Schedule provided that, if the Parties are unable to agree, the determination of any shortfall shall be determined pursuant to Article 32;

(b)           Owner withholds monies otherwise due by way of a refund of any earlier overpayments; and

(c)           Contractor has failed to pay Owner any sums or damages which are due and payable (including, but not limited to, any undisputed Delay Liquidated Damages, Performance Liquidated Damages or Reliability Liquidated Damages) within the time stipulated, or, if none is provided, within a reasonable time not to exceed fifteen (15) days, Owner has made demand (in the form of a Notice) in respect of any such sums and Contractor has failed to make such payment within ten (10) days of such demand.

6.6.2                Payment of Withheld Amounts.  In the event of any withholding as provided above, Owner shall promptly deliver to Contractor, a Notice in accordance with Section 6.11.1 specifying the determination and valuation of any uncompleted Work or the

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details of its reasoning if Sections 6.6.1(b) or (c) apply.  Contractor may include amounts withheld pursuant to Section 6.6.1 on subsequent Contractor’s Invoices when and to the extent the uncompleted Work has been completed, the relevant overpayment of monies has been refunded to Owner by Contractor, the outstanding liquidated damages have been paid by Contractor to Owner, or the circumstances leading to such withholding no longer apply, as applicable.

6.6.3                Owner’s Right to Offset.  Without prejudice to Owner’s foregoing rights under this Section 6.6, Owner may set off against any payment due to Contractor any amounts due and owing from Contractor to Owner arising from Contractor’s failure to cure a Contractor Event of Default.

6.6.4                Payment; Performance of the Work; Payment of Subcontractors.  Payment by Owner hereunder shall not of itself constitute acceptance of Work or waiver of any Defect or deficiency therein.  Contractor shall continue to perform the Work, notwithstanding a withholding or set off by Owner or a dispute over amounts due.  Owner shall in no event have any obligation to pay any Subcontractor with respect to the Work completed by such Subcontractor on the Project.

6.6.5                TSA Payments.  Notwithstanding the foregoing provisions of this Section 6.6, within five (5) Business Days after the date hereof, Owner shall pay to Contractor (i) all outstanding undisputed amounts invoiced under the Technical Services Agreement dated January 25, 2006 (the “TSA”), as amended, between an Affiliate of Owner and Contractor; and (ii) the payment identified on the Payment Schedule related to the execution of this Agreement.

6.7           Retainage Security.

6.7.1                Retainage Security.  As security for the performance of Contractor’s obligations hereunder, in lieu of any retainage, and within five (5) Business Days after the Limited Notice to Proceed Date, Contractor shall deliver a letter of credit in an amount equal to $5,000,000, issued by a financial institution that has senior unsecured debt rated at least A by Standard & Poor’s or A2 by Moody’s (or an equivalent rating from such other equivalent rating agency as may be approved by Owner); and otherwise in form and substance reasonably acceptable to Owner (the “Retainage Security”).  The amount of Retainage Security shall be increased immediately prior to the expiration of each calendar quarter in an amount equal to the ten (10%) of the aggregate amount of the Contract Price to be paid by Owner to Contractor in accordance with the Payment Schedule as of the expiration of the following calendar quarter.  Such Retainage Security shall remain in full force and effect until released pursuant to Section 6.7.3.

6.7.2                Draws on Retainage Security.  Owner may draw on the Retainage Security from time to time in whole or in part on demand:

(a)           in accordance with Article 29;

(b)           if a Contractor Event of Default has occurred hereunder;

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(c)            in an amount necessary to compensate Owner for amounts not received due to Contractor’s failure to pay Owner any sums or damages that are validly due and payable within the time stipulated, or, if none is provided, within a reasonable time not to exceed thirty (30) days, pursuant to this Agreement (provided Owner has provided a Notice to Contractor that such amount is due and owing, and Contractor has failed to pay such amount within ten (10) days thereof) after receipt of such Notice including but not limited to any undisputed Performance Liquidated Damages, Reliability Liquidated Damages or Delay Liquidated Damages;

(d)           in full if the Retainage Security is due to expire within thirty (30) days, Final Completion has not occurred, and Contractor has not, if applicable, replaced or extended such Retainage Security; or

(e)           in accordance with Section 14.1.3.

Notwithstanding the foregoing, any drawdown under the Retainage Security shall also comply with the following requirements;

(x)           the amount requested in such drawdown, when added to the amount of all previous draws under the Retainage Security (and its replacement, if applicable), shall not exceed ten percent (10%) of the total of amounts actually paid (or withheld) by Owner to Contractor under the Agreement as of such date; provided that, notwithstanding the foregoing, if Contractor has failed to obtain the release of any lien filed against any of Owner’s property, the Project Site or Owner’s interest therein and Owner is entitled to draw on the Retainage Security pursuant to Article 29, Owner may draw the amount required to obtain the release of such lien, including amounts to reimburse Owner’s costs incurred in relation thereto, up to the full amount of the Retainage Security;

(y)           the amount being claimed in respect to any of the above circumstances does not exceed Owner’s good faith estimate of the amount that Owner is entitled to recover from Contractor under the Agreement; and

(z)           Owner shall not be permitted to drawdown on the Retainage Security after a termination of this Agreement by Contractor solely by reason of an Owner Event of Default (as determined pursuant to the procedures of Article 32); except to discharge any Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien pursuant to Section 6.7.3.

Nothing in this Section 6.7.2 shall prohibit Owner from drawing on the Retainage Security for any amount for which Contractor has provided its prior written consent.

6.7.3                Release of Retainage Security.  By no later than the date which is eighty (80) days after the Substantial Completion Date, the amount of the Retainage Security shall be reduced to an amount not to exceed five percent (5%) of the Contract Price (as the same may be adjusted pursuant to the terms hereof).  By no later than the date which is the later to occur of (a) the date which is eighty (80) days after Final Payment; and (b) ten (10) days after the later to occur of (i) the date when Owner and Contractor have settled upon the final Performance Liquidated Damages and the final Reliability Liquidated Damages, if any, that Contractor is obligated to pay to Owner hereunder; and (ii) the date that Contractor actually pays all such

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Performance Liquidated Damages and Reliability Liquidated Damages to Owner; Owner shall release all of the Retainage Security; provided that Contractor and each Major Subcontractor shall have delivered Unconditional Waivers and Releases Upon Final Payment to Owner prior to such release of the Retainage Security or Contractor shall have provided security in lieu thereof in accordance with Section 14.4(l).  In the event this Agreement is terminated prior to completion of the Work, for any reason other than a Contractor Event of Default, all of the Retainage Security shall be released to Contractor upon the later to occur of (x) eighty (80) days after the date of such termination, and (ii) ten (10) days after all disputes between Owner and Contractor have been resolved and all amounts, if any, due from Contractor have been paid; provided that Contractor and each Major Subcontractor shall have delivered Unconditional Waivers and Releases Upon Final Payment to Owner prior to such release of the Retainage Security, or Contractor shall have provided security in lieu thereof in accordance with Section 14.4(l).  Notwithstanding the preceding sentence, in the event this Agreement is terminated prior to completion of the Work by Contractor as a result of an Owner Event of Default in accordance with the terms hereof, the Retainage Security shall be promptly returned to Contractor; provided, however, all or some portion of the Retainage Security in an amount equal to the aggregate amount represented by the Conditional Waivers and Releases Upon Progress Payment provided by Contractor in conjunction with the most recent invoice prior to such Owner Event of Default shall be placed into a lockbox account with a recognized national savings association pursuant to a lockbox agreement reasonably acceptable to Owner and Contractor, which shall provide, in pertinent part, that the Retainage Security shall be released (a) to Owner, if Contractor does not promptly, and in any event within ten (10) days after receipt of Notice of a Contractor Lien relating to Work performed by any Subcontractor for which Contractor has been paid, satisfy such Contractor Lien, or contest such Contractor Lien in accordance with the provisions of the last sentence of Article 29, or (b) to Contractor upon eighty (80) days after the date of such termination.

6.7.4                Interest on Excess Drawings.  In the event Owner has drawn under the Retainage Security, the Performance Assurance, or the security as provided in Section 14.4(m), and it is subsequently determined that such drawdown was in excess of Owner’s rights hereunder, Owner shall return such excess amount to Contractor within ten (10) Business Days of such final determination with interest at the Contract Interest Rate from such drawdown until return of such excess amount.

6.8           Final Payment.  Upon the delivery of Owner’s Certificate of Final Completion, Contractor shall submit a final Contractor’s Invoice (the “Final Contractor’s Invoice”) which shall set forth all amounts due to Contractor that remain unpaid (including amounts relating to the items on the Punchlist).  Upon approval thereof by Owner, Owner shall pay to Contractor the amount due under such Final Contractor’s Invoice (“Final Payment”).  Owner shall make Final Payment to Contractor within thirty (30) days after receipt of both the Final Contractor’s Invoice and Contractor’s delivery of the following items to Owner:

(a)           with respect to each Major Subcontractor, a Conditional Waiver and Release Upon Final Payment or an Unconditional Waiver and Release Upon Final Payment to the extent such Subcontractor has received final payment; and

(b)           with respect to Contractor,

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(i)           a Conditional Waiver and Release Upon Final Payment; and

(ii)           an Unconditional Waiver and Release Upon Final Payment no later than five (5) Business Days after Contractor’s receipt of Final Payment.

6.9           Method of Payment.  All payments to be made to Contractor under this Agreement shall be paid in Dollars and shall be wire transferred in immediately available funds on the date due or, if such date is not a Business Day, on the immediately succeeding Business Day to such account as may be designated by Contractor from time to time by Notice to Owner in accordance with Article 30.

6.10           Disputes.  Failure by Owner to pay any amount reasonably in dispute that is identified in accordance with Section 6.5 until resolution of such dispute in accordance with this Agreement shall not alleviate, diminish, modify nor excuse the performance of, Contractor’s obligations to perform hereunder in any respect, including Contractor’s obligation to meet the Project Guaranteed Dates.  Contractor’s acceptance of any payment shall not be deemed to constitute a waiver of amounts that are then in dispute.  Contractor and Owner shall use their reasonable efforts to resolve all disputed amounts reasonably expeditiously and in accordance with the provisions of Article 32.  No payment made hereunder shall be construed to be acceptance or approval of that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder.

6.11           Holdbacks.

6.11.1                Owner Holdbacks.  Notwithstanding anything to the contrary herein, in addition to the Retainage Security, upon the occurrence and continuance of any of the following events, Owner, upon Notice to Contractor in accordance with Section 6.11.2, may withhold or retain such portion (including all) of any payment due to Contractor under this Agreement as Owner deems appropriate in Owner’s reasonable discretion to ensure the performance of the Work or to protect fully the rights of Owner hereunder (provided that amounts drawn down on Retainage Security or heldback pursuant to this Section 6.11 for any one event or occurrence may not exceed the total amount of the obligation):

(a)           in accordance with Section 6.6.1;

(b)           in accordance with Article 29;

(c)           in accordance with Section 14.1.3;

(d)           Contractor’s  failure to comply with the requirements of Article 21, including failure to provide evidence of insurance in conformance with the requirements of this Agreement;

(e)           Owner has paid or is required to pay any amount pursuant to an official notice from a state employment agency, or employee benefit trust fund, for which Owner is or may reasonably be liable for Contractor or any Subcontractor employee, in accordance with Applicable Law; or

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(f)           As one or more of the following shall occur:

(i)           A Contractor Event of Default shall have occurred hereunder;

(ii)           Contractor’s failure to increase the Retainage Security pursuant to Section 6.7.1;

(iii)           Contractor shall have failed to deliver any Contractor Deliverable in accordance with the requirements of the Contractor Submittals Table to Owner on or before the date required, or any such Contractor Deliverable shall not have been prepared by Contractor in accordance with the requirements of this Agreement;

(iv)           Owner shall have determined that any portion of the Work (but not including Work that Contractor is in the process of completing or is undertaking reperformance, repair or replacement with respect thereto) for which payment has already been made pursuant to a previous Contractor’s Invoice shall contain one or more Defects; provided that the amount so withheld shall not exceed the amount reasonably expected to correct such Defect; or

(v)           a third-party claim has been filed for which Contractor is obligated to indemnify Owner pursuant to any of the provisions of Section 23.1 and Contractor has failed to provide the indemnification for such claim in accordance with Section 23.4.

6.11.2                Notice of Withholding; Notice of Correction.  If, pursuant to Section 6.11.2, Owner intends to withhold any amount from a payment to be made to Contractor, Owner shall, on or before the date that the applicable payment is due to Contractor hereunder, provide a Notice of Withholding to Contractor of any amount that will be so withheld.  Such Notice of Withholding delivered pursuant to this Section 6.11.2 shall identify the amount that will be withheld from Contractor, give a reasonably detailed explanation of the reason Owner will withhold such amount, and shall be signed by an authorized agent of Owner.  If Contractor receives a Notice of Withholding from Owner pursuant to this Section 6.11.2, Contractor may provide a Notice of Correction to Owner of a condition described in such Notice of Withholding delivered pursuant to this Section 6.11.2.  Such Notice of Correction shall be sufficient to identify the scope and manner of the Corrective Actions to be taken and the condition, and shall be signed by an authorized representative of Contractor.

6.11.3                Payment Following Notice of Correction.  If Owner receives a Notice of Correction describing the actions taken to correct any condition described in a Notice of Withholding delivered pursuant to Section 6.11.2, Owner shall pay the amount withheld by Owner for that condition on the date the next payment is due Contractor hereunder, or object to the scope and manner of the correction of the condition, on or before the date the next payment is due to Contractor, in a written statement that sets forth the reason for the objection and otherwise complies with the provisions of Section 6.11.2.  If Owner objects to the scope and manner of the Corrective Actions to be taken with respect to a condition, Owner shall pay to Contractor, along with payment made pursuant to Contractor’s next payment request, the amount withheld for the correction of conditions to which Owner no longer objects.

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6.11.4                Limitation on Contractor’s Rights.  Notwithstanding the provisions of Sections 19.5 and 32.3, Contractor shall not have any rights of termination or suspension under Section 19.5 as a result of Owner’s good faith exercise or attempted exercise of its rights under this Section 6.11.

6.12           Application of Monies.  Contractor shall use the sums paid to it pursuant to this Article 6 for the purpose of performing the Work and designing, furnishing, equipping, testing and commissioning the Project in accordance with the Scope Book and this Agreement, including payment of the Subcontractors.  No provision hereof shall be construed, however, to require Owner or any Financing Entity to see to the proper disposition or application of the monies so paid to Contractor.

6.13           Release of Liability.  Acceptance by Contractor of the Final Payment shall constitute a release by Contractor of Owner, their respective Affiliates, the Financing Entities, if any, and every officer and agent thereof from all liens (whether statutory or otherwise and including mechanics’ or suppliers’ liens), claims and liability hereunder with respect to any Work performed or furnished in connection with this Agreement, or for any act or omission of Owner or of any person relating to or affecting this Agreement, except claims for which Contractor has delivered a Notice of dispute to Owner.  Nothing herein shall constitute a release by Contractor of claims or liability of which Contractor does not have actual knowledge as of the date of submittal of the Final Contractor’s Invoice.  For purposes of this Section 6.13 only, Contractor shall be deemed to have actual knowledge of any claim or liability if Contractor would have discovered such claim or liability after conducting a reasonable investigation prior to submittal of the Final Contractor’s Invoice.

6.14           Contract Interest Rate.  Overdue payment obligations of the Owner and the Contractor hereunder (regardless of whether such payment obligation is imposed by the terms of this Agreement or pursuant to Applicable Law, or otherwise) shall bear interest at the Contract Interest Rate as of the date due from the date due until the date paid.

7.           COMMENCEMENT AND SCHEDULING OF THE WORK

7.1           Notices to Proceed.

7.1.1                Limited Notice to Proceed.  On the Limited Notice to Proceed Date, Contractor shall commence preparing the drawings and specifications described in Section 3.18.1, in accordance with the Project Schedules, and shall thereafter diligently pursue such portions of the Work, assigning to it a priority as necessary for the Project to achieve Substantial Completion and Final Completion on or before the respective Project Guaranteed Dates.  Notwithstanding the issuance of a Limited Notice to Proceed, in no event shall Contractor proceed with procurement of any Equipment or Materials without Owner’s prior written approval.  The scope of the Work to be completed pursuant to the Limited Notice to Proceed may be altered or expanded from time to time pursuant to one or more further Limited Notices to Proceed until Owner issues a Full Notice to Proceed.

7.1.2                Full Notice to Proceed.  On the Full Notice to Proceed Date, Contractor shall commence with the performance of the remainder of the Work in accordance with the

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Milestone Summary Schedule and shall thereafter diligently pursue the Work assigning to it a priority as necessary for the Project to achieve Substantial Completion on or before the Substantial Completion Guaranteed Date, and Final Completion on or before the Final Completion Guaranteed Date.  In the event Owner releases Contractor to commence Work on the Project Site prior to completing the Required Owner Activities pursuant to Section 2.6, Contractor shall use commercially reasonable efforts to commence certain on-Project Site portions of the Work, including, but not limited to, constructing a fence around the parameter of the Project Site, establishing access roads over the Project Site necessary for construction of the Project, establishing lay-down areas with respect to prosecution of the Work, or other activities described on the Project Schedule, so as not to cause a delay in the Milestone Summary Schedule, to the extent reasonably possible.

7.2           Contractor’s Acknowledgment.  Contractor expressly agrees that the period of time specified to complete all Work and the timely achievement of the Project Guaranteed Dates includes allowance for coordination with Owner, the existing operations at Units 1-4 (but with respect to Units 1-2 only until April 25, 2007 and with respect to Unit 3 only until August 25, 2007), Owner’s Engineer and for all hindrances and delays incident to the Work (other than an Excusable Event or an event of Force Majeure).  No claim shall be made by Contractor for hindrances or delays for any cause during the progress of the Work, except as provided under Articles 8 and 16.

7.3           Prosecution of Work.  Subject to the terms and conditions of this Agreement, Contractor shall prosecute the Work in accordance with the Project Schedules to cause Substantial Completion and Final Completion to occur.

7.4           Project Schedule.

7.4.1                Project Schedule.  Within forty-five (45) days after the Limited Notice to Proceed Date, Contractor shall provide Owner with a digital and hard copy of the first one hundred eighty (180) days of the Project Schedule together with the Owner’s interfaces with Contractor.  Within ninety (90) days after the Full Notice to Proceed Date, Contractor shall provide Owner with a digital and hard copy of the Project Schedule that satisfies the requirements set forth in Part I, Section 5.2.2 of the Scope Book and is consistent with the Milestone Summary Schedule.  Until Substantial Completion, Contractor shall update the Milestone Summary Schedule to reflect the current status of the Work.  Following Substantial Completion, Contractor shall update the Milestone Summary Schedule in accordance with the Remedial Plan, if any, or otherwise periodically but not less than quarterly.  At a minimum, the updates shall be performed and provided to Owner (in digital and hard-copy form) on a monthly basis as part of the Project Progress Report.  Contractor shall also update the Project Schedule at least every three months.  Contractor shall promptly advise Owner of any proposed Milestone Summary Schedule changes of more than fifteen (15) days and the reasons therefor.  Contractor shall employ a project management system capable of providing schedule monitoring and analysis which shall include a comparison of the Milestone Summary Schedule with the actual progress for each time period with all variances noted.  Schedule analysis shall include a determination of the impact of such variance, if material, on the Milestone Summary Schedule and any action necessary to correct the variance.  Utilizing the critical path method, Contractor shall continually evaluate factors that are delaying or that could delay completion of the

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Substantial Completion Guaranteed Date, and Contractor shall take remedial actions reasonably within its control to eliminate or minimize its schedule delays including over-time for the employees of Contractor and Subcontractors and the assignment of additional personnel or other resources.

7.4.2                Milestone Summary Schedule.  Attached hereto as Exhibit G is the Milestone Summary Schedule which lists the Critical Path Items, including the Project Guaranteed Dates, and the applicable dates of completion for each such Critical Path Item.  The Project Guaranteed Dates shall not be amended, adjusted or revised without Owner’s prior written approval pursuant to a Change In Work Form.

7.5           Acceleration Plan.  If the most recent version of the Milestone Summary Schedule shows Substantial Completion occurring thirty (30) or more days after the Substantial Completion Guaranteed Date, or Contractor fails to complete any of the Critical Path Items set forth in the Milestone Summary Schedule such that Substantial Completion is scheduled to occur thirty (30) days or more after the Substantial Completion Guaranteed Date, Contractor shall, within ten (10) days after Contractor becomes aware of such delay, submit for approval by Owner, a written plan (the “Acceleration Plan”) describing the actions (including acceleration of the Work, for example, by using additional shifts, overtime, additional crews or resequencing of the Work, as applicable) Contractor will take so that Substantial Completion of the Project will reasonably likely occur by the Substantial Completion Guaranteed Date.  Owner shall determine whether to approve or disapprove such proposed Acceleration Plan in good faith.  If Owner disapproves all or any portion of the Acceleration Plan, Owner shall approve those portions of the Acceleration Plan that are acceptable and provide comments to those portions of the Acceleration Plan that have been disapproved.  Contractor shall revise the Acceleration Plan to address such comments as shall have been provided by Owner, if any, and resubmit the revised Acceleration Plan for Owner’s further comments within two (2) Business Days after Contractor’s receipt of comments from Owner; provided, however, that in the event Contractor provides Notice to Owner within such (2) Business Day period that Contractor is attempting in good faith to incorporate such comments provided by Owner but requires additional time to resubmit the revised Acceleration Plan to Owner, Contractor shall have an additional five (5) Business Days to resubmit such revised Acceleration Plan to Owner.  Upon approval by Owner, Contractor shall promptly proceed with completing the Work in the manner specified by the Acceleration Plan and with any additional work as may be required under the Acceleration Plan.  Subject to Section 19.1(j), if Contractor, other than due to an Excusable Event or an event of Force Majeure, continues to fall behind the schedule set forth in an approved Acceleration Plan, then, upon Notice from Owner, Contractor shall update or modify such approved Acceleration Plan so as to remedy the failure to meet such schedule (and such update or modification shall be re-submitted for Owner’s approval pursuant to the provisions of this Section 7.5).  Upon approval by Owner of any such update or modification, Contractor shall promptly proceed with completing the Work in the manner specified by such updated or modified Acceleration Plan.  Contractor shall be responsible for all costs and expenses of implementing the Acceleration Plan without any increase to the Contract Price.  Review and approval of the Acceleration Plan by Owner shall not be deemed in any way to relieve Contractor of its obligations under this Agreement relating to the failure to achieve Substantial Completion or Final Completion by the applicable Project Guaranteed Dates and shall not be a basis for an increase in the Contract Price.

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7.6           Meetings.  Contractor shall schedule and conduct monthly meetings with Owner in accordance with the requirements of Exhibit A at the Project Site, or such other location as the Parties may agree, for the purpose of reviewing the progress of the Work and adherence to the Milestone Summary Schedule and the Project Schedule.  The frequency of such meetings shall be established and modified, from time to time, by mutual agreement of the Parties; provided, however, such meetings shall occur no less frequently than monthly; provided, further, if the Milestone Summary Schedule indicates that Substantial Completion is scheduled to occur thirty (30) days or more after the Substantial Completion Guaranteed Date, Owner shall be entitled to require that meetings occur as frequently as weekly.  If Owner so requests, Contractor shall cause a representative of any Subcontractor to attend such meeting.  After commencement of the Work at the Project Site, Owner, Contractor, and any Major Subcontractor then performing Work on the Project Site shall each designate a representative to attend weekly meetings to review and discuss the progress of the Work.  Contractor’s representative at such weekly meeting shall provide a rolling three-week look ahead schedule outlining the Work to be performed at the Project Site during the three calendar weeks following such meeting.

7.7           Acceleration of Work When Not Delayed.  Owner shall also have the right to direct that the Work be accelerated by means of overtime, additional crews or additional shifts or resequencing of the Work notwithstanding that the Work is progressing without delay in accordance with the established Project Schedule except to the extent that Contractor, acting reasonably, determines and notifies Owner in writing that such acceleration would present safety concerns or has already been accelerated and further acceleration is not reasonably practicable.  Absent agreement on a fixed price, the Contract Price shall be adjusted in accordance with the terms of Sections 16.4 through 16.9.  In the event of any acceleration requested pursuant to this Section 7.7, Contractor shall promptly provide a plan for such acceleration, including Contractor’s recommendations for the most effective and economical acceleration.  The Critical Path Items and the Project Completion Dates shall be adjusted as agreed upon by Contractor and Owner pursuant to an Owner initiated Change In Work Form.  Any acceleration of the Work when the Work is not delayed and such acceleration is not specifically requested by Owner in writing shall be at Contractor’s sole cost and expense.

7.8           Termination if Limited Notice to Proceed Cap is Exceeded.  Either Party may elect to terminate this Agreement, by providing five (5) Business Days Notice to the other Party, if the portion of the Contract Price for the Work performed up to the effective date of termination plus the amount of cancellation charges anticipated to be incurred with respect to Equipment and Materials ordered to date exceeds $50,000,000 in the aggregate, or a greater amount as mutually agreed by Owner and Contractor pursuant to any Limited Notice to Proceed.  Upon such election to terminate by Owner, Owner shall have the right at its sole option to assume and become liable for any written obligations and commitments that Contractor may have undertaken in accordance with Section 20.4.  Following such termination, Owner shall pay Contractor pursuant to Section 20.1 for Work performed, provided that such amounts may be modified by Owner's assumption of the liabilities referenced in the previous sentence.

8.           FORCE MAJEURE AND EXCUSABLE EVENTS

8.1           Force Majeure.  No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Agreement shall give rise to any claim by either Party against

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any other Party hereto, or be deemed to be a breach or default of this Agreement if such failure or omission shall be caused by or arise out of an event of Force Majeure.  No obligations of either Party that matured before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence.  Notwithstanding anything to the contrary in the foregoing, the obligation to pay money in a timely manner shall not be subject to the Force Majeure provisions.

8.2           Notice.  If either Party’s ability to perform its obligations under this Agreement is affected by an event of Force Majeure or an Excusable Event, such Party shall, within two (2) Business Days with respect to an event of Force Majeure or five (5) Business Days with respect to an Excusable Event, after such Party becomes aware of the impact or it would be commercially reasonable to expect that such party should have became aware of impact of such event of Force Majeure or Excusable Event (without imposing any duty to investigate upon such party), give Notice to the other Party (a “Delay Notice”) of the occurrence of such event.  Within five (5) days after delivery of such Notice, the Party claiming an event of Force Majeure or an Excusable Event shall provide reasonable evidence to the other Party of the nature of the event, its anticipated duration and effect upon the performance of such Party’s obligations, and any action being taken to avoid or minimize its effect.  The Party claiming an event of Force Majeure or an Excusable Event shall have a continuing obligation to deliver to the other Party additional documentation and analysis supporting its claim regarding an event of Force Majeure or an Excusable Event promptly after such information is available to the Party claiming such event of Force Majeure or an Excusable Event.  The burden of proof shall be on the Party claiming to be affected pursuant to this Section 8.2.  Within two (2) days after an event of Force Majeure or an Excusable Event has ended, the Party that was affected by such event of Force Majeure or an Excusable Event shall give Notice to the other Party of: (i) the length of time such event of Force Majeure or an Excusable Event was in effect and such Party was affected by the impact of such event; and (ii) the effect, if any, such Party claims such event of Force Majeure or an Excusable Event had on the applicable Project Guaranteed Dates or the Contract Price as provided in Sections 8.6.1 and 8.6.2.  If Contractor fails to provide Notice of an event of Force Majeure within the time specified in this Section 8.2, Contractor’s entitlement to adjustments to the Project Guaranteed Dates or the Contract Price pursuant to a Change In Work pursuant to Sections 8.6.1 and 8.6.2 shall be reduced to the extent Owner has suffered any material adverse impact as a result of Contractor’s delay in providing such Notice.  Notwithstanding the forgoing, Contractor shall have no obligation to provide Notice of an event of Force Majeure to any Governmental Authority or Alcoa.

8.3           Scope of Suspension; Duty to Mitigate.  The suspension of or impact on performance due to an event of Force Majeure or an Excusable Event shall be of no greater scope and no longer duration than is required by such event.  The excused Party shall use its reasonable efforts:

(a)           to mitigate the duration of, and costs arising from, any suspension or delay in, or other impact to the performance of its obligations under this Agreement;

(b)           to continue to perform its obligations hereunder; and

(c)           to remedy its inability to perform, as applicable.

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In addition, the Party not claiming an event of Force Majeure may identify and recommend measures designed to mitigate the duration of, and costs arising from, any suspension or delay in, or other impact to the performance of the affected Party hereunder and such affected Party shall adopt such measures to the extent the same are reasonable and lawful.  When the affected Party is able to resume performance of its obligation under this Agreement, such affected Party shall give the other Party Notice to that effect.

8.4           Removal of Force Majeure.  If, within a reasonable time after the occurrence of an event of Force Majeure that has caused Contractor to suspend or delay performance of the Work, Owner has identified and recommended to Contractor commercially reasonable action to be undertaken, and Contractor has failed within ten (10) days after receipt of Notice from Owner thereof to take such action as Contractor could lawfully and reasonably initiate to remove or relieve either the event which caused such an event of Force Majeure or its direct or indirect effects, Owner may, in its sole discretion and after Notice to Contractor, initiate such reasonable measures as will be designed to remove or relieve such an event of Force Majeure or its direct or indirect effects and thereafter require Contractor to resume full or partial performance of the Work.  Owner may off-set the reasonable costs it incurs in taking such measures against any payments owed to Contractor hereunder.

8.5           Responsibility of Contractor.  Subject to the limitations on liability contained in this Agreement, damages or injuries to persons or properties resulting from an event of Force Majeure during the performance of the obligations provided for in this Agreement shall not relieve Contractor of any responsibility it may have pursuant to the terms of this Agreement to bear the cost of the damage or injuries caused by Contractor’s negligence or misconduct.

8.6           Contractor’s Remedies.

8.6.1                Force Majeure.  As Contractor’s only remedy for the occurrence of an event of Force Majeure, subject to Section 8.7, and provided that Contractor has complied with the provisions of Sections 8.2, 8.3 and 8.4, if an event of Force Majeure occurs: (i) the Project Guaranteed Dates shall be extended and the Milestone Summary Schedule shall be correspondingly adjusted by the period of time, if any, that Contractor is actually and demonstrably delayed in the performance of Critical Path Item(s) as a result of the impact of such an event of Force Majeure, and (ii) if Contractor’s costs actually and demonstrably increase despite Contractor’s commercially reasonable efforts to mitigate any such increases, the Contract Price shall be adjusted by the sum of: (x) the difference of the direct costs (without profit, overhead or contingency) including incremental stand by costs, if any, incurred by the Contractor because of such Force Majeure, less any savings or costs not incurred because of such event of Force Majeure, plus (y) an allowance for profit, overhead, contingency and escalation, in each case as set forth in a Change In Work Form; provided, however, that in no event shall any Change In Work include contingency amounts related to the Labor Pool (as defined in Exhibit I); provided, further, that an event of Force Majeure may result in a modification or amendment to the Agreement if mutually agreed by Contractor and Owner as pursuant to Section 33.4.  Notwithstanding the foregoing, the Contract Price shall not be adjusted for the first Two Million Dollars ($2,000,000) in the aggregate of incremental standby costs incurred as a result of an event or events of Force Majeure in accordance with this Section 8.6.1.

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8.6.2                Excusable Event.  As Contractor’s only remedy for the occurrence of an Excusable Event, subject to Section 19.4, and provided that Contractor has complied with the provisions of Sections 8.2, 8.3 and 8.4, if an Excusable Event occurs (i) the Project Guaranteed Dates shall be extended and the Milestone Summary Schedule shall be correspondingly adjusted by the period of time, if any, that Contractor is actually and demonstrably delayed in the performance of Critical Path Item(s) as a result of such Excusable Event, and (ii) if Contractor’s cost actually and demonstrably increase despite Contractor’s commercially reasonable efforts to mitigate any such increases, the Contract Price shall be adjusted by the sum of: (x) the difference of the direct costs (without profit, overhead or contingency) incurred by the Contractor because of such Excusable Event, less any savings or costs not incurred because of such Excusable Event, plus (y) an allowance for profit, overhead, contingency and escalation, in each case as set forth in a Change In Work Form; provided, however, that in no event shall any Change In Work include contingency amounts related to the Labor Pool (as defined in Exhibit I); provided, further, that an Excusable Event may result in a modification or amendment to the Agreement if mutually agreed by Contractor and Owner as pursuant to Section 33.4.

8.7           Rights to Terminate.  If an event of Force Majeure has occurred and continues for more than six (6) months, Owner may terminate this Agreement by Notice to Contractor.  If such Event of Force Majeure continues for more than nine (9) months and Owner has not terminated this Agreement pursuant to the preceding sentence, Contractor may terminate this Agreement by Notice to Owner.  Upon such termination, Contractor shall be entitled to receive the payments as set forth in Section 20.1, except that any payment pursuant to Section 20.1 shall be reduced to the extent Owner exercises its right to assume the obligations that Contractor may have in good faith undertaken with any Major Subcontractor.

9.           SUBCONTRACTORS AND VENDORS

9.1           Use of Subcontractors.

9.1.1                Subcontractors.  Attached hereto as Exhibit L is a schedule of the subcontractors, suppliers and vendors which may have contract values exceeding One Hundred Thousand Dollars ($100,000) with whom Contractor has indicated it may contract (whether by contract or purchase order) for the acquisition of Equipment and Materials and services for the performance of the Work.

9.1.2                Major Subcontractors.  Owner and Contractor have agreed that the vendors and suppliers of Equipment and Materials as identified in Part I, Reference 3-2 of the Scope Book, are acceptable as Subcontractors hereunder for such items of permanent Equipment and Materials as described therein.  Contractor shall notify Owner in the event Contractor intends to procure equipment identified in Part I, Reference 3-2 from any Vendor for the specified equipment listed in Part I, Reference 3-2 other than from the Vendors listed in Part I, Reference 3-2 for such specified equipment, and Owner shall have the right to review and approve such new Vendor, such approval not to be unreasonably withheld.  Owner’s approval rights with respect to Subcontractors are limited to the approval of such additional Vendors supplying equipment referenced in Part I, Reference 3-2.

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9.1.3                Qualification.  Contractor shall use commercially reasonable efforts to ensure that each Subcontractor is licensed or qualified to do business and is in good standing under the laws of the jurisdiction where the Work is to be performed, including the State of Texas.  Contractor acknowledges and agrees that Owner’s selection of Contractor to perform the Work was due in part to Contractor’s commitment to, and Contractor hereby agrees to, directly hire and self perform the majority of mechanical and electrical construction portions of the Work.

9.2           Assignment.  No subcontract or purchase order shall bind or purport to bind Owner, but each subcontract and purchase order entered into between Contractor and a Major Subcontractor shall name Owner as an intended third-party beneficiary with respect to provisions in the subcontract or purchase order that relate to warranties and indemnities, and shall provide for assignment of such subcontract as set forth in Section 9.4; provided that Owner acknowledges that some subcontracts or purchase orders entered into by Contractor prior to the date hereof may not include the foregoing provisions.  As to such agreements, Contractor will utilize commercially reasonable efforts to amend the terms thereof within sixty (60) days after the Full Notice to Proceed Date to include the foregoing undertaking.

9.3           Information and Access.  Contractor shall furnish such information and access relative to its Subcontractors as Owner may reasonably request.  Contractor acknowledges and agrees that it shall provide Owner with copies of all specifications and applicable sections of contracts or purchase orders with Major Subcontractors for the procurement of equipment to be incorporated into the Project relating to assignment, warranties and indemnities.  Contractor shall provide concurrently herewith the sections of the contracts and purchase orders relating to the boilers and steam turbine generator relating to the assignment of any performance security provided by such Subcontractor, as well as a certificate in the form attached hereto as Exhibit O, executed by a duly authorized officer of Contractor, certifying that the subcontracts and purchase orders attached thereto are true and correct copies and have not been amended.  In addition, Contractor shall provide promptly following execution thereof the sections of the contracts and purchase orders relating to the bag house/scrubber relating to the assignment of any performance security provided by such Subcontractor, as well as a certificate in the form attached hereto as Exhibit O, executed by a duly authorized officer of Contractor, certifying that the subcontracts and purchase orders attached thereto are true and correct copies and have not been amended.  Contractor agrees that it shall promptly provide to Owner notice of any subsequent amendments or modifications to the sections referenced above of such subcontracts.

9.4           Terms in Subcontracts.  All subcontracts shall conform to the requirements of this Agreement, insofar as applicable.  All Work performed for Contractor by a Subcontractor shall be pursuant to an appropriate written agreement between Contractor and the Subcontractor which  shall contain provisions that:

(a)           reasonably preserve and protect all the rights of Owner under this Agreement and to the Work to be performed under the subcontract, so that the subcontracting thereof will not prejudice such rights;

(b)           require that such Work be performed in accordance with the applicable requirements of this Agreement;

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(c)           require such Subcontractor to make available a representative with whom Owner or the Financing Entities, if any, may, subject to Contractor’s coordination and participation, discuss questions regarding the Work being performed by the Subcontractor;

(d)           require such Subcontractor to notify Contractor and Owner in the event such Subcontractor intends to discontinue supplying any functional spare parts at any time within five (5) years after completion of such Subcontractor’s work and permit Owner to order any quantity of any of such parts at the prices therefor prevailing prior to such discontinuance of supply;

(e)           require such Subcontractor to provide and maintain insurance identified by Contractor as required to be consistent with its obligations related to this Agreement;

(f)           require such Subcontractor to participate in the approved safety program for the Project Site;

(g)           require such Subcontractor to enter into a new contract directly with Owner on the same terms and conditions as such subcontract in the event that any trustee in bankruptcy for Contractor rejects the subcontract, or the Subcontractor terminates such subcontract as a result of the bankruptcy of Contractor, upon notice to Subcontractor; and where requested by such Subcontractor, presentation of reasonable financial assurances but otherwise not subject to Subcontractor’s consent (provided that Owner acknowledges that some subcontracts or purchase orders entered into by Contractor prior to the date hereof may not include the foregoing provisions.  As to such agreements, Contractor will utilize commercially reasonable efforts to amend the terms thereof within sixty (60) days after the Full Notice to Proceed Date to include the foregoing undertaking);

(h)           allow assignment, including any performance assurance provided by such Subcontractor, of such agreement to Owner, to another contractor that replaces the Contractor as designated by Owner, or at Owner’s request, to the Financing Entities, if any, upon the occurrence of a Contractor Event of Default or the termination or expiration of this Agreement, upon notice to Subcontractor, and where requested by such Subcontractor, presentation of reasonable financial assurances but otherwise not subject to Subcontractor’s consent;

(i)           require such Subcontractor to remove any employee or independent contractor of such Subcontractor used in the Work or in such Subcontractor’s warranty obligations within one (1) Business Day after receiving notice from Contractor that Owner requires  removal of such employee or independent contractor;

(j)           require such Subcontractor to abide by Contractor’s obligations hereunder and to otherwise hold in strict confidence all of Owner’s Confidential Information; and

(k)           require such Subcontractor to deliver to Owner any “stop-work” notice or termination notice delivered to Contractor pursuant to Applicable Law.

9.5           Minority and Women-Owned Businesses.  Contractor acknowledges that Owner and its Affiliates are committed to the development, utilization and inclusion of certified women and minority owned businesses, as well as small businesses, businesses owned by veterans and

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service-disabled veterans, and businesses located in historically underutilized business zones, in Owner’s and its Affiliates’ sourcing and procurement processes.  Contractor shall provide Owner with reasonably satisfactory evidence that Contractor considered such businesses for inclusion in Contractor’s Subcontractors and Vendors.  Contractor acknowledges that Contractor’s Invoices shall include information regarding the amount of such Invoices reflecting utilization of and amounts spent with such businesses and Contractor agrees to provide such additional information regarding utilization of such businesses as Owner reasonably requests.  Contractor shall further provide Owner with reasonably satisfactory evidence that its Subcontractors and Vendors were selected in a non-discriminatory manner and, at least in part, on the basis of their qualifications and capabilities.

10.           LABOR RELATIONS

10.1           General Management of Employees.  Subject to Section 10.6, and notwithstanding the provisions of Section 10.3, Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work.  Such management rights shall include the rights to hire, discharge, promote, and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving Equipment and Materials; to determine the number of craftsmen necessary to perform a task, job, or project; and to establish, maintain, and enforce rules and regulations conducive to efficient and productive operations.

10.2           Worker Recruitment and Training Program.  Contractor shall implement a worker recruitment and training program targeting local residents (Persons with current zip codes within one hours driving distance of the Project Site) with respect to the Project.  Contractor shall submit its proposed program regarding local worker recruitment and training to Owner for approval within thirty (30) days of the date hereof.  Contractor shall implement and follow the approved program during the performance of the Work.  Contractor shall provide Owner with a written report at least once every three (3) months detailing the turnover of Contractor’s employees and the results of such local resident recruitment and training program.

10.3           Labor Disputes.  Contractor shall use reasonable efforts to adopt policies and practices designed to avoid work stoppages, slowdowns, disputes and strikes, and to minimize the risk of labor-related delays or disruption of the progress of the Work.  Contractor shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements or labor jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin, or award damages resulting from violations of collective bargaining agreements or labor jurisdictional disputes.  Contractor shall advise Owner promptly, in writing, of any actual or threatened labor dispute of which Contractor has knowledge that might materially affect the performance of the Work by Contractor or by any of its Subcontractors.  Notwithstanding the foregoing, the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the discretion of the Party having the difficulty.

10.4           Personnel Documents.  Contractor shall ensure that at the time of hiring, all its personnel, and shall require its Subcontractors to ensure that such Subcontractors’ personnel

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performing the Work are in possession of all such documents (including visas, driver’s licenses and work permits) as may be required by any and all Applicable Laws.

10.5           Key Personnel.  Contractor shall provide staff to supervise and coordinate the work of Contractor and Subcontractors on the Project Site.  The Key Personnel shall at all times hold the positions and be dedicated to the performance of the duties described in Exhibit H.  Any replacement of the Key Personnel shall be subject to the prior written consent of Owner, which consent shall not be unreasonably withheld.  If Owner fails to respond to a request for consent within five (5) Business Days after Contractor’s request, Owner shall be deemed to have consented to the proposed individual.

10.6           Replacement of Employees and Other Persons at Owner’s Request.  Within one (1) Business Day after request by Owner, Contractor shall remove from the Project, the Project Site and from any performance of the Work, and cause any Subcontractor to remove from the Project, the Project Site and from any performance of the Work, as soon as reasonably practicable, any Person performing the Work (including any of the Key Personnel) whom Owner believes to be creating a safety hazard or a risk of either:  (a) non-achievement of any of the Project Guaranteed Dates; or (b) material non-performance by Contractor in accordance with this Agreement.  Contractor acknowledges that Owner desires to maintain a positive perception of the Project and a good working relationship with the surrounding communities and that actions of Contractor’s employees or agents, including the Subcontractor’s employees, may affect the local communities.  Accordingly, Contractor shall also remove, and cause its Subcontractors to remove, any employee, agent or other Person engaged in the performance of the Work for Contractor or such Subcontractor, as the case may be, who engages in conduct (other than legally protected conduct) in the communities surrounding the Project that Owner believes is harming or having a negative effect on the perception of the Project or Owner’s relationship with the surrounding community.  Owner shall not be responsible directly or indirectly for the costs of demobilization of any employee of Contractor or Subcontractor removed from the Project Site pursuant to this Section 10.6.

11.           INSPECTION; EFFECT OF REVIEW AND COMMENT

11.1           Requirement To Remedy Defect.  Regardless of whether payment has been made therefor, Owner shall have the right to require Contractor to remedy any portion of the Work that contains any Defect.  Upon Notice of Owner’s request to remedy any Work, Contractor shall, subject to the limitations of Article 17 if during or after the Warranty Period, promptly remedy, at its sole cost and expense, any Defect that is identified by Owner in such notice.

11.2           Inspection.  Contractor understands that Owner, its representatives and any other person authorized in writing by Owner, including the Financing Entities and their agents, if any, have the right to observe and inspect the Work, any item of Equipment and Materials (including Equipment and Materials under fabrication), design, engineering, service, or workmanship (including all Contractor Deliverables, technical details and inspection and testing reports) to be provided hereunder and to observe all quality inspections and tests, results and data pertaining to the Work and the Project (including factory or other tests performed at a location other than the Project Site).  Upon reasonable notice to Contractor, Contractor shall allow Owner and its representatives, including Owner’s Engineer, and the Financing Entities, if any, and their

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representatives and agents, reasonable access to the Work (including Equipment and Materials under fabrication) and the Project.  Contractor shall incorporate all such inspection rights in all Equipment and Materials purchase orders and subcontracts.  To facilitate such observations and inspections, Contractor shall maintain at the Site a complete set of all drawings and specifications, Vendor reports, and current Project Schedules.

11.3           Contractor Submittals Table.  Within sixty (60) days after the Full Notice to Proceed Date, Contractor shall provide a Notice to Owner attaching an initial Contractor Submittals Table, for Owner’s review and approval, identifying all Contractor Deliverables to be delivered to Owner for review and comment, the deadline for delivery thereof and for Owner’s comments and approval, and reference to this Agreement or Exhibit where such submittal is required.

11.4           Owner Review of Documents.  Contractor shall submit to Owner for review, and approval as provided herein, hard (printed) copies and soft copies (in a format agreed to by Owner) of all Contractor Deliverables in accordance with the requirements of Part I, Section 2.9 of the Scope Book and the Contractor Submittals Table.  Contractor Deliverables to be approved by Owner shall be clearly and distinctly marked as for Owner’s Approval.  Owner shall have the right to make all such materials available to Owner’s Engineer (subject to the provisions of Article 24) and the Financing Entities, if any.  Owner reserves the right to reject any submittals for lack of legibility, accuracy or completeness and shall retain the full time period for review of such submittal in accordance with the review period specified in the Contractor Submittals Table.  Notwithstanding anything in Article 6 to the contrary, if Contractor: (a) issues any purchase order based on any Contractor Deliverable; (b) releases any Contractor Deliverable for use in connection with the Work; (c) authorizes any Subcontractor or Vendor to proceed with any of the Work; or (d) submits any Contractor’s Invoice with respect to any Contractor Deliverable before Owner has completed its review, Contractor shall do so at its own risk and shall remain responsible for any costs incurred before Owner indicates its approval or acceptance, if at all.  Any Contractor Deliverable not approved by Owner within the time period for Owner’s review specified in the Contractor’s Submittals Table shall be deemed to have been reviewed and approved by Owner.

11.5           Errors and Omissions.  Owner shall promptly notify Contractor of any errors or omissions identified by Owner with respect to any Contractor Deliverable submitted for review.  Incorporation of changes into such into Contractor Deliverable addressing and remedying the errors and omissions shall not be considered a Change In Work.

12.           PROJECT SITE CONDITIONS

12.1           Project Site Conditions.  Contractor represents and warrants that Contractor has investigated the Project Site to the full extent Contractor deems necessary for Contractor’s purposes and that Contractor is familiar with, and has satisfied itself with respect to, the nature and location of the Work and the Project Site Conditions; provided that Contractor’s familiarity and satisfaction with subsurface conditions regarding geotechnical characteristics is limited to the matters reasonably determinable or inferable from items listed under the heading “Subsurface Investigation” set forth on in Part 1, Reference 7-1 of the Scope Book.  Notwithstanding any of the foregoing, Contractor makes no representations or warranties with respect to subsurface

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locations of utilities for any part of the Project Site or any location where any portion of the Work shall be performed (including the Common Facilities and the Shared Site Facilities).

12.2           Differing Project Site Conditions.  Contractor specifically acknowledges and accepts the Project Site Conditions and agrees that, except as set forth in Section 12.3, no Project Guaranteed Date shall be extended, the Contract Price shall not be modified, and Contractor shall not be entitled to request or be granted any Change In Work, as a result of any Project Site Conditions or any variance between the condition of the Project Site indicated by this Agreement or expected to exist by Contractor, and the Project Site Conditions, including any unknown physical conditions above the surface of the ground.

12.3           Unforeseen Project Site Conditions.  In the event any conditions which are, or may be, protected under Applicable Law or Applicable Permits or any archeological resources or any other man-made or naturally occurring condition contained below the surface of an area which pertains to Contractor’s Work in which Contractor is permitted to dig pursuant to a dig permit issued in accordance with Part I, Section 7.3 of the Scope Book (other than the presence of Hazardous Materials which are addressed separately in Article 28), are found at the Project Site, the Shared Site Facilities or the Common Facilities that differ materially from those set forth in the Owner Provided Information regarding the Project Site (each such materially differing condition, an “Unforeseen Project Site Condition”), Contractor shall promptly notify Owner of such Unforeseen Project Site Condition and Owner and Contractor shall agree upon a plan to address or mitigate such condition.  Notwithstanding anything to the contrary in the foregoing, in no event shall conditions at the Project Site arising after the date hereof resulting from ordinary operations as currently conducted at Units 1-4 or Alcoa’s aluminum smelter nearby the Project Site constitute an Unforeseen Project Site Condition; provided, however, that release or disposal of any Hazardous Materials on or at the Project Site in violation of Applicable Laws or permits related to such disposal by Alcoa or Owner’s Affiliate, as the case may be, shall not constitute “ordinary operations.”  Any changes to the Work required to address or mitigate an Unforeseen Project Site Condition shall be deemed an Excusable Event and be subject to the provisions of Article 8.

13.           PERFORMANCE GUARANTEES AND TESTS

13.1           Performance Guarantees and Other Requirements.  Subject to Section 15.4.2(a), Contractor shall perform the Work so that the Project satisfies the Performance Guarantees, the Reliability Guarantee and successfully passes the Demonstration Tests.  Contractor shall demonstrate that the Project satisfies the Performance Guarantees, by satisfactorily running and completing the tests as set forth in Part I, Section 8 of the Scope Book.  Contractor shall conduct and collect the data produced during the Performance Tests and shall prepare the reports in accordance with Section 13.5.3.  Owner shall provide Contractor with the data derived from operation of the Project during the Reliability Test period that is used in calculating the Equivalent Availability Factor.

13.2           Start up and Commissioning Procedures.  Contractor shall provide for Owner’s review and approval detailed start up and commissioning procedures in accordance with the requirements of Part I, Section 6.1.2 of the Scope Book.

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13.3           Acceptance Test Procedures.  Contractor shall develop detailed Acceptance Test procedures in accordance with Part I, Sections 8.2 and 8.5 of the Scope Book and shall provide such procedures to Owner for Owner’s review and approval not less than one hundred fifty (150) days prior to the date on which Contractor anticipates the commencement of the Acceptance Tests.  Owner shall review such procedures and provide comments to Contractor as promptly as practicable.  Contractor and Owner shall cooperate reasonably to reach agreement on the Acceptance Test Procedures not less than sixty (60) days prior to the date on which Contractor anticipates commencing the Performance Tests.

13.4           Acceptance Test Schedules.  Contractor shall give Owner Notice of the date that Contractor anticipates commencing the initial Acceptance Test at least sixty (60) days prior to commencing such test.  Contractor shall keep the Project Representative continuously apprised of the specified schedule, and changes therein, for the commencement and performance of the Acceptance Tests, and shall endeavor to give the Project Representative at least five (5) Business Days prior Notice, or such prior Notice as time reasonably allows, of the re-performance of any Acceptance Test.  An Acceptance Test conducted without the Notice to Owner pursuant to this Section 13.4 shall not be valid for the purposes of this Agreement.

13.5           Testing.

13.5.1               Upon Mechanical Completion.  Contractor shall achieve Mechanical Completion and start up the Project (with Owner’s Operating Personnel) prior to conducting the Acceptance Tests.  Contractor shall conduct the Acceptance Tests in accordance with the approved Acceptance Test Procedures and Part I, Section 8 of the Scope Book.  In the event the Parties do not agree that Contractor has achieved Mechanical Completion, Contractor may undertake the Acceptance Tests at any date not earlier than ninety (90) days prior to the Guaranteed Substantial Completion Date, subject to certifying in writing to Owner of Contractor’s good faith belief (including providing detailed reasons therefor) that Mechanical Completion has been achieved; provided, further, in such event, Contractor shall also commence and diligently carry out such Work as Owner has specified in a Notice to Contractor to achieve Mechanical Completion.  The commencement of Acceptance Tests pursuant to this Section 13.5.1 shall, however, in no way limit Contractor’s obligation to achieve Mechanical Completion.  In the event Contractor commences the Acceptance Tests while Owner continues to dispute the achievement of Mechanical Completion, and it is subsequently determined by agreement or through the procedures set forth in Article 32 that Mechanical Completion had not been achieved, Owner may require Contractor to re-perform the Acceptance Tests.

13.5.2               Temporary Facilities.  Notwithstanding anything to the contrary contained herein, Contractor, may request in writing Owner to timely approve Contractor’s use of temporary equipment, systems or operating practices for purposes of commencing and executing the Acceptance Tests to satisfy the requirements of Substantial Completion; provided that: (a) the Project can be operated in a safe and prudent manner based on such use; (b) all components and systems that are directly related to the production and delivery of electrical energy to the high side of the main step-up transformer  are mechanically complete; (c) any temporary equipment, system or operating practice used to sustain operation shall be replaced with the permanent equipment, system or operating practice prior to Final Completion; (d) the absence of any permanent equipment, system or operating practice, will not or will not be

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expected to have any material adverse impact on the accuracy or reliability of the test data; and (e) such use does not adversely affect the commercial operation of the Project.

13.5.3               Conduct/Test and Test Reports.  Representatives of Owner, Owner’s Engineer, the Financing Entities, and their agents, if any, shall have the right to be present during any Acceptance Tests performed by Contractor under this Article 13; provided that as long as the required Notice has been given, Contractor shall not be required to postpone or delay any such test in the event such Persons are not present.  Contractor must submit to Owner a preliminary test report for each Acceptance Test as soon as reasonably practicable but in no event more than twenty-four (24) hours after the completion of such Acceptance Test providing a summary of each Acceptance Test and raw data taken during such Acceptance Test, and a final test report within thirty (30) days thereafter.  Contractor shall include sufficient results of testing in the preliminary test reports to allow Owner to reasonably determine that the final test results are expected to be satisfactory for the purposes of obtaining Substantial Completion.

13.6           Non-Conforming Work.  At any time during and promptly after completion (whether or not successful) of the Acceptance Tests under Section 13.3 (or any re-performance of any Acceptance Test under Section 13.5, Section 13.6 or pursuant to any Remedial Plan), Owner shall advise Contractor and Contractor shall advise Owner in writing of any Defect that any such Party discovers during an Acceptance Test.  Contractor shall promptly, at Contractor’s sole cost and expense, correct any Defect (except if such Defect is a Non-Critical Deficiency, in which case it shall be included on the Punchlist) and promptly provide Notice to Owner in writing that such corrective measures have been completed.  Any dispute regarding the existence or correction of any such Defect shall be resolved pursuant to Article 32.

13.7           Revenues.  Any revenues generated by the Project during start up and commissioning, or the performance of any Acceptance Test or any other testing otherwise performed shall be paid to and for the benefit of Owner.

13.8           Notice of Minimum Stable Load.  When Contractor believes that it has achieved Minimum Stable Load, Contractor shall deliver to Owner a Notice of Minimum Stable Load.  Owner shall promptly issue an Owner’s Certificate of Minimum Stable Load, or if Owner rejects Contractor’s Notice of Minimum Stable Load, respond in writing giving its reasons for such rejection and Contractor shall take the appropriate corrective action, as applicable.  Upon completion of any such applicable corrective action, Contractor shall provide a new Notice of Minimum Stable Load to Owner for approval.  This process shall be repeated on an iterative basis until Owner accepts the Notice of Minimum Stable Load and issues an Owner’s Certificate of Minimum Stable Load.  Owner shall use commercially reasonable efforts to issue its acceptance or rejection of the initial Notice of Minimum Stable Load and any subsequent iterations within ten (10) days after receipt thereof.

13.9           Notice of Mechanical Completion.  When Contractor believes that it has achieved Mechanical Completion, Contractor shall deliver to Owner a Notice of Mechanical Completion.  Owner shall promptly issue an Owner’s Certificate of Mechanical Completion or if Owner rejects Contractor’s Notice of Mechanical Completion, respond in writing giving its reasons for such rejection and Contractor shall take the appropriate corrective action, as applicable.  Upon completion of any such applicable corrective action, Contractor shall provide a new Notice of

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Mechanical Completion to Owner for approval.  This process shall be repeated on an interactive basis until Owner accepts the Notice of Mechanical Completion and issues an Owner’s Certification of Mechanical Completion.  Owner shall use commercially reasonable efforts to issues its acceptance or rejection of the initial Notice of Mechanical Completion and any subsequent interactions within ten (10) days after receipt thereof.

13.10                      Post Test Modifications.  If prior to Substantial Completion:

(a)           an Acceptance Test has been completed;

(b)           Contractor or any Subcontractor makes any modification to the Project; and

(c)           such modification could have had a material effect on the outcome of such Acceptance Test, if it had been made before the completion of such Acceptance Test, then Contractor and Owner shall agree on an appropriate test of the modified components or such Acceptance Test shall be re-run, as a condition to achieving Substantial Completion.

14.           SUBSTANTIAL COMPLETION AND FINAL COMPLETION

14.1           Punchlist.

14.1.1               Creation of Punchlist.  When Contractor believes that a system is ready for commissioning and start up, Contractor shall prepare and submit to Owner a punchlist of Work remaining to be completed with respect to such system.  Any Non-Critical Deficiencies with respect to each system will be included on a list of items of Work that may be completed after the Substantial Completion Date, which list shall include, for each Non-Critical Deficiency, a proposed schedule and estimated cost for the completion or repair of such Non-Critical Deficiency (the “Proposed Punchlist”).  Owner and Contractor shall determine whether the Proposed Punchlist includes all Non-Critical Deficiencies for such system, whether the Proposed Punchlist includes only Non-Critical Deficiencies and whether the system is complete except for those items described in the Proposed Punchlist.  If Owner’s inspection discloses any Non-Critical Deficiency that has been excluded from the Proposed Punchlist, any item described on the Proposed Punchlist that is not a Non-Critical Deficiency, any item of Work included in the system that is incomplete or Defective (other than Non-Critical Deficiencies described on the Proposed Punchlist) or that the estimated cost for the completion or repair of any Non-Critical Deficiency is not a reasonable estimate of such costs, Owner shall deliver Notice thereof to Contractor.  If Owner does not deliver such a Notice to Contractor within twenty (20) days after Owner receives the Proposed Punchlist, the Proposed Punchlist shall be deemed acceptable to Owner.  If Owner delivers such a Notice to Contractor, Contractor shall complete any items of Work other than Non-Critical Deficiencies, revise the Proposed Punchlist to include all Non-Critical Deficiencies identified by Owner (whether or not such items are disputed by Contractor) and resubmit the revised Proposed Punchlist to Owner for review.  Owner may then re-inspect the Project and the foregoing process shall continue on an iterative basis until Owner has approved the Proposed Punchlist.  The aggregate of all Proposed Punchlists that are acceptable or deemed acceptable to Owner shall sometimes be referred to as the “Punchlist.”  If the Punchlist is not finalized by the Substantial Completion Date, the Proposed Punchlist as

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modified by Owner shall be deemed the Punchlist for all purposes hereunder until the Parties resolve such dispute and otherwise finalize the Punchlist, and Contractor shall note on such Proposed Punchlist the items under dispute.  Within five (5) days after Substantial Completion Date, Non-Critical Deficiencies discovered by Contractor or identified by Owner after the initial inspection of each system by Owner and Contractor or during the testing the Project shall be added to the Punchlist.

14.1.2               Completion of Punchlist.  Contractor shall proceed promptly to complete and correct all items on the Punchlist in accordance with the schedule to complete such items to be agreed upon by the Parties as soon as practical after Substantial Completion.  Failure to include an item on the Punchlist does not alter Contractor’s responsibility to complete all Work in accordance with this Agreement.  Contractor shall complete all items on the Punchlist promptly after Owner receives such Punchlist and in any event in accordance with the schedule set forth in such Punchlist.  On a bi-weekly basis after Substantial Completion, Contractor shall revise and update the Punchlist to include the date(s) that items listed on such Punchlist are completed by Contractor and accepted by Owner.  Notwithstanding any of the foregoing, the items listed on such Punchlist shall not be considered complete until Owner shall have inspected such Non-Critical Deficiencies and acknowledged, by notation on the updated Punchlists, that such item of Work is complete.

14.1.3               Owner’s Punchlist Option.  At any time after the Final Completion Guaranteed Date, Owner may elect by Notice to Contractor to draw an amount from the Retainage Security, or withhold or retain all or such portion of any payment due to Contractor, in an amount equal to one hundred fifty percent (150%) of the estimated cost to complete the uncompleted items on the Punchlist in lieu of requiring Contractor to complete such items.  Owner shall determine which items on the Punchlist have not been completed and, within fifteen (15) days of Owner’s written request, Contractor shall reasonably estimate in writing the cost to complete such items.  Owner may thereafter draw such amount from the Retainage Security or withhold or retain such amount from any payment due to Contractor in satisfaction of Contractor’s obligation to complete such items.

14.2           Substantial Completion.  The following are conditions precedent to Substantial Completion:

(a)           Owner has received copies of all Contractor Acquired Permits and associated approvals required to be obtained by Contractor pursuant to Section 3.8;

(b)           Owner has received all Contractor Deliverables required to be delivered by Substantial Completion in accordance with the Contractor Submittals Table, including all Required Manuals necessary to operate the Project in a safe and reliable manner;

(c)           Contractor has certified by a Notice to Owner that all training of Operating Personnel is complete;

(d)           the Punchlist shall have been finalized or deemed completed as provided in Section 14.1.1; subject to the addition of further Punchlist items pursuant to Section 14.1.1;

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(e)           Contractor shall have achieved Mechanical Completion as evidenced by an Owner’s Certificate of Mechanical Completion;

(f)           all Work, including interconnection of the Common Facilities and correction of any Defects identified during the preparation of the Punchlist or during any testing, but not including the items listed on the Punchlist, shall have been completed;

(g)           each of the following have been satisfied:

(i)           each Acceptance Test that is required to be run for Substantial Completion pursuant to Part I, Section 8.3, Table 8-2 of the Scope Book, has been completed in accordance with the test procedures as set forth in Part I, Section 8.2 of the Scope Book, including such procedures as have been developed and mutually agreed to Owner and Contractor; and

(ii)           the Project shall have achieved the Performance Guarantees (except for those Emissions Guarantees that will not be tested until after Substantial Completion pursuant to Part I, Section 8.1.5, Table 1 of the Scope Book, the Ammonia Consumption Rate Guarantee, and the Limestone Consumption Rate Guarantee), or the Project shall have achieved the Minimum Performance Criteria;

(h)           Contractor shall have licensed all Intellectual Property Rights to Owner; and

(i)           all operational spare parts to be purchased or reconditioned by Contractor pursuant to Section 3.20.3 have, as applicable, been reconditioned or been delivered or purchased for delivery to Owner free and clear of any liens, claims, charges, security interests and encumbrances whatsoever, and all special tools have been turned over to Owner.

14.3           Notice of Substantial Completion.  When Contractor believes that it has satisfied the provisions of Section 14.2, Contractor shall deliver to Owner a Notice of Substantial Completion.  Such Notice of Substantial Completion shall contain a report of the Work completed and a report setting forth the results of the completed Acceptance Tests with sufficient detail to enable Owner to determine whether Substantial Completion has been achieved.  The Substantial Completion Date shall be the date on which the last of the conditions of Section 14.2 was satisfied or, in the sole discretion of Owner, waived.  Owner shall promptly issue an Owner’s Certificate of Substantial Completion dated to reflect the Substantial Completion Date, or if Owner rejects Contractor’s Notice of Substantial Completion, respond in writing giving its reasons for such rejection and Contractor shall take the appropriate corrective action, as applicable.  Upon completion of any such applicable corrective action, Contractor shall provide a new Notice of Substantial Completion to Owner for approval.  This process shall be repeated on an iterative basis until Owner accepts the Notice of Substantial Completion and issues an Owner’s Certificate of Substantial Completion.  Owner shall issue its acceptance or rejection of the initial Notice of Substantial Completion and any subsequent iterations within ten (10) days after receipt thereof.  If Owner fails to respond to a Notice of Substantial Completion within such ten (10) day period and subsequently delivers comments to Contractor’s Notice of Substantial Completion, Owner shall waive any Delay Liquidated Damages that would have otherwise

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accrued for the number of days equal to the number of days by which Owner’s response was delayed; provided, however, in the event that Owner’s response was delayed for a period greater than twenty (20) days Owner shall also be obligated to pay Contractor’s reasonable incremental stand-by costs, if any, for such extended period.  Contractor shall pay the amount of undisputed Delay Liquidated Damages due and owing pursuant to Section 15.1, if any, to Owner by the date which is five (5) days after the date on which Contractor receives an invoice from Owner for such Delay Liquidated Damages, provided such invoice shall be dated no earlier than the Owner’s Certificate of Substantial Completion.

14.4           Final Completion.  Final Completion of the Project shall be deemed to have occurred only if all of the following have occurred:

(a)           Substantial Completion has been achieved;

(b)           all of the Acceptance Tests not successfully completed prior to Substantial Completion shall have been completed in accordance with the test procedures as set forth in Part I, Section 8.2 of the Scope Book, including such procedures as have been developed and mutually agreed to Owner and Contractor;

(c)           the Project shall have satisfied the Performance Guarantees (other than the Emissions Guarantees) or Contractor shall have paid all Performance Liquidated Damages due pursuant to Section 15.3;

(d)           the Project shall have satisfied the Emissions Guarantees;

(e)           the Project shall have satisfied the Reliability Guarantee, or the Reliability Liquidated Damages shall have been paid;

(f)           the Demonstration Tests shall have been run and satisfactorily completed;

(g)           Contractor shall have completed all items on the Punchlist unless Owner shall have relieved Contractor of its obligation to do so under Section 14.1.3;

(h)           Contractor shall have completed all of the other Work (other than warranty work);

(i)           Owner shall have received all drawings and specifications, copies of final as-built drawings, electronically prepared computer drawing file(s) as prepared by Contractor on a software program pursuant to Part I, Section 2 of the Scope Book, test data, performance data, Equipment and Materials descriptions, Required Manuals, training aids, Spare Parts Schedule, and other technical information each as required hereunder for Owner to operate and maintain the Project;

(j)           all Contractor’s and Subcontractors’ personnel (except as required to perform any on-going warranty support services) shall have left the Project Site, and all surplus materials, waste materials, rubbish, and construction facilities other than those to which Owner holds title shall have been removed from the Project Site as required by Exhibit A, and any permanent facilities used by Contractor and the Project Site shall have been restored to the same

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condition that such permanent facilities and the Project Site were in on the Full Notice to Proceed Date, ordinary wear and tear excepted.  All cleanup and disposal shall be conducted in accordance with all Applicable Laws and Applicable Permits;

(k)           Contractor shall have assigned to Owner, or provided Owner, with all warranties or guarantees that Contractor received from Subcontractors to the extent Contractor is obligated to do so pursuant to Article 17;

(l)           Contractor has delivered an Conditional Waiver and Release Upon Final Payment of Contractor and an Unconditional Waiver and Release Upon Final Payment of Subcontractor from the Major Subcontractors, or to the extent that Unconditional Waivers and Releases Upon Final Payment are not provided by any such Major Subcontractor, Contractor has delivered security in amount, form and from a provider acceptable to Owner that, in Owner’s reasonable discretion, is sufficient to ensure that any encumbrance that may be asserted can be removed without expense to Owner; and

(m)           Contractor shall have paid to Owner all Delay Liquidated Damages and Performance Liquidated Damages (including any disputed amounts not previously paid) due and owing pursuant to the terms of Sections 15.1 and 15.3, or, with respect to any Delay Liquidated Damages or Performance Liquidated Damages disputed by Contractor in good faith, Contractor shall have delivered an irrevocable standby letter of credit securing such disputed obligations, from a financial institution that has senior unsecured debt rated at least A by Standard & Poor’s or A2 by Moody’s (or an equivalent rating from such other equivalent rating agency as may be approved by Owner), in form and substance reasonably acceptable to Owner, and in an amount equal to such disputed amount, which Owner may draw upon in the event of entry of a judgment against Contractor from a court having jurisdiction over such matter in accordance with Section 32.2 or upon receipt of notice from such financial institution that such letter of credit shall not be renewed and Owner has not been provided a replacement irrevocable standby letter of credit in equal amount and otherwise conforming to the requirements of this Section 14.4(m).  Notwithstanding the foregoing, Contractor shall remain liable for payment of Delay Liquidated Damages and Performance Damages following Final Completion, unless and to the extent such liability has been fully extinguished by Owner's draws under such letter of credit.

14.5           Notice of Final Completion.  Contractor shall deliver to Owner a Notice of Final Completion stating that Contractor believes it has satisfied the provisions of Section 14.4.  Owner shall promptly issue an Owner’s Certificate of Final Completion to Contractor evidencing that, to the best of Owner’s knowledge, all of Contractor’s construction obligations under this Agreement have been satisfied and Final Completion has been achieved, or if Owner rejects Contractor’s Notice of Final Completion, respond in writing giving Owner’s reasons for such rejection and Contractor shall promptly take the appropriate corrective action.  Upon completion of such corrective action, Contractor shall resubmit a Notice of Final Completion to Owner for approval.  This process shall be repeated until Owner accepts Contractor’s Notice of Final Completion and issues an Owner’s Certificate of Final Completion.  Owner shall use commercially reasonable efforts to accept or reject the initial Notice of Final Completion and any subsequent iterations within ten (10) days after receipt thereof.  If Owner fails to respond within  thirty (30) days of receipt beyond such time period, and at any time during such subsequent review process Owner rejects Contractor’s Notice of Final Completion, at such time as the

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Owner’s Certificate of Final Completion is issued Owner agrees to reduce the amount of days by which it is obligated to make the Final Payment (including any applicable bonus amount) on a day for day basis for each day in excess of such time period by which Owner failed to respond.

14.6           Contractor’s Access After Substantial Completion and Final Completion.  Following Substantial Completion, Owner shall provide Contractor with reasonable and timely access to the Project to complete all items on the Punchlist and to satisfy the other requirements for Final Completion.  Contractor shall also be provided with access to the Project during the Cure Period in accordance with Section 15.4.9.  The Parties expect that Contractor shall accomplish any necessary modification, repairs or additional work to the extent practicable with minimal interference with commercial operation of the Project and that reductions in and shut-downs of the Project’s operations will be required only when necessary, taking into consideration the length of the proposed reduction or shut-down, and Owner’s obligations and liabilities to customers or others.  Notwithstanding the foregoing, should a reduction in or shut-down of the Project’s operations be required to complete any items on the Punchlist, then such reduction or shut-down shall be scheduled solely at the discretion of Owner in accordance with the provisions of Section 15.4.12.1.

14.7           Subcontractor Air Quality Performance Requirements.  If performance requirements or guarantees are secured from a Subcontractor providing the air quality control system which extend beyond or exceed the performance requirements required to support Contractor’s obligations under this Agreement and if, at Final Completion, such Subcontractor has not achieved such performance requirements or guarantees, Contractor will use commercially reasonable efforts (not including litigation) to enforce such performance requirements or guarantees for the benefit of Owner, with the understanding that such efforts shall not prejudice Contractor’s enforcement of its own rights against such Subcontractor and that successful enforcement of such performance requirements or guarantees against such Subcontractor will not be a condition of occurrence of Final Completion provided each of the conditions to Final Completion contained in Section 14.4 have been successfully achieved by Contractor (provided that the required Unconditional Waiver and Release Upon Final Payment shall be waived with respect to payment of amounts related to the emissions guarantees under the subcontract or purchase order relating to air quality control system).  For purposes of this Section 14.7, “commercially reasonably efforts” shall be limited to a maximum of two hundred (200) hours for all purposes, unless a Change in Work Form is agreed with respect to payment in excess of such maximum.  Contractor shall provide Notice to Owner following Contractor's exhaustion of commercially reasonable efforts to enforce such requirement or guarantees of such Subcontractor under this Section 14.7.  In the event that Contractor is unable, despite having used commercially reasonable efforts, to enforce such performance requirements or guarantees against a Subcontractor providing the air quality control systems which extend beyond or exceed the performance requirements required to support Contractor's obligations under this Agreement, Owner, at its option and upon prior written Notice to Contractor, may enforce the particular requirement or guarantee against such Subcontractor.  Without limiting Owner's rights under Section 17.6, Contractor shall, at the request and direction of Owner, and without recourse to Contractor, at any time following Owner's receipt of the Notice contemplated under this Section 14.7, (i) assign all such purchase order or subcontract relating to the air quality control system and (ii) pay to Owner the amounts remaining to be paid to such Subcontractor, if any and only to the extent such amounts have been previously paid by Owner to Contractor, related to the

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emissions guarantees of such subcontract or purchase order relating to the air quality control system.

15.           LIQUIDATED DAMAGES AND CURE PERIOD

15.1           Liquidated Damages for Delay in the Substantial Completion Dates.  Contractor acknowledges that if the Substantial Completion Date does not occur on or before the Substantial Completion Guaranteed Date, Owner will suffer substantial damages that are difficult to ascertain.  Therefore, the Parties agree that if Substantial Completion is not achieved by the Substantial Completion Guaranteed Date Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) for each day (or portion thereof) of such delay (“Delay Liquidated Damages”) and that the Delay Liquidated Damages shall apply regardless of the actual amount of damage that may be suffered.  Any amount Contractor is obligated to pay to Owner under this Section 15.1 shall be due and payable as set forth in Section 14.3.  Disputed Delay Liquidated Damages that are ultimately determined to be due and owing shall accrue interest at the Contract Interest Rate as of the date such amounts should have been paid if undisputed, from such date until paid.

15.2           Liquidated Damages for Failure to Satisfy the Reliability Guarantee.  Contractor acknowledges that if the Reliability Guarantee has not been satisfied by the Final Completion Guaranteed Date, Owner will suffer substantial damages that are difficult to ascertain.  Therefore, the Parties agree that if the Reliability Guarantee is not satisfied, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per percent by which the Equivalent Availability Factor is less than *** percent (***%) and equal to or greater than *** percent (***%), and *** Dollars ($***) per percent by which the Equivalent Availability Factor is less than *** percent (***%) during the Reliability Test, which in each case shall be pro rated for any portion of a percent by which the Equivalent Availability Factor is less than the applicable percentage (such damages collectively, the “Reliability Liquidated Damages”) and that the Reliability Liquidated Damages shall apply regardless of the actual amount of damage that may be suffered.  Any amount Contractor is obligated to pay to Owner under this Section 15.2 shall be due and payable on the earlier to occur of (a) the achievement of Final Completion (other than with respect to the condition contained in Section 14.4(e)) or (b) the Final Completion Guaranteed Date.

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15.3           Liquidated Damages for Failure to Satisfy Certain Performance Guarantees.  Contractor acknowledges that if the Project does not achieve the Net Capacity Guarantee and the Net Heat Rate Guarantee, Owner will suffer substantial damages that are difficult to ascertain.  Therefore, the Parties agree that if the Project does not achieve the Net Capacity Guarantee, as calculated in accordance with Part I, Section 8.2.1 of the Scope Book, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per kilowatt for each kilowatt by which the Project fails to satisfy the Net Capacity Guarantee.  The Parties further agree that if the Project does not achieve the Net Heat Rate Guarantee, as calculated in accordance with Part I, Section 8.2.2 of the Scope Book, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per Btu/kilowatt for each Btu/kilowatt by which the Project exceeds the Net Heat Rate Guarantee.  In addition, the Parties agree that if the Project does not  achieve (i) the Ammonia Consumption Rate Guarantee, as calculated in accordance with Part I, Section 8.1.4 of the Scope Book, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per lb/hour for each lb/hour by which the Project exceeds the Ammonia Consumption Rate Guarantee, and (ii) the Limestone Consumption Rate Guarantee, as calculated in accordance with Part I, Section 8.1.3 of the Scope Book, Contractor shall pay liquidated damages to Owner in the amount of *** Dollars ($***) per lb/hour for each lb/hour by which the Project exceeds the Limestone Consumption Rate Guarantee.  The Parties agree that the foregoing liquidated damages described in this Section 15.3 with respect to failure of the Project to achieve the Net Capacity Guarantee, the Net Heat Rate Guarantee, the Ammonia Consumption Rate Guarantee, or the Limestone Consumption Rate Guarantee shall apply regardless of the actual amount of damage that may be suffered.  Performance Liquidated Damages that are ultimately determined to be due and owing shall accrue interest at the Contract Interest Rate as of the date such amounts should have been paid if undisputed, from such date until paid.

15.4           Actions During the Cure Period.

15.4.1                Buy-Down Not Available.  If Contractor has failed to achieve the Minimum Performance Criteria with respect to the Net Capacity and the Net Heat Rate, Contractor shall not be entitled to pay the Performance Liquidated Damages pursuant to Section 15.4.2(a) to achieve Substantial Completion and must continue seeking to satisfy the Performance Guarantees and to achieve the Minimum Performance Criteria, and shall pay Delay Liquidated Damages due and owing under Section 15.1 until Contractor achieves Substantial Completion.

15.4.2                Buy-Down or Cure.  If the Project has achieved Substantial Completion, but has failed to achieve the Net Capacity Guarantee or the Net Heat Rate Guarantee, Contractor, at its option, may elect to either:

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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(a)           pay Owner the Performance Liquidated Damages as determined pursuant to Section 15.3 based on the results of the most recently completed Performance Tests used to determine whether Contractor satisfied the applicable Performance Guarantee, and upon such payment Contractor shall have no further obligation to satisfy the Performance Guarantees, including for purposes of achieving Final Completion; or

(b)           submit a Remedial Plan to Owner for review and approval as set forth in Section 15.4.6 within ten (10) days after the Substantial Completion Date, or if related to further Remedial Plans implemented during the Cure Period, after Contractor completes additional Performance Tests, as applicable.

15.4.3                Election of Option.  Contractor shall exercise the option provided in Section 15.4.2 by delivery of Notice to Owner not later than ten (10) days after either the Substantial Completion Date or the date of the last completed Performance Test; or  the expiration of a previously implemented Remedial Plan, as applicable.  For the avoidance of doubt, Contractor may, notwithstanding Contractor’s election of option (b) of Section 15.4.2, elect to pay the Performance Liquidated Damages and achieve Final Completion, pursuant to Section 15.4.2(a) after the expiration of its previously implemented Remedial Plan if Contractor fails to satisfy the Performance Guarantees by such date,  based on the most recent Performance Tests.

15.4.4                Submission of Remedial Plan.  All Corrective Actions performed after Substantial Completion shall be performed in accordance with a Remedial Plan submitted to Owner pursuant to Section 15.4.2(b).

15.4.5                Minimum Requirements for Remedial Plan.  Each Remedial Plan shall, at a minimum, specify the Corrective Actions Contractor proposes to take, the commencement date of the Corrective Action, the component or system that will be tested after such Corrective Actions are implemented, the kind of test that will be performed on such component or system, and the Benchmark Tests or Performance Tests.  Contractor will run the tests identified in the Remedial Plan to demonstrate satisfaction of the relevant Performance Guarantees; provided, however, that upon the satisfaction of the Performance Guarantees, Contractor shall be limited to performing three (3) additional Performance Tests.  The Corrective Actions described in the Remedial Plan that Contractor proposes to undertake with respect to the Work must be designed and intended to cause the Project to satisfy the Performance Guarantees without negative effects on Acceptance Tests results used to obtain Substantial Completion, must have a reasonable probability of success, and must not involve a material risk of damaging or diminishing the performance of any of the Work.  The projected completion date for such Corrective Action must fall within the Cure Period.

15.4.6                Approval of Remedial Plan.  Owner shall, promptly but no later than ten (10) days after receipt of a Remedial Plan, approve or provide written comments concerning such plan to Contractor.  Unless Contractor accepts all of Owner’s comments with respect to such Remedial Plan, Contractor and Owner shall meet and confer as soon as practicable to discuss the Remedial Plan and Owner’s comments thereto.  Contractor and Owner shall then

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endeavor to come to an agreement on the Remedial Plan.  If either Contractor or Owner determines, after using its reasonable efforts to come to an agreement on a proposed Remedial Plan, that such an agreement cannot be reached, then such dispute shall be resolved in accordance with Article 32.  If in any dispute between Owner and Contractor regarding the approval of a proposed Remedial Plan it is determined that Owner’s failure to approve a proposed Remedial Plan was in violation of this Agreement, Contractor’s sole remedy for such violation shall be an equitable extension of the Cure Period, and such failure shall not otherwise be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.

15.4.7                Prosecution of Remedial Plan.  Upon satisfaction of the conditions of Section 15.4.6, Contractor shall:

(a)           promptly and diligently pursue completion of the Remedial Plan at Contractor’s sole cost;

(b)           in performing the Corrective Action described in the Remedial Plan, neither cause the Project to be unable to satisfy the Emission Guarantees, nor cause the Project to be unable to comply with Applicable Laws; and

(c)           make substantial and demonstrable progress toward completion the Remedial Plan in accordance with its terms.

15.4.8                Additional Remedial Plans.  If Contractor is unable to satisfy the Performance Guarantees after completing the initial Remedial Plan, Contractor may deliver a new Remedial Plan to Owner within ten (10) days after completion of such initial Remedial Plan; provided that the Cure Period has not or will not expire during the period covered by such new Remedial Plan.

15.4.9                Access During Cure Period.  Upon Owner’s approval of the Remedial Plan submitted pursuant to Section 15.4.2(b), Contractor shall be granted reasonable access to the Project, subject to Section 15.4.12, for the period as set forth in the Remedial Plan approved by Owner, to:

(a)           perform Corrective Actions pursuant to a Remedial Plan prepared and prosecuted in accordance with Section 15.4.5; and

(b)           re-perform the applicable Benchmark Tests or Performance Tests as approved by Owner;

all in order to improve the performance results of the Project and to reduce Contractor’s liability for amounts payable as Performance Liquidated Damages or to establish the basis for any performance bonuses pursuant to Section 5.4.1.  The Net Capacity and Net Heat Rate shall be adjusted to the amounts determined by such Performance Tests.  Contractor shall keep Owner continuously apprised of the specific schedule, and changes therein, including the scheduled commencement and re-performance of the applicable Benchmark Tests or Performance Tests.  Notwithstanding anything herein to the contrary, Contractor shall use commercially reasonable efforts to ensure that Contractor’s performance of any Correction Action during the Cure Period

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does not result in the Project operating at a level lower than the initial performance upon Substantial Completion.

15.4.10                      Payment of Performance Liquidated Damages or Performance Bonuses.  At the end of the Cure Period, the results of the most recently completed Benchmark or Performance Tests shall be used to calculate the Performance Liquidated Damages or performance bonuses, as applicable.  Contractor shall provide Owner with all required test data and Owner shall calculate the Performance Liquidated Damages or performance bonuses, as applicable.  In the event any Performance Liquidated Damages have been paid pursuant to Section 15.8, Owner shall recalculate the Performance Liquidated Damages or performance bonus, as applicable, and:

(a)           if Contractor does not meet the Performance Guarantees and Performance Liquidated Damages are less than the Performance Liquidated Damages calculated pursuant to Section 15.8,  Owner shall notify Contractor and refund the difference thereof to Contractor within five (5) Business Days;

(b)           if Contractor does not meet the Performance Guarantees and Performance Liquidated Damages are greater than the Performance Liquidated Damages calculated pursuant to Section 15.8, Owner shall notify Contractor and Contractor shall pay the difference thereof to Owner within five (5) Business Days after Contractor receives a Notice for such payment from Owner; or

(c)           subject to Section 5.5.2, if the recalculated performance exceeds the Performance Guarantees, any performance bonuses shall be calculated pursuant to Section 5.5.2.

In the event that Owner approves the Remedial Plan pursuant to Section 15.8, and at the end of the Cure Period (i) the Project does not meet the Performance Guarantees, Contractor shall pay the applicable Performance Liquidated Damages calculated pursuant to Section 15.3 or (ii) the Project exceeds the Performance Guarantees, any performance bonuses shall be calculated pursuant to Section 5.5.2.

15.4.11                      Contractor’s Buy-Down Option.  Notwithstanding any of the foregoing, during the Cure Period, Contractor may, by Notice to Owner, elect to calculate the Performance Liquidated Damages based on the then most recently completed Performance Tests and pay any applicable Performance Liquidated Damages rather than attempt further Corrective Action.

15.4.12                      Operation During Cure Period.  Upon the earlier of Substantial Completion or the date this Agreement is terminated, Owner shall assume care, custody and control of the Project in accordance with Section 18.4.  Notwithstanding the foregoing, during the Cure Period, Owner shall provide Contractor with reasonable access to the Project as and to the extent provided in Section 15.4.12.1 at such time or times as Owner shall approve.  During the Cure Period, Owner shall have the right to operate the Project in its sole discretion, including the right to maximize the economic benefits of the Project.  Contractor understands and accepts that the desire of Owner to maximize the economic benefits of the Project likely will curtail Contractor’s freedom of action during the Cure Period and Owner will likely not provide access

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to the Project to Contractor for any significant modifications during the period from June 1 through September 30 of any year.  Except as set forth in the next sentence, any failure by Owner to provide Contractor with access to the Project as set forth in this Section 15.4.12 shall not be considered a breach of any covenant, condition, representation or warranty of Owner, and shall not be construed as an Owner Event of Default.  Contractor’s only remedy for a failure by Owner to provide Contractor with access to the Project as set forth in this Section 15.4.12 shall be an equitable extension of the Cure Period until such reasonable access is provided.

15.4.12.1                      Shut Downs During Cure Period.  After Substantial Completion, Owner and Contractor agree to cooperate in good faith in determining when and to what extent the Project will be taken out of service in order to make Corrective Actions to improve the performance of the Project and to minimize the periods of time when the Project will be taken out of service or Contractor will be permitted to perform any Benchmark Tests or Performance Tests or conduct Corrective Actions that require any material limitation on Owner’s operation of the Project (each such period, an “Outage Period”); provided, that Contractor shall use its best efforts to conduct such Corrective Actions during periods when the Project is undergoing scheduled maintenance outages.  Notwithstanding the foregoing, Contractor will have the right to at least two (2) Outage Periods, each not to exceed ten (10) consecutive days, which periods shall be scheduled in consultation with Owner; provided that any additional Outage Periods shall be subject to Owner’s approval which may be withheld in Owner’s sole discretion.  Notwithstanding anything to the contrary herein, unless Owner expressly agrees otherwise (which agreement may be withheld in Owner’s sole discretion), no Outage Period shall be scheduled during the period from June 1 through September 30 of any year.

15.4.12.2                      Outage Periods.  Each Outage Period will begin after a twenty four (24) hour cool down period (if necessary for the Corrective Action) and will end when Contractor clears the Project to normal operational conditions and turns the Project over to Owner for operation.  For each outage day during the Cure Period in excess of twenty (20) in the aggregate, Contractor shall pay Owner an amount per day equal to *** percent (***%) of the average amount per day paid to Contractor as a bonus for achieving early Substantial Completion pursuant to Section 5.5.1 (such average amount to be calculated by taking the total bonus amount paid to Contractor and dividing by the sum of (x) the number of days prior to the Substantial Completion Guaranteed Date that Substantial Completion occurs less (y) twenty-nine (29)).  Notwithstanding the foregoing, Owner shall credit Contractor against sums due pursuant to the preceding sentence, one (1) outage day for each calendar week that the Substantial Completion Date occurred earlier than twenty-nine (29) days prior to the Substantial Completion Guaranteed Date.  Accrued amounts due pursuant to this Section 15.4.12.2 shall be due and payable within ten (10) days after Owner provides a Notice to Contractor demanding payment thereof.  If Owner instructs Contractor to cease performing a Benchmark Test or Performance Test or conducting Corrective Actions during an Outage Period or otherwise during the remainder of the Cure Period (for reasons other than safety concerns arising from Defects), Contractor shall be granted a day for day extension of the Cure Period.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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15.5           Offset and Draws on Security.  If Contractor is obligated to pay any amount to Owner, as applicable, pursuant to Sections 15.1, 15.2 or 15.3, including any amounts payable pursuant to Section 15.4, as applicable, and such amount is not paid within the time period referred to in such Section, Owner shall have the right to offset pursuant to Sections 6.6.1 and 6.11 any such amount against any amount then or thereafter due from Owner to Contractor under this Agreement and to exercise its rights against any security provided by or for the benefit of Contractor in accordance with Section 6.7.2 or any other applicable sections of this Agreement, in such order as Owner may elect in its sole discretion.

15.6           Sole Remedy; Liquidated Damages Not a Penalty.  The amounts payable under Sections 15.1, 15.2 or 15.3, as limited by Article 31, and the other remedies provided for in this Article 15 and, if such failure constitutes a Contractor Event of Default pursuant to Section 19.1(j) or Section 19.1(k), the remedies provided for in Sections 19.2(a) through (h), shall be the sole and exclusive remedies of Owner for delays in Substantial Completion, for failure to meet the Reliability Guarantee and for failure of the Project to meet the Performance Guarantees (other than the Emissions Guarantees) during the Acceptance Tests.  THE PARTIES AGREE THAT OWNER’S ACTUAL DAMAGES, AS APPLICABLE, IN THE EVENT OF SUCH DELAYS OR FAILURES WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE.  ALTHOUGH OWNER’S ESTIMATE OF ITS DAMAGES, INCLUDING THE LOSS OF OPERATING REVENUE AND OTHER OPERATING AND CONSTRUCTION COSTS AND CHARGES IN THE EVENT OF SUCH DELAYS OR FAILURES SIGNIFICANTLY EXCEEDS THE AMOUNT OF THE LIQUIDATED DAMAGES PROVIDED HEREIN, AFTER NEGOTIATION, THE PARTIES HAVE AGREED TO AMOUNTS THAT REPRESENT EACH OF THE DELAY LIQUIDATED DAMAGES, THE RELIABILITY LIQUIDATED DAMAGES AND THE PERFORMANCE LIQUIDATED DAMAGES, AND THAT SUCH LIQUIDATED DAMAGES ARE IN THE NATURE OF LIQUIDATED DAMAGES, AND NOT A PENALTY.

15.7           Enforceability.  The Parties explicitly agree and intend that the provisions of this Article 15 shall be fully enforceable by any court exercising jurisdiction over any dispute between the Parties arising under this Agreement.  CONTRACTOR AND OWNER HEREBY IRREVOCABLY WAIVE ANY DEFENSES AVAILABLE TO THEM UNDER LAW OR EQUITY RELATING TO THE ENFORCEABILITY OF THE LIQUIDATED DAMAGES PROVISIONS SET FORTH IN THIS ARTICLE 15.

15.8           Extension of Cure Period.  Notwithstanding anything to the contrary herein, in the event Contractor has been unable to meet the Performance Guarantees on or prior to the expiration of the initial one hundred eight (180) day Cure Period after fulfilling its obligations contained in Sections 15.4.7 and 15.4.9, Contractor may submit to Owner for approval a revised Remedial Plan meeting the requirements of Section 15.4.5, but setting forth in specificity and detail Corrective Action(s) which Contractor proposes to undertake to enable the Project to achieve the Performance Guarantees.  Upon Owner’s approval of such revised Remedial Plan, not to be unreasonably withheld, the Cure Period shall be extended for the period of time set forth in the Remedial Plan approved by Owner, but in no event for more than one hundred eighty

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(180) days.  In the event Owner disagrees that such proposed Remedial Plan will enable the Project to achieve the Performance Guarantees, then Owner shall notify Contractor in writing of same, whereupon Contractor may pay the Performance Liquidated Damages due and owing to Owner pursuant to Section 15.3 and extend the Cure Period for the period of time set forth in the Remedial Plan submitted to Owner for approval, such period in no event to exceed one hundred eighty (180) days.

16.           CHANGES IN THE WORK

16.1           Change In Work.  A change in Work (each, a “Change In Work”) may result only from any of the following:

(a)           Changes in the Work required by Owner in writing, including an acceleration of Work in accordance with Section 7.7;

(b)           the occurrence of an Excusable Event (as and only to the extent permitted by Section 8.6.2);

(c)           the occurrence of an event of Force Majeure (as and only to the extent permitted by Section 8.6.1);

(d)           an Owner Directive, in accordance with Section 16.7;

(e)           in accordance with Section 24.4;

(f)           in accordance with Exhibit B; or

(g)           in accordance with Exhibit I.

16.2           By Owner.  Owner shall have the right to make changes in the Work, within the general scope thereof, whether such changes are modifications, accelerations, alterations, additions, or deletions.  All such changes shall be made in accordance with this Article 16, be documented in accordance with Section 16.4 and shall be considered, for all purposes of this Agreement, as part of the Work.  Notwithstanding the foregoing, unless Contractor and Owner shall have agreed upon a Change In Work in accordance with the provisions of Section 16.4 or Owner shall have issued an Owner Directive, Contractor shall have no obligation to, and shall not, perform or comply with any modification, acceleration, alteration, addition, or deletion to the Work unless required for the safe performance of the Work or otherwise in the event of an emergency or as required by Applicable Law.

16.3           By Contractor.  Contractor shall be entitled to initiate and submit a Change In Work Form for approval by Owner only in the event of an Excusable Event or Force Majeure in accordance with Sections 8.6.1 and 8.6.2 or pursuant to Section 24.4 (but, without limiting any other provision hereunder, with respect to Section 24.4, only to the extent Contractor’s performance hereunder was actually and demonstrably delayed by any delay in obtaining any POI Acknowledgement) or pursuant to Exhibits B and I.

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If Contractor provides Notice of or becomes aware of a Change In Work permitted pursuant to this Section 16.3, Contractor shall immediately serve Notice thereof to Owner and Contractor shall, as soon as practicable, prepare a Change In Work Form.

16.4           Owner Initiated Change In Work.  If Owner provides Notice to Contractor that Owner is proposing a Change In Work, Contractor shall, as soon as practicable, prepare and deliver to Owner an order of magnitude estimate of the costs, if any, expected to be incurred in connection with the proposed Change In Work, and an estimate of the change, if any, to the Milestone Schedule or Project Guaranteed Dates associated with such Change In Work.  If following review of such preliminary estimates, Owner requests that Contractor prepare a more detailed estimate, Contractor shall then prepare a detailed Change In Work Form which shall include, subject to the remaining provisions of this Section 16.4, a detailed proposal for such Change In Work, together with a detailed explanation and basis thereof, of:

(a)           the change, if any, to the Milestone Summary Schedule and the Project  Guaranteed Dates associated with such Change In Work;

(b)           the increase or decrease, if any, in the cost required to complete the Work as described on the Change In Work Form.

Any increases in the cost required to complete the Work shall be limited to actual and demonstrable increases which Contractor was unable to avoid.  Contractor’s proposed change in the Contract Price for such Change In Work shall propose a fixed price (with detailed estimates and quotation backup) which fixed price shall not exceed the difference of the direct costs (without profit, overhead or contingency) expected to be incurred by Contractor because of such Change In Work; less any savings expected to be realized because of such Change In Work, plus an allowance for profit, overhead, contingency and escalation, in each case as set forth in a Change In Work Form; provided, however, that in no event shall any Change In Work include any contingency amount related to the Labor Pool (as defined in Exhibit I).  The adjustment in the Contract Price specified in this Section 16.4, and the Project Schedule, as applicable, shall be the sole adjustment related to a specific Change In Work Form unless expressly stated otherwise therein or as may be provided elsewhere as mutually agreed by Owner and Contractor pursuant to Section 33.4.  In the event that Owner requests that Contractor prepare a Change In Work Form after having received an order of magnitude estimate of the costs related to such proposed Change In Work, and thereafter elects not to proceed with such proposed Change In Work, Owner shall be responsible to reimburse Contractor fifty percent (50%) of Contractor’s reasonable costs in preparing such proposed Change In Work Form.

16.5           Execution of Change In Work Form.  If Contractor and Owner reach agreement on the matters listed in the Change In Work Form submitted by Contractor, Contractor shall execute such Change In Work Form, and Owner shall sign “Accepted by Owner” on such Change In Work Form and execute such Change In Work Form (indicating any amendments necessary to reflect the agreement of the Parties).  If the Parties cannot reach agreement on the matters listed in the Change In Work Form submitted pursuant to this Section 16.5, subject to the terms of Section 16.7.2, then such matter shall be referred to dispute resolution under Article 32.

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16.6           No Obligation or Payment Without Executed Change In Work Form.  IN NO EVENT SHALL CONTRACTOR BE ENTITLED TO UNDERTAKE OR BE OBLIGATED TO UNDERTAKE A CHANGE IN WORK UNTIL CONTRACTOR HAS RECEIVED A CHANGE IN WORK FORM SUBMITTED BY CONTRACTOR AND ACCEPTED BY OWNER AND, EXCEPT AS SET FORTH IN SECTION 16.7, OR IN THE EVENT IMMEDIATE ACTION IS REASONABLY REQUIRED TO ADDRESS AN EMERGENCY WHICH ENDANGERS HUMAN HEALTH OR PROPERTY, IN THE ABSENCE OF SUCH EXECUTED CHANGE IN WORK FORM, IF CONTRACTOR UNDERTAKES ANY CHANGES IN THE WORK, CONTRACTOR SHALL MAKE ANY SUCH CHANGES AT CONTRACTOR’S SOLE RISK AND EXPENSE AND SHALL NOT BE ENTITLED TO ANY SCHEDULE MODIFICATION OR PAYMENT HEREUNDER FOR UNDERTAKING SUCH CHANGES.  NOTHING IN THIS SECTION 16.6 SHALL BE DEEMED TO WAIVE CONTRACTOR’S OR OWNER’S RIGHT TO AVAIL ITSELF OF THE DISPUTE RESOLUTION PROCEDURES PURSUANT TO ARTICLE 32 WITH RESPECT TO DISPUTED CHANGE IN WORK FORMS.

16.7           Owner Directives.

16.7.1                Non-Major Change In Work.  If Contractor and Owner are unable to agree on whether a Change In Work has occurred or on the matters described in a Change In Work Form with respect to any Change In Work Form proposing an adjustment to the Contract Price equal to or less than Five Hundred Thousand Dollars ($500,000), whether such Change In Work Form was initiated by Contractor or by Owner, Contractor shall perform the Work as Owner so directs in writing, unless the performance of such a Change In Work affects the safe performance of the Work or violates Applicable Law.

16.7.2                Major Change In Work.  If Contractor and Owner are unable to agree on any Change In Work Form proposing an adjustment to Contract Price in excess of Five Hundred Thousand Dollars ($500,000) (such Change In Work as proposed, a “Major Change In Work”), whether such Major Change In Work was initiated by Contractor or by Owner, Contractor and Owner shall engage in an open book review process in order to finalize the adjustment to Contract Price and the Milestone Summary Schedule, if any, associated with such Major Change In Work.  During such open book review process, Contractor shall make details of the estimate buildup, including estimated quantities and subtotals for the labor, subcontracts and Equipment and Materials costs available for Owner’s review relating to such Major Change In Work.  In addition, Contractor shall demonstrate the basis for the increase to Contract Price and the Milestone Summary Schedule included in such Major Change In Work.  If Owner and Contractor are unable to reach agreement on the Major Change In Work during such open book review process, Contractor shall perform the Work as Owner so directs in writing, unless the performance of such a Change In Work affects the safe performance of the Work or violates Applicable Law.

16.7.3                Prosecution of Owner Directive.  Notwithstanding the foregoing, in the event that Contractor reasonably believes that any Change In Work so directed in writing by Owner would result in a Defect, Contractor shall promptly provide Notice of same to Owner, which such Notice shall set forth a detailed explanation and basis for Contractor’s belief and Contractor shall not be required to perform such Change In Work except as Contractor and

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Owner, negotiating in good faith, mutually agree.  Subject to the foregoing, notwithstanding any such Notice provided by Contractor, Contractor shall otherwise proceed with the Work.

16.7.4                Pricing of Changes In Work Related to Owner Directives.  In the event Contractor performs Work as directed by Owner pursuant to Sections 16.7.1 or 16.7.2 (each an “Owner Directive”), and such Owner Directive results (a) in an increase to the direct costs (without profit, overhead or contingency) expected to be incurred by Contractor because of such Owner Directive, Owner shall pay to Contractor the amount of actually incurred costs of labor and materials incurred by Contractor in connection with Work performed pursuant to such Owner Directive, plus *** (***) of such amount representing a reasonable interim amount for Contractor’s overhead and profit or (b) in savings to direct costs expected to be realized because of such Owner Directive, Contractor shall reduce the Contract Price by the amount of such savings, plus *** (***) of such amount representing a reasonable interim amount for Contractor’s overhead and profit.  Any disputes regarding the pricing of a Change In Work or Major Change In Work or that are otherwise related to an Owner Directive shall be subject to the dispute resolution provisions of Article 32, but if such Change In Work constitutes a Major Change In Work, disputes regarding such Major Change In Work shall be subject to such dispute resolution procedures only after following the open book review process described in Section 16.7.2.

16.7.5                True-Up.  If following resolution of a dispute pursuant to the provisions contained in Article 32 it is determined that the amounts paid to Contractor pursuant to Section 16.7.4:  (a) are less than the amounts that Owner should have paid based upon the Work performed pursuant to an Owner Directive, then Owner shall pay to Contractor such deficiency (with interest at the Contract Interest Rate from the date payment for such Work was due and not paid) within ten (10) days after Notice of such deficiency from Contractor; or (b) exceed the amounts that Owner should have paid based upon the Work performed pursuant to an Owner Directive, then Contractor shall refund to Owner such excess (with interest at the Contract Interest Rate from the date payment for such Work was due and not paid) within ten (10) days after Notice of such deficiency from Contractor.

16.8           Express Waiver.  Contractor expressly waives any other compensation for any Change In Work executed pursuant to a Change in Work Form executed by Owner and Contractor pursuant to the provisions of this Article 16, including any other change in the Milestone Summary Schedule, the Project Guaranteed Dates or the Contract Price.  For the avoidance of doubt, to the extent there is a cumulative effect on the Contract Price or Project Schedule due to more than one Change in Work, Contractor shall include the impacts of the accumulation on the most current Change In Work Form and shall not be permitted to amend previously agreed upon Changes in Work Form.

16.9           No Suspension.  Notwithstanding any dispute between Owner and Contractor regarding a proposed Change In Work, Owner Directive, Contractor’s claim regarding the impact of a change upon the Contract Price or whether a Change In Work has in fact occurred, Contractor shall not suspend the Work unless directed by Owner in writing in accordance with Section 20.7, and Owner shall continue to make payments to Contractor consistent with the Payment Schedule, pending resolution of such dispute.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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16.10                      Evidence of Funds for Payment.  In the event that the cumulative value of prior Owner-Initiated Changes and Owner Directives, and any other mutually agreeable Changes In Work exceeds Five Million Dollars ($5,000,000), Owner shall at Contractor’s reasonable request obtain written confirmation from its Financing Entities or provide written confirmation itself in a form reasonably acceptable to Contractor that sufficient funds are available to permit payment for such Changes In Work.  Contractor shall not be obliged to effect any Change in Work pending receipt of such confirmation.

16.11                      Change for Contractor’s Convenience.  Contractor shall have the right to take any action at its own expense that is generally consistent with this Agreement and that Contractor in good faith determines to be reasonably necessary to meet the requirements of this Agreement.  In the event such action involves substitution of Equipment or Materials as set forth in this Agreement or the replacement of Major Subcontractors, or a deletion from, or modification of the Work as described in this Agreement or any Contractor Deliverable, Contractor shall obtain Owner’s written approval, which may be granted or withheld in Owner’s sole reasonable discretion, prior to undertaking such action.  Contractor shall not be entitled to any adjustment to the Contract Price, any Project Guaranteed Date, or any other term or condition of this Agreement in respect of any action undertaken pursuant to this Section 16.11.

16.12                      Audit Rights.  With respect to any Change In Work which adjusts the Contract Price, or with respect to Work performed pursuant to an Owner’s Directive, Contractor shall maintain, in accordance with generally accepted accounting principles consistently applied, records and books of account.  In any case where Contractor is instructed to proceed to comply with a Change In Work prior to the agreement of the change to the Contract Price under Article 16, Contractor shall keep contemporary records of the cost of complying with the Change In Work and of time expended thereon.  Contractor shall retain all such records and books of account for a period of at least two (2) years after the Final Completion Date.  Contractor shall cause all Subcontractors engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work.  In the event of a dispute hereunder in which the cost of the Work relating to a Change In Work or Owner Directive is in issue and the parties had not previously agreed to a fixed price for such Change in Work, Contractor shall grant to Owner the right to conduct an audit with respect to all documentation pertaining to such dispute, except the compilation of standard costs for: (i) payroll additives for non-manual employees of Contractor; (ii) normal operating costs of Contractor’s office in Frederick, Maryland; (iii) costs of ordinary integrated solutions and technology; (iv) materials, supplies and reproduction supplies; (v) ordinary communication costs and (vi) non-manual ordinary employee benefits.  Audit data shall not be released by the auditor to parties other than Contractor, Owner, the Financing Entities, if any, and their respective directors, officers, employees, and agents in connection with any such audit.  Such records shall be open to inspection by Owner at all reasonable times.  Subject to agreement of the adjustment to Contract Price pursuant to a Change In Work Form or the determination of the adjustment pursuant to the dispute resolution procedures pursuant to Article 32, if, as a result of any audit conducted pursuant to this Section 16.12, the results of such audit indicate that Contractor received more or less than the amount to which it was entitled under this Agreement, either Owner shall pay the additional amount owed to Contractor or Contractor shall refund any overpayment to Owner, as applicable, in either case within ten (10) days of a written request therefor.  Owner shall be responsible for all costs and expenses of such audit unless an

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overpayment of five percent (5%) is discovered, in which case Contractor shall be responsible for such costs and expenses.

17.           WARRANTIES CONCERNING THE WORK

17.1           Work Warranty.  Contractor warrants to Owner (the “Work Warranty”) that all Work (other than Work covered by the Materials Warranty), including Contractor’s (and its Subcontractor’s) construction and design of the Project and the installation of the Equipment and Materials:

(a)           shall be Industry Grade;

(b)           shall be free from Defects; and

(c)           shall conform to all applicable requirements of this Agreement, the then current drawings and specifications as approved or accepted by Owner, Applicable Laws and the Applicable Permits; provided that Contractor’s obligation with respect to Applicable Laws or Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees.

17.2           Materials Warranty.  Contractor further warrants that all Equipment and Materials and other items furnished by Contractor and any Subcontractors hereunder (the “Materials Warranty”):

(a)           shall be new and of good and suitable quality when installed;

(b)           shall conform to the requirements of this Agreement, the then current drawings and specifications as approved or accepted by Owner, all Applicable Laws and the Applicable Permits, provided that Contractor’s obligation with respect to Applicable Laws or Applicable Permits governing emissions from the Project is limited to compliance with the Emissions Guarantees;

(c)           shall be free from any charge, lien, security interest or other encumbrance; and

(d)           shall be free of any Defects including Defects in design, materials or fabrication, or excessive wear and tear.

Notwithstanding the foregoing, in the event Contractor proposes to incorporate any used Equipment and Materials into the Project, Contractor shall provide prior written request thereof to Owner, for Owner’s approval, which may be withheld in Owner’s sole discretion.  If reasonably requested by Owner due to concerns that any Work or Equipment and Materials may not satisfy the Work Warranty or the Materials Warranty, Contractor shall promptly provide Owner with reasonable evidence that such item(s) of the Work or Equipment and Materials do satisfy the Work Warranty or Materials Warranty, as applicable.

17.3           Warranty Period.  Contractor shall have no liability under Section 17.1 or 17.2 from and after the end of the twelve (12) month period commencing on the Substantial

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Completion Date (the “Warranty Period”); provided, however, that the Warranty Period for any Work, Equipment and Materials, item or part required to be re-performed, repaired, corrected or replaced following discovery of a Defect during the original Warranty Period shall be extended from the time of such re-performance, repair, correction or replacement for a period equal to the original Warranty Period for such item or part; provided, further, subject to Section 17.7.5, the Warranty Period as extended for any Work, item or part shall not extend for more than twelve (12) months after the end of the initial Warranty Period.

17.4           Enforcement by Owner.  Commencing on the expiration of the applicable Warranty Period, Owner shall be entitled to enforce all representations, warranties, and guarantees with respect to the Project from Subcontractors, and Contractor shall provide reasonable assistance to Owner in enforcing such representations, warranties, and guarantees, when and as reasonably requested by Owner.  Owner shall reimburse Contractor for reasonable expenses incurred by Contractor in complying with such requests from Owner.  In addition, prior to the expiration of the applicable Warranty Period, Owner, at its option and upon prior written Notice to Contractor, may enforce the particular warranty, the Work Warranty or the Materials Warranty against any Subcontractor if:

(a)           Owner reasonably determines that Contractor has not enforced such warranty against the Subcontractor or Contractor has not performed the warranty work itself and is not diligently pursuing the satisfaction of such warranty claim, or

(b)           a Contractor Event of Default exists and Owner has terminated the Agreement.

17.5           Exclusions.  The Work Warranty and Materials Warranty set forth in Sections 17.1 and 17.2 shall not apply to:

(a)           Damage to any Equipment and Materials to the extent such damage is caused by:

(i)           a material failure by Owner to operate and maintain such Equipment and Materials in accordance with Industry Standards or in accordance with the recommendations set forth in the Required Manuals but only if such failure occurs after Substantial Completion, or with respect to failures prior to Substantial Completion such failures are due to the Gross Negligence or Willful Misconduct of Operating Personnel;

(ii)           operation of such Equipment and Materials by Owner materially in excess of operating specifications for such Equipment and Materials as set forth in the Required Manuals but only if such failure occurs after Substantial Completion, or with respect to failures prior to Substantial Completion such failures are due to the Gross Negligence or Willful Misconduct of Operating Personnel;

(iii)           the use of spare parts and normal consumables by Owner in the repair or maintenance of such Equipment and Materials that are not materially in accordance with specifications and recommendations set forth in the Required Manuals but only if such failure occurs after Substantial Completion, or with respect to failures prior to Substantial

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Completion such failures are due to the Gross Negligence or Willful Misconduct of Operating Personnel; or

(iv)           an event of Force Majeure.

(b)           Normal Operating Consumables or items that require replacement due to normal wear and tear or casualty loss (other than as a result of any failure of the Work Warranty or the Materials Warranty).

Notwithstanding the foregoing, damage caused by Operating Personnel while under the direction of Contractor (except to the extent such damage results from actions of Operating Personnel constituting Gross Negligence or Willful Misconduct) shall be the responsibility of Contractor.

17.6           Subcontractor Warranties.  Contractor shall use commercially reasonable efforts to obtain warranties for all Work performed by each Subcontractor on substantially the same terms as this Article 17.  Contractor shall assign all representations, warranties, guarantees, and obligations of all Subcontractors, at the request and direction of Owner, and without recourse to Contractor, to Owner or any Financing Entity upon termination or expiration of this Agreement; provided, however, that, notwithstanding such assignment, Contractor shall, subject to Section 17.4, be entitled to enforce each such representation, warranty, guarantee, and obligation through the end of the Warranty Period.  In addition, Contractor hereby assigns to Owner, effective as of the end of the Warranty Period, all remaining representations, warranties, guarantees and obligations of all Subcontractors, excluding any rights to liquidated damages provided for in a subcontract or purchase order that have not been paid and that are the subject of a claim by Contractor against a Subcontractor or any other claims of Contractor against any  Subcontractor then currently in dispute.  Contractor shall deliver to Owner promptly following execution thereof applicable sections of purchase orders or subcontracts with Major Subcontractors containing such representations, warranties and indemnities.

17.7           Correction of Defects.

17.7.1                Notice of Warranty Claim.  Subject to Section 17.7.5, Owner shall provide Notice to Contractor within a reasonable period after discovery that any of the Work fails to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period.  Contractor shall, at Contractor’s own cost and expense (including overtime, but excluding insurance proceeds to the extent actually received), re-perform any necessary engineering and purchasing relating to such Work, and shall pay the cost of removing any Defect and the cost of re-performing, repairing, replacing or testing such subject Work, including any damage to the surrounding Work (subject to the limitations provided in Section 22.2), as shall be necessary to cause the Work and the Project to conform to the Work Warranty or Materials Warranty.  In addition, subject to the limitations provided in Section 22.2, Contractor shall, at its own cost and expense (including overtime, but excluding insurance proceeds to the extent actually received), repair and replace any portion of the Work that is damaged or destroyed because any of the Work shall fail to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period, all in accordance with the Warranty Procedures.  Within a reasonable time not to exceed thirty (30) days after receipt by Contractor of a Notice from

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Owner specifying a failure of any of the Work to satisfy Contractor’s Work Warranty or the Materials Warranty and requesting Contractor to correct the failure, Contractor and Owner shall mutually agree when and how Contractor shall remedy such failure (the “Warranty Procedures”).  Any such remediation or repair shall be subject to Owner’s approval.  No such remediation or repair shall be considered complete until Owner shall have reviewed and approved such remedial work.  Notwithstanding the foregoing and subject to Section 17.7.2.2, if any of the Work shall fail to satisfy Contractor’s Work Warranty or the Materials Warranty, and such failure endangers human health or property or materially and adversely affects the operation of the Project, Contractor shall correct the failure as soon as is reasonably practicable.

17.7.2                 Owner Performance.

17.7.2.1                      Upon Contractor’s Request.  Notwithstanding the foregoing, Contractor may request Owner to perform all or any portion of Contractor’s obligations with respect to any warranty claim.  Owner may elect to perform such obligations in Owner’s sole discretion, and, if Owner elects not to perform such obligations, Contractor shall remain obligated to and shall perform such obligations.  Owner may prepare and deliver an invoice to Contractor, accompanied by reasonable supporting documentation, setting forth the cost of such Work performed by Owner.  Upon receipt thereof, Contractor shall reimburse Owner for all costs and expenses incurred by Owner (including costs related to Owner’s personnel) to perform Contractor’s obligations with respect to such warranty claim within ten (10) days of receiving Owner’s request for payment of such costs.

17.7.2.2                      Failure of Contractor to Perform Warranty Work.  If Contractor does not use its reasonable efforts to proceed to complete the Work required to satisfy any warranty claim within the agreed time and Contractor is not diligently pursuing the satisfaction of such warranty claim, or if Contractor and Owner fail to reach such an agreement within the period as set forth in Section 17.7.1, Owner shall have the right after further Notice to Contractor to perform the necessary remedy, or have third-parties perform the necessary remedy and Contractor shall reimburse Owner for the costs thereof upon delivery by Owner of a reasonably detailed invoice, accompanied by reasonable supporting documentation, setting forth such costs.  In the event any of the Work fails to satisfy the Work Warranty or the Materials Warranty during the applicable Warranty Period and any such failure occurs under circumstances in which there is an immediate need for repairs, Owner may perform such warranty work for Contractor’s account; provided that Owner provides reasonably prompt Notice to Contractor of such immediate need.  For purposes of clarity, no warranty Work shall be re-warranted which is completed after the expiry of the Warranty Period and no claims for Warranty work shall be made after the expiry of the Warranty Period except in respect of warranty related work which has not been completed and of which Contractor was given notice within the Warranty Period.

17.7.3                Equipment and Materials Testing and Demonstrations.  If, during the Warranty Period, Contractor changes, repairs or replaces any Equipment and Materials, Owner and Contractor shall establish performance criteria and any test or functional demonstration procedures to be performed by Contractor to demonstrate the proper functioning of such repaired or replaced Equipment and Materials to Owner’s reasonable satisfaction.

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17.7.4                Chronic Failure.  Should Contractor fail to correct any Defect in any Work, Equipment and Materials, items or parts, and such failure occurs more than twice during the Warranty Period, Contractor shall prepare a root cause analysis, reasonably acceptable to Owner, that defines the changes, repairs or replacements to the Work, Materials and Equipment, item or part necessary to avoid further failures of such Work, Materials and Equipment, items or part, and shall perform and complete all changes, repairs or replacements indicated in such root cause analysis, regardless of whether the Warranty Period, as extended pursuant to Section 17.3, shall have expired.  In each case, Contractor shall repeat such process on an iterative basis until the Defect is corrected.

17.7.5                Owner’s Warranty Option.  Owner and Contractor acknowledge and agree that it may be impracticable or otherwise not in Owner’s best interest to re-perform any Work or fix any Defective Equipment and Materials which fails to satisfy the Work Warranty or Materials Warranty.  Such impracticability may be due to, among other things, considerations concerning the length of time the Project may be shutdown in order to re-perform such nonconforming Work or risks to the other portions of the Project as a result of such re-performance.  As a consequence thereof, the Parties expressly agree that in lieu of re-performing any Work so as to cause the Project to satisfy the Work Warranty and Materials Warranty, Owner shall have the option (the “Warranty Payment Option”) (which option Owner shall exercise (if at all) by Notice to Contractor within ten (10) days after Owner initially Notifies Contractor of such non-conforming Work to cause Contractor (so long as Contractor has not commenced the Work on the Project Site to fix such Defective Equipment and Materials) to pay to Owner, in lieu of re-performing such Work, an amount equal to an estimate mutually determined by Owner and Contractor of the cost to Contractor to re-perform any necessary engineering and purchasing relating to such non-conforming Work, plus the cost of removing any non-conforming Work and the cost of re-performing, repairing or replacing such subject Work, all as would be necessary to cause the Work and or the applicable Equipment and Materials to conform to the Work Warranty and Materials Warranty.  If Owner exercises its Warranty Payment Option with respect to any non-conforming Work, Contractor shall pay all such costs to Owner within ten (10) days after agreement upon costs (or resolution of any disputed costs) with Owner.  If Owner exercises its Warranty Payment Option with respect to any non-conforming Work, and Contractor pays all such costs with respect to such non-conforming Work, Contractor’s warranty obligations hereunder with respect to such non-conforming Work shall be deemed satisfied.

17.8           Limitations on Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 4.1, THIS ARTICLE 17 AND SECTION 25.4, CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR PURPOSE.  THE REMEDIES PROVIDED FOR IN THIS ARTICLE 17 WITH RESPECT TO ANY WORK WHICH FAILS TO SATISFY THE WORK WARRANTY OR THE MATERIALS WARRANTY DURING THE WARRANTY PERIOD SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR OWNER AS A RESULT OF SUCH FAILURE; PROVIDED THAT IF SUCH FAILURE CONSTITUTES A CONTRACTOR EVENT OF DEFAULT UNDER SECTION 19.1(F), THE REMEDIES PROVIDED FOR IN SECTIONS 19.2(A) THROUGH (H) SHALL ALSO BE AVAILABLE.

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18.           EQUIPMENT IMPORTATION; TITLE

18.1           Importation of Equipment and Materials.  Contractor, at its own cost and expense, shall make all arrangements, including the processing of all documentation, necessary to import into the United States Equipment and Materials to be incorporated into the Project and any other equipment and other items necessary to perform the Work and shall coordinate with the applicable Governmental Authorities in achieving clearance of United States customs for all such Equipment and Materials and other items.  In no event shall Owner be responsible for any delays in customs clearance or any resulting delays in performance of the Work.

18.2           Title.

18.2.1                Condition.  Contractor warrants good title, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, to all Equipment and Materials and other items furnished by it or any of its Subcontractors that become part of the Project or that are purchased by Contractor for Owner to be used for the operation, maintenance, or repair of the Project or any part thereof.

18.2.2                Transfer.  Title to all Equipment and Materials and other items shall pass to Owner, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, upon the earlier of delivery of such Equipment and Materials or other items to the Project Site or incorporation of such Equipment and Materials or other items into the Project.

18.2.3                Custody During Performance.  The transfer of title shall in no way affect Owner’s rights as set forth in any other provision of this Agreement.  Contractor shall have care, custody, and control of all Equipment and Materials and other items and exercise due care with respect thereto until the earlier of the Substantial Completion Date and the termination of this Agreement.

18.3           Protection.  For the purpose of protecting Owner’s interest in all Equipment and Materials, and other items with respect to which title has passed to Owner pursuant to Section 18.2 but that remain in possession of Contractor or any Subcontractor, Contractor shall take or cause to be taken all steps necessary under the laws of the appropriate jurisdictions(s) (including obtaining bailee’s and warehousemen’s waivers) to protect Owner’ title and to protect Owner against claims by other parties with respect thereto.

18.4           Owner Possession.  On the earlier of the Substantial Completion Date or the termination of this Agreement, Owner shall take complete possession and control and assume responsibility for the daily operation and maintenance of the Project.

19.           DEFAULTS AND REMEDIES

19.1           Contractor Events of Default.  Contractor immediately shall be in material default of its obligations pursuant to this Agreement upon the occurrence of any one or more events of default set forth below (each, a “Contractor Event of Default”):

(a)           Contractor becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes an assignment for the

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 benefit of creditors, or insolvency, receivership, reorganization, or bankruptcy or similar proceedings are commenced by Contractor;

(b)           insolvency, receivership, reorganization, or bankruptcy or similar proceedings are commenced against Contractor and such proceeding shall remain undismissed or unstayed for a period of sixty (60) days;

(c)           any material representation or warranty made by Contractor herein was false or misleading when made and Contractor fails to remedy such false or misleading representation or warranty within thirty (30) days after Contractor receives a Notice from Owner with respect thereto, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days; (ii) Contractor commences such cure within such thirty (30) day period and diligently prosecutes such cure; and (iii) such cure is accomplished within one hundred twenty (120) days after the earlier of the date on which Contractor first knew of such misrepresentation or falsity or the date on which Contractor receives a Notice from Owner with respect thereto;

(d)           Contractor fails to provide the Retainage Security in accordance with Section 6.7.1, including adjustments thereto, or allows such Retainage Security to lapse, terminate or expire in contravention of the terms hereof;

(e)           Contractor fails to provide the Performance Assurance in accordance with Section 4.1.11 or allows such Performance Assurance to lapse, terminate or expire in contravention of the terms hereof;

(f)           Contractor fails to satisfy all of its material obligations under Article 17 after having received Notice from Owner of such failure and such failure continuing for more than ten (10) days; provided that this Section 19.1(f) shall constitute Owner’s sole right to terminate this Agreement based on a breach or violation of Contractor of its obligations under Article 17;

(g)           Contractor assigns or transfers this Agreement or any right or interest herein, except in accordance with Article 26;

(h)           Contractor fails to maintain any insurance coverages required of it in accordance with Article 21 and Contractor fails to remedy such breach within ten (10) days after the Contractor first receives a Notice from Owner with respect thereto;

(i)           Contractor fails to perform or observe in any respect any provision of this Agreement providing for the payment of undisputed amounts of money to Owner or any other material provision of this Agreement not otherwise addressed in this Section 19.1, and such failure continues for ten (10) days after Notice from Owner in the case of an undisputed payment obligation and thirty (30) days after Notice from Owner in the case of any other obligation, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days; (ii) Contractor commences such cure within such thirty (30) day period and diligently prosecutes such cure; and (iii) such cure is accomplished within one hundred twenty (120) days after the earlier of the date that Contractor first knew of such failure to perform or the date on which Contractor receives a Notice from Owner with respect thereto;

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(j)           at any time prior to Substantial Completion, Contractor either fails to timely deliver an Acceleration Plan pursuant to Section 7.5 or following approval of an Acceleration Plan pursuant to Section 7.5, Contractor fails, other than due to an Excusable Event or an event of Force Majeure, to make demonstrable efforts to meet the schedule set forth in the Acceleration Plan (as determined from the revised Project Schedule established by the Acceleration Plan);

(k)           the Substantial Completion Date has not occurred by the three hundred sixty-fifth (365th) day after the Substantial Completion Guaranteed Date, as such date may be extended pursuant to the provisions of this Agreement;

(l)           except as a result of a Force Majeure event or during the pendency of a suspension under Section 19.5 herein, Contractor abandons the Work; or

(m)           the Final Completion Date has not occurred by the four hundredth (400th) day after the Substantial Completion Date, or such later date to which such Final Completion Date may be extended pursuant to the provisions of this Agreement due to the failure of the Project to satisfy the conditions in Section 14.4.

For the avoidance of doubt, Owner may not terminate this Agreement as a result of the failure of the Project to satisfy the Performance Guarantees or the Reliability Guarantee, unless Contractor fails to pay liquidated damages for which it is liable as provided in Articles 14 and 15, subject to the limits of liability set out in Article 31 or achieve any Project Schedule Milestone other than the Project Guaranteed Dates.

19.2           Owner’s Rights and Remedies.  In the event of a Contractor Event of Default Owner or its assignees shall, subject to Section 31.2, have only the following rights and remedies and may elect to pursue any or all of them, and Contractor shall have the following obligations:

(a)           Owner, without prejudice to any of its other rights or remedies hereunder, may terminate this Agreement by giving written Notice of such termination to Contractor; provided that in the event of a Contractor Event of Default pursuant to Section 19.1(a) or (b), Owner shall be deemed to have given Notice of termination to Contractor immediately upon the occurrence of such a Contractor Event of Default, and all amounts owing by Contractor to Owner hereunder shall immediately become due and payable;

(b)           Owner may, without prejudice to any of its other rights or remedies hereunder, proceed against any bond, guarantee, letter of credit or other security given by or for the benefit of Contractor for its performance under this Agreement;

(c)           in the event Owner terminates this Agreement, Contractor shall withdraw from the Project Site, shall assign to Owner (without recourse to Contractor) such of Contractor’s subcontracts as Owner may request, and shall deliver and make available to Owner all information, patents, and licenses of Contractor related to the Work reasonably necessary to permit Owner to complete or cause the completion of the Work, and in connection therewith Contractor authorizes Owner and its respective agents to use such information in completing the Work, shall remove such materials, equipment, tools, and instruments used by and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct,

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 and Owner may take possession of any or all Contractor Deliverables and Project Site facilities related to the Work (whether or not such Contractor Deliverables and Project Site facilities are complete) or leased equipment necessary for completion of the Work to the extent Owner has agreed to assume in writing any lease of Contractor related to such equipment necessary for completion of the Work (in which event Contractor shall cooperate with Owner to cause such obligations to be assigned by Contractor to and assumed by Owner);

(d)           Owner without incurring any liability to Contractor, shall have the right to have the Work finished whether by enforcing any security given by or for the benefit of Contractor for its performance under this Agreement or otherwise;

(e)           Owner, without limiting Owner’s right to terminate this Agreement, may seek equitable relief to enforce the provisions of this Agreement;

(f)           Owner, without limiting Owner’s right to terminate this Agreement, may pursue the dispute resolution procedures set forth in Article 32 to enforce the provisions of this Agreement;

(g)           Owner may make such payments or perform such obligations as are required to cure any Contractor Event of Default and offset the cost of such payment or performance against payments otherwise due to Contractor under this Agreement; and

(h)           in the event Owner terminates this Agreement, Owner may seek damages as provided in Section 19.3, including proceeding against any bond, guarantee, letter of credit, or other security given by or for the benefit of Contractor for its performance under this Agreement.

19.3           Damages for Contractor Default.  In the event of a Contractor Event of Default, Owner may terminate this Agreement by delivery of written notice to Contractor, and, subject to Article 31, Contractor shall be liable to Owner for the actual costs of completing the Work, including compensation for obtaining a replacement contractor or for obtaining additional professional services required as a consequence of Contractor’s Event of Default, in excess of those costs that would have been payable to Contractor but for such Contractor’s Event of Default (and, to the extent applicable, Contractor shall remain liable for the satisfaction of all liabilities incurred prior to Owner’s termination (including Contractor’s indemnification obligations hereunder and payment of all Delay Liquidated Damages accrued as of the date of termination, but excluding Reliability Liquidated Damages and Performance Liquidated Damages)).  In addition, whether or not Owner terminates the Agreement, in the event of a Contractor Event of Default, Owner shall be entitled to withhold further payments to Contractor for the Work performed prior to termination of this Agreement until Owner determines the liability of Contractor, if any, under this Section 19.3.  Upon determination of the total cost of the Work, Owner shall notify Contractor in writing of the amount, if any, that Contractor shall pay Owner or Owner shall pay Contractor.  Contractor acknowledges that in the event of such a termination, Owner may enter into a turnkey contract for the completion of the Project with substantially similar or more favorable performance guarantees, completion deadlines and liquidated damages as are provided for in this Agreement, that such turnkey contract may require the replacement contractor to perform all such work on an accelerated basis, and that, as a result thereof, the cost to complete the Project may greatly exceed the cost hereunder.  Contractor

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acknowledges and agrees that if this Agreement is terminated due to a Contractor Event of Default, Owner shall have no obligation and shall not be required to mitigate any damages or costs it incurs in completing the Project.  If it is determined for any reason that Contractor was not in default or that its default was excusable or that Owner was not entitled to the remedy against Contractor provided above, the termination will be deemed to be a termination for convenience pursuant to Section 20.1, and Contractor’s sole and exclusive remedies whether in tort, contract or otherwise against Owner shall be the same as and shall be strictly limited to those afforded in Section 20.1.  Nothing in this paragraph shall be deemed to modify the provisions of Article 31.

19.4           Owner Event of Default.  Owner shall be immediately in default of its obligations pursuant to this Agreement upon the occurrence of any one or more events of default below (each, an “Owner Event of Default”):

(a)           Owner becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes an assignment for the benefit of creditors, or insolvency, receivership, reorganization, or bankruptcy or similar proceedings are commenced by Owner;

(b)           insolvency, receivership, reorganization, or bankruptcy or similar proceedings are commenced against Owner and such proceeding shall remain undismissed or unstayed for a period of sixty (60) days;

(c)           any material representation or warranty made by Owner herein was false or misleading when made and Owner fails to remedy such false or misleading representation or warranty within thirty (30) days after Owner receives a Notice from Contractor with respect thereto, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days; (ii) Owner commences such cure within such thirty (30) day period and diligently prosecutes such cure; and (iii) such cure is accomplished within one hundred twenty (120) days after the earlier of the date on which Owner first knew of such misrepresentation or falsity or the date on which Owner first receives a Notice from Contractor with respect thereto;

(d)           Owner assigns or transfers this Agreement or any right or interest herein, except in accordance with Article 26;

(e)           Owner fails to maintain any insurance coverages required of it in accordance with Article 21 and Owner fails to remedy such breach within ten (10) days after the Owner first receives a Notice from Contractor with respect thereto; or

(f)           Owner fails to perform or observe in any respect any provision of this Agreement providing for the payment of undisputed amounts of money to Contractor or any other material provision of this Agreement not otherwise addressed in this Section 19.4, and such failure continues for ten (10) days after Notice from Contractor in the case of an undisputed payment obligation and thirty (30) days in the case of any other obligation, except such thirty (30) day limit shall be extended if: (i) curing such failure reasonably requires more than thirty (30) days; (ii) Owner commences such cure within such thirty (30) day period and

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diligently prosecutes such cure; and (iii) such cure is accomplished within one hundred twenty (120) days, in each case after the earlier of the date on which Owner first knew of such failure to perform or the date on which Owner first receives a Notice from Owner with respect thereto.

19.5           Contractor’s Remedies.  In the event of an Owner Event of Default and subject to Article 31, Contractor shall only have the following rights and remedies and may elect to pursue any or all of them:

(a)           to suspend performance of the Work until Owner cures such Owner Event of Default (in which event, Contractor shall be compensated in the manner specified in Section 20.7.3);

(b)           to terminate this Agreement (in which event Contractor shall be compensated in the manner described in Section 20.1 for termination by Owner for convenience);

(c)           to seek equitable relief to enforce the provisions of this Agreement;

(d)           proceed against any bond, guarantee, letter of credit or other security given by or for the benefit of Owner for its performance under this Agreement; and

(e)           to pursue the dispute resolution procedures set forth in Article 32 to enforce the provisions of this Agreement.

20.           TERMINATION AND SUSPENSION

20.1           Termination for Convenience; Payment.  Owner may in its sole discretion terminate the Work with or without cause at any time by giving prior Notice of termination to Contractor, to be effective upon the receipt of such Notice by Contractor or upon such later termination date specifically identified by Owner therein; provided, however, that Owner shall not terminate the Work for the sole purpose of substituting a replacement contractor.  Subject to the limitations of Section 31.4, if this Agreement is terminated pursuant to this Section 20.1 on or after the date hereof, as compensation for the Work performed through the effective date of termination, subject to reductions as set in this paragraph below, Owner shall pay to Contractor an amount equal to the sum of (a) portions of the Contract Price for the Work performed up to the effective date of termination (including any bonuses earned and payable to Contractor pursuant to Section 5.5.1 or 5.5.2), and, to the extent not already incorporated in the Contract Price pursuant to an approved Change in Work Form, amounts associated with Exhibits B and I); plus (b) Contractor’s reasonable incurred out-of-pocket- costs of demobilization (as evidenced by reasonable supporting documentation); plus (c) an amount equal to the sum of the amount set forth on the Cancellation Cost Schedule corresponding to the month in which such termination occurs plus any taxes to be paid by Owner pursuant to this Agreement, to the extent any portion of such amount has not already been incorporated under subsection (a) above; less (d) any amounts previously paid to Contractor under this Agreement.  Owner shall make payments under this Section 20.1 in accordance with Article 6.  Upon payment to Contractor, Owner and Contractor shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination).

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20.2           Limitation on Payment.  Except as provided in Section 20.1, Contractor shall not be entitled to any lost profit or overhead upon any termination of this Agreement.

20.3           Adjustment for Defects.  Notwithstanding the foregoing, the amount owed pursuant to Section 20.1 shall be subject to adjustment to the extent any Work contains Defects as of such termination date; provided that for purposes of clarity any incomplete Work on the date of termination shall not be deemed to contain any Defects due to it being incomplete.

20.4           Owner’s Right to Elect to Assume Obligations with Subcontractors.  In addition, upon termination, Owner shall have the right, at its sole option, to assume and become liable for any written obligations and commitments that Contractor may have in good faith undertaken with third-parties in connection with the Work to be performed at the Project Site.  If Owner elects to assume any obligation of Contractor as described in this Section 20.4, then (a) the amount paid pursuant to Section 20.1 shall be reduced by the amount of such obligations and commitments (unless they relate to termination or demobilization costs or to payments due for work already completed for which Contractor remains obligated to pay); (b) Contractor shall execute all assignments or other documents and take all other reasonable steps requested by Owner which may be required to vest in Owner all rights, set-offs, benefits and titles necessary to such assumption by Owner; (c) Contractor’s satisfaction of its obligations under this Section 20.4 shall be a condition precedent to Owner’s obligation to comply with its obligations under Section 20.1 (including its obligation to make any payment to Contractor); and (d) Owner shall simultaneously agree to indemnify Contractor against liabilities thereafter arising under the assumed obligations or commitments.

20.5           Contractor Conduct.  Upon receipt of written notice from Owner of termination pursuant to Section 20.1, Contractor shall: (a) cease operations as directed by Owner in the notice; (b) take action necessary, or that Owner may direct, for the protection and preservation of the Work and the Project; and (c) except for Work directed to be performed prior to the effective date of termination stated in notice, for Work that must necessarily be performed in order for Contractor to close out the Project in a prudent manner, or except as expressly requested by Owner in writing, terminate all existing subcontracts and purchase orders and enter into no further subcontracts or purchase orders with respect to the Work or the Project.

20.6           Nature of Termination Payments.  The payments described in Section 20.1 include payment for all costs of Equipment and Materials, including breakage costs or termination fees incurred by Contractor upon termination of Equipment and Materials purchase agreements or purchase orders, temporary equipment, labor, transportation, engineering, design and other services relating to Contractor’s performance of its obligations under this Agreement and said Owner-requested Work (including any intellectual property rights licensed under this Agreement, expressly or by implication) provided by Contractor or such Subcontractors.  Notwithstanding the termination of this Agreement, Owner shall remain obligated to pay such taxes as may become due that are otherwise payable by Owner pursuant to this Agreement.  The above-described payments shall not be increased with respect to any of the foregoing or with respect to any withholdings in respect of any of the foregoing items that Owner may be required to make.

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20.7           Suspension by Owner.  Owner may suspend performance of the Work at any time by giving prior Notice thereof to Contractor.  Such suspension shall continue for the period specified in the suspension Notice.

20.7.1                Adjustments Due to Suspension.  The Contract Price shall be adjusted as provided in Section 20.7.3(b) to reflect any additional increased costs of Contractor resulting from any such suspension, as demonstrated by Contractor to Owner’s reasonable satisfaction; provided, however, no adjustment shall be made to the Contract Price or any Project Guaranteed Date for a Suspension for Cause.  At any time after the effective date of the suspension, Owner may require Contractor to resume performance of the Work on seven (7) days prior Notice.  Owner acknowledges that Contractor shall not in all cases be successful in obtaining agreement from the Vendors or Major Subcontractors supplying major pieces of Equipment to the Project to suspend the manufacture and delivery of such major Equipment and Materials and that a suspension by Owner under this Section 20.7 may result in a delay in the Project Guaranteed Dates greater than the period equal to the relevant suspension period solely in the event Contractor is unable to obtain agreement to any such suspension from the Vendors or Major Subcontractors supplying major pieces of Equipment to the Project.

20.7.2                Contractor’s Termination Right.  Subject to Applicable Law, if, at the end of the suspension period specified pursuant to this Section 20.7, Owner has not requested a resumption of the Work or has not notified Contractor of any extension of the suspension period (but in no event beyond three hundred sixty-five (365) days in the aggregate for all such suspensions, other than Suspensions for Cause) at Contractor’s option, Contractor may perform such Work as is necessary to close out the Project in a prudent manner and this Agreement shall be deemed terminated as of the date such Work is completed, but in no event more than ten (10) days after such suspension period has ended.  Owner shall pay Contractor for the Work performed pursuant to Section 20.1.  Notwithstanding anything to the contrary herein, Contractor shall not be entitled to terminate this Agreement regardless of the number of days a Suspension for Cause may extend.

20.7.3                Extension of Time and Compensation Rights.  In the case of any suspension under this Section 20.7 or any suspension by Contractor under Section 19.5, other than a Suspension for Cause:

(a)           the Project Guaranteed Dates shall be extended by a period equal to the suspension period, subject to Section 20.7.1, plus a reasonable period for demobilization and remobilization as approved by Owner;

(b)           Owner shall pay Contractor within the periods provided in Article 6 after receipt of Contractor’s invoices (which invoices shall be submitted monthly during the applicable suspension period) for those costs (including a reasonable fee) incurred during the suspension period that are documented by Contractor to the reasonable satisfaction of Owner, to the extent attributable to the suspension, and that are:

(i)           for the purpose of safeguarding or storing the Work and the Equipment and Materials at the point of fabrication, in transit, or at the Project Site;

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(ii)           for personnel, Subcontractors, or rented Equipment and Materials, the payments for which, with Owner’s prior written concurrence, are continued during the suspension period;

(iii)           for reasonable costs of demobilization and remobilization; or

(iv)           for rescheduling the Work (including penalties or additional payments to Subcontractors for the same); or

(v)           any other actual costs that can be reasonably demonstrated by Contractor and reasonably acceptable to Owner with respect to the Project; and

(c)           the Project Schedule, the Critical Path Items on the Milestone Summary Schedule and the Payment Schedule shall be adjusted to account for same.

20.7.4                          Claims for Payment.  All claims by Contractor for compensation or extension of time under Sections 7.8, 20.1 and 20.7 must be made within forty-five (45) days after (i) the effective date of the termination of the Work, or (ii) the suspension period has ended, as applicable.  Owner shall pay Contractor within thirty (30) days following Notice of a claim by Contractor to Owner pursuant to this Section 20.7.4 and delivery of the items described in subparagraphs (a) and (b) of Sections 6.8.

21.           INSURANCE

21.1           Contractor’s Insurance.  Contractor, at its expense, shall procure or cause to be procured and maintain or cause to be maintained in full force and effect at all times commencing no later than upon commencement of the Work at the Project Site and until the later of Final Completion or expiration of the Warranty Period, as it may be extended, except with respect to the builders' risk coverage which shall be maintained until the Turnover Date, all insurance coverages specified in Exhibit K-1 including, but not limited to, commercial general liability, workers’ compensation and employers’ liability and builders' risk insurance.  All insurance coverage shall be in accordance with the terms of this Article 21 and Exhibit K-1, using companies authorized to do business in the State of Texas with an A.M. Best financial strength rating of no less than “A-" and financial size rating no less than "XV”; provided, however, that an interim builders' risk policy shall be provided for the value of the work to be performed for a period of up to sixty (60) days from commencement of Work at the Project Site. The builders' risk policy with a limit not less than the replacement cost of the Project will be provided within sixty (60) days of commencement of Work at the Project Site.

21.2           Limits of Liability.  The insurance required by Section 21.1 shall be written for not less than limits of liability specified on Exhibit K-1 or required by law, whichever coverage is greater.  Completed operations coverage shall be maintained without interruption from date of commencement of the Work until ten (10) years after the Substantial Completion Date.

21.3           General Requirements.  The insurance policies required to be obtained by Contractor under Section 21.1 (except any builders' risk, marine cargo and workers' compensation and employers' liability policy) shall list Owner, and upon request of Owner, the

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 Financing Entities, if any, as additional insureds.  Upon request of Owner, Owner’s Engineer and Owner’s consultants shall also be included as additional insureds but only as required by their agreements with Owner and limited to their liability arising out of Contractor’s or its subcontractors’ negligent Project Site operations.  The builders' risk policy and the marine cargo policy shall identify Owner and the Financing Entities as a named insured thereof.  Any workers' compensation and employers' liability policy shall name Owner and its Affiliates and associated companies as an “alternate employer” and include a waiver of subrogation.  The policies provided by Contractor hereunder shall contain a provision that coverage will not be terminated, canceled or not renewed without at least thirty (30) days’ prior Notice given to Owner and the Financing Entities, if applicable.  Certificates of insurance showing required coverage to be in force shall be filed with Owner prior to commencement of the Work.  A copy of the builders' risk form policy together with a cover note evidencing the coverage shall be provided to Owner prior to commencement of the Work at the Project Site.  A copy of the builders' risk policy shall be provided to Owner shortly after receipt of such policy by Contractor.  Copies of all other policies, together with any subsequent endorsements shall be furnished promptly to Owner upon Owner's reasonable request.  Any insurance policy provided by Contractor shall be in form and content acceptable to Owner.  Contractor shall give Owner, and the Financing Entities, if applicable, thirty (30) days’ Notice of cancellation, non-renewal, or any endorsements restricting or reducing coverage.  Copies of all policies or other coverage documents, including Declaration pages and applications for coverage, shall be provided to any additional insured upon request.  If any of the foregoing insurance coverages are required to remain in force after Final Completion, additional certificates evidencing continuation of such coverage shall be submitted with the application for Final Payment and upon renewal of such insurance coverage during the duration of the required period.

21.4           Subcontractors’ Insurance.  Contractor shall cause each of the Subcontractors to obtain the insurance coverage as set forth in Exhibit K-1 (other than builders' risk coverage or professional liability coverage as part of such Subcontractor's commercial general liability policy).  All policies obtained by Subcontractors shall satisfy the requirements of this Article 21, including releases and waivers of all rights of subrogation and recovery as set forth in Section 21.5.  Contractor may request lower limits of excess liability for certain Subcontractors, and each such Subcontractor shall provide the coverages set forth in Exhibit K-1 except with such excess liability limits as may be mutually agreed upon by Contractor and Owner.

21.5           Subrogation Waivers.  All policies supplied by Contractor or any Subcontractor pursuant to this Agreement or with respect to the Work, including any insurance policies covering owned, leased or borrowed equipment, shall provide for a waiver of all rights of subrogation against Owner, Owner’s Engineer and the Financing Entities, if any, and their assigns, subsidiaries, Affiliates, directors, officers, employees, agents, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such Person insured under any such policy.  Contractor hereby releases and waives, and shall cause the Subcontractors to release and waive, any and all rights of recovery against Owner, the Owner’s Engineer and the Financing Entities, if any, respectively, and all of their respective Affiliates, subsidiaries, employees, agents, successors, permitted assigns, insurers, and underwriters that Contractor may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Contractor or the Subcontractors, respectively,

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pursuant to this Agreement or because of deductible clauses in, or inadequacy of limits of, any such insurance policies.

21.6           Insurance Coverages.  All amounts of insurance coverage specified in Exhibits K-1 and K-2 are required minimums.  Owner, Contractor and Subcontractors shall each be solely responsible for determining the appropriate amount of insurance, if any, in excess thereof or in addition thereto.  The required minimum amounts of insurance shall not operate as limits on recoveries available under this Agreement.

21.7           Failure to Maintain Insurance.  If at any time the insurance to be provided by Contractor or any Subcontractor hereunder shall be reduced or cease to be maintained, then (without limiting the rights of Owner in respect of any default that arises as a result of such failure) Owner may at its option maintain the insurance required hereby.  In such event Owner may withhold the cost of insurance premiums expended for such replacement insurance from any payments to Contractor otherwise due to Contractor hereunder.

21.8           Claims Compensation.  Contractor shall be responsible for preparing all claim loss data, claim forms, proof of loss statements, and coordinating with the various underwriters and the appointed loss adjusters with respect to all claims to be made under the builders' risk policy, all without increase to the Contract Price.  Owner shall cooperate with Contractor in preparing all such claims.

21.9           Owner’s Insurance.  In addition to the insurance coverage required to be maintained by Owner pursuant to Section 21.10.2, Owner, at its expense, shall procure or cause to be procured and maintain or cause to be maintained in full force and effect at all times during the periods described in Exhibit K-2, all insurance coverages specified in Exhibit K-2.  All insurance coverages shall be in accordance with the terms of this Article 21 and Exhibit K-2 using companies authorized to do business in the State of Texas.

21.10                      Operating Property Insurance.

21.10.1                      Unit 4 Property Insurance.  Owner shall cause TXU Generation to carry and maintain operating property insurance covering loss or damage to Unit 4.

21.10.2                      Project Property Insurance.  Owner shall, upon the Turnover Date, carry and maintain operating property insurance covering loss or damage to the Project, and, subject to Section 22.2, hereby waives any right of recovery, including any insurer’s right of subrogation, against Contractor and the Subcontractors for loss or damage covered by such insurance.

22.           RISK OF LOSS OR DAMAGE

22.1           Contractor Assumption of Risk.  Until the earlier of the Substantial Completion Date or the date this Agreement is terminated (the “Turnover Date”), Contractor shall have care, custody and control of the Project.

22.1.1                Risk of Loss; Deductible.  Subject to Section 22.1.2, until the Turnover Date, Contractor assumes risk of loss for, and full responsibility for the cost of replacing or

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 repairing any damage to, the Work, the Project and all Equipment and Materials and maintenance equipment (including temporary materials, equipment and supplies) which are purchased by Contractor or Owner for permanent installation in or for use during construction of the Project regardless of whether Owner has title thereto under this Agreement.  Without limiting the foregoing, Contractor shall pay the deductible with respect to any loss or damage to the Work or Project covered by any of the insurance coverage to be provided by Contractor or Owner hereunder, not to exceed Five Million Dollars ($5,000,000) per occurrence.

22.1.2                Repair or Replacement.  Until the Turnover Date, if any portion of the Work or the Project is lost or damaged, Contractor shall replace or repair any such loss or damage and complete the Work in accordance with this Agreement; provided, however, in no event shall Contractor or any Subcontractor be liable for any loss or damage resulting from acts of terrorism.

22.2           Risk of Loss After the Turnover Date.  Subject to Contractor’s obligations hereunder to satisfy the Performance Guarantees, the Reliability Guarantee and the Emissions Guarantee and pursuant to Articles 15, 17 and Section 22.1, Owner shall bear the risk of loss for, and full responsibility for, the cost of replacing or repairing any damage to the Project from and after the Turnover Date.  Notwithstanding the foregoing, if any portion of the Project is lost or damaged after the Turnover Date due to any act or omission or negligence of Contractor, any Affiliate of Contractor or any Subcontractor, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable, Contractor shall bear all of the cost and expense of replacing or repairing such loss or damage; provided, however, that if such loss or damage is covered by the property insurance required to be maintained by Owner pursuant to Section 21.10.2, Contractor’s liability for replacing or repairing such loss or damage shall be limited in amount to an amount equal to Owner’s applicable insurance deductible not to exceed Five Million Dollars ($5,000,000) for each occurrence.  In no event shall Contractor or any Subcontractor be liable for any loss or damage resulting from acts of terrorism.

23.           INDEMNIFICATION

23.1           By Contractor.  CONTRACTOR SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS OWNER, THE FINANCING ENTITIES, IF ANY, AND ANY PERSON ACTING FOR OR ON BEHALF OF OWNER, AND THEIR RESPECTIVE EMPLOYEES, AGENTS, PARTNERS, AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, AND ASSIGNS (EACH AN “OWNER INDEMNITEE”), FROM AND AGAINST THE FOLLOWING:

(a)           SUBJECT TO SECTION 28.5, ALL LOSSES ARISING FROM THIRD-PARTY CLAIMS FOR PROPERTY DAMAGE (EXCLUDING THE PROJECT) OR PERSONAL INJURY (INCLUDING EMOTIONAL DISTRESS) THAT DIRECTLY OR INDIRECTLY ARISE OUT OF OR RESULT FROM ANY NEGLIGENT, WILLFUL, RECKLESS, OR OTHERWISE TORTIOUS ACT OR OMISSION (INCLUDING STRICT LIABILITY) DURING THE PERFORMANCE OF THE WORK, FROM PERFORMING OR FAILURE TO PERFORM ANY OBLIGATION UNDER THIS AGREEMENT, OR ANY CURATIVE ACTION UNDER ANY WARRANTY FOLLOWING PERFORMANCE OF THE WORK, BY CONTRACTOR, ANY SUBCONTRACTOR, OR ANY OF THEIR RESPECTIVE

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AFFILIATES, OR ANYONE DIRECTLY OR INDIRECTLY EMPLOYED BY ANY OF THEM, OR ANYONE FOR WHOSE ACTS SUCH PERSON MAY BE LIABLE; PROVIDED, HOWEVER, THAT CONTRACTOR’S OBLIGATIONS PURSUANT TO THIS SECTION 23.1(a) DO NOT EXTEND TO ANY CLAIMS BY TXU GENERATION RELATING TO LOSSES THAT ARE INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL, AND CONTRACTOR’S OBLIGATIONS WITH RESPECT TO PROPERTY DAMAGE TO UNIT 4 WHICH IS COVERED BY PROCEEDS OF THE INSURANCE REQUIRED TO BE OBTAINED PURSUANT TO SECTION 21.10.1, SHALL BE LIMITED TO THE AMOUNT OF THE DEDUCTIBLE UNDER SUCH INSURANCE, NOT TO EXCEED AN AGGREGATE AMOUNT OF FIVE MILLION DOLLARS ($5,000,000) PER OCCURRENCE;

(b)           ALL LOSSES THAT DIRECTLY ARISE OUT OF OR RESULT FROM:

(i)           ALL CLAIMS FOR PAYMENT, WHETHER OR NOT REDUCED TO A LIEN OR MECHANICS LIEN, FILED BY CONTRACTOR OR ANY SUBCONTRACTORS, OR OTHER PERSONS PERFORMING ANY PORTION OF THE WORK, INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES INCURRED BY ANY OWNER INDEMNITEE IN DISCHARGING ANY CONTRACTOR LIEN; AND

(ii)           EMPLOYERS’ LIABILITY OR WORKERS’ COMPENSATION CLAIMS FILED BY ANY EMPLOYEES OR AGENTS OF CONTRACTOR OR ANY OF ITS SUBCONTRACTORS;

(c)           ALL FINES, PENALTIES, OR ASSESSMENTS ISSUED BY ANY GOVERNMENTAL AUTHORITY THAT DIRECTLY ARISE OUT OF OR RESULT FROM THE FAILURE OF (I) CONTRACTOR OR ANY OF ITS SUBCONTRACTORS TO COMPLY WITH THE TERMS AND CONDITIONS OF APPLICABLE LAWS DURING PERFORMANCE OF THE WORK OR THE CONDITIONS OR PROVISIONS OF THE APPLICABLE PERMITS AND (II) OF THE PROJECT AS DESIGNED, ENGINEERED, CONSTRUCTED AND COMPLETED BY CONTRACTOR, TO BE CAPABLE OF OPERATING IN COMPLIANCE WITH ALL APPLICABLE LAWS OR APPLICABLE PERMITS; PROVIDED THAT NOTWITHSTANDING ANYTHING TO THE CONTRARY, CONTRACTOR’S OBLIGATIONS WITH RESPECT TO APPLICABLE LAWS OR APPLICABLE PERMITS DESCRIBED IN (I) AND (II) OF THIS SUBSECTION (c) ABOVE GOVERNING EMISSIONS FROM THE PROJECT IS LIMITED TO COMPLIANCE WITH THE EMISSIONS GUARANTEES;

(d)           CLAIMS BY ANY GOVERNMENTAL AUTHORITY THAT ARISE OUT OF OR RESULT FROM THE FAILURE OF CONTRACTOR TO PAY, AS AND WHEN DUE, ALL TAXES, DUTIES, LEVIES, ASSESSMENTS, TARIFFS, IMPOSTS, FEES OR CHARGES OF ANY KIND (TOGETHER WITH ANY AND ALL INTEREST, PENALTIES, ADDITIONS TO TAX AND ADDITIONAL AMOUNTS IMPOSED WITH RESPECT THERETO) IMPOSED BY ANY GOVERNMENTAL AUTHORITY FOR WHICH CONTRACTOR IS OBLIGATED TO PAY PURSUANT TO THE TERMS OF THIS AGREEMENT;

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(e)           CLAIMS BY ANY GOVERNMENTAL AUTHORITY CLAIMING TAXES BASED ON GROSS RECEIPTS OR ON INCOME OF CONTRACTOR, ANY OF ITS SUBCONTRACTORS, OR ANY OF THEIR RESPECTIVE AGENTS OR EMPLOYEES WITH RESPECT TO ANY PAYMENT FOR THE WORK MADE TO OR EARNED BY CONTRACTOR, ANY OF ITS SUBCONTRACTORS, OR ANY OF THEIR RESPECTIVE AGENTS OR EMPLOYEES UNDER THIS AGREEMENT; AND

(f)           ALL LOSSES, INCLUDING CLAIMS FOR PROPERTY DAMAGE, REMEDIAL ACTION OR PERSONAL INJURY (INCLUDING EMOTIONAL DISTRESS), WHETHER OR NOT INVOLVING DAMAGE TO THE PROJECT OR THE PROJECT SITE, THAT DIRECTLY OR INDIRECTLY ARISE OUT OF OR RESULT FROM:

(i)           THE USE, STORAGE, TRANSPORTATION, MANUFACTURE, PROCESSING OR DISPOSAL WHETHER OR NOT IN COMPLIANCE WITH APPLICABLE LAWS, OF HAZARDOUS MATERIALS AT THE PROJECT SITE, THE COMMON FACILITIES OR THE SHARED SITE FACILITIES, BY CONTRACTOR, ANY SUBCONTRACTOR OR ANY THIRD PARTY ACTING ON BEHALF OF CONTRACTOR OR ANY SUBCONTRACTOR (EXCLUDING OWNER); AND

(ii)           THE PRESENCE OR EXISTENCE OF OR CONTAMINATION OF THE PROJECT SITE, THE COMMON FACILITIES OR THE SHARED SITE FACILITIES, CAUSED BY THE SPILL OR RELEASE BY CONTRACTOR OR ANY SUBCONTRACTOR OF HAZARDOUS MATERIALS BROUGHT ONTO, OR HANDLED AT, THE PROJECT SITE, THE COMMON FACILITIES OR THE SHARED SITE FACILITIES, BY CONTRACTOR, ANY SUBCONTRACTOR OR ANY THIRD PARTY ACTING ON BEHALF OF EITHER CONTRACTOR OR ANY SUBCONTRACTOR (EXCLUDING OWNER).

23.2           By Owner.  OWNER SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS CONTRACTOR AND  ANY PERSON ACTING FOR OR ON BEHALF OF CONTRACTOR AND THEIR RESPECTIVE EMPLOYEES, AGENTS, PARTNERS, AFFILIATES, SHAREHOLDERS, DIRECTORS, OFFICERS, AND ASSIGNS (EACH AN “CONTRACTOR INDEMNITEE”) FROM AND AGAINST THE FOLLOWING:

(a)           ALL LOSSES ARISING FROM THIRD-PARTY CLAIMS FOR PROPERTY DAMAGE (EXCLUDING THE PROJECT) OR PERSONAL INJURY (INCLUDING EMOTIONAL DISTRESS) THAT DIRECTLY OR INDIRECTLY ARISE OUT OF OR RESULT FROM ANY NEGLIGENT, RECKLESS, OR OTHERWISE TORTIOUS ACT OR OMISSION (INCLUDING STRICT LIABILITY) BY OWNER (BUT NOT INCLUDING THE ACTIONS OF OPERATING PERSONNEL PRIOR TO SUBSTANTIAL COMPLETION UNLESS SUCH OPERATING PERSONNEL ENGAGE IN CONDUCT THAT CONSTITUTES GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) DURING THE PERFORMANCE OF OWNER’S OBLIGATIONS UNDER THIS AGREEMENT OR ANY AFFILIATE THEREOF;

(b)           ALL LOSSES ARISING FROM CLAIMS BY ANY GOVERNMENTAL AUTHORITY THAT DIRECTLY OR INDIRECTLY ARISE OUT OF OR RESULT FROM

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THE FAILURE OF OWNER TO PAY, AS AND WHEN DUE, ALL TAXES, DUTIES, LEVIES, ASSESSMENTS, TARIFFS, IMPOSTS, FEES OR CHARGES OF ANY KIND (TOGETHER WITH ANY AND ALL INTEREST, PENALTIES, ADDITIONS TO TAX AND ADDITIONAL AMOUNTS IMPOSED WITH RESPECT THERETO) IMPOSED BY ANY GOVERNMENTAL AUTHORITY FOR WHICH OWNER IS OBLIGATED TO PAY PURSUANT TO THE TERMS OF THIS AGREEMENT; AND

(c)           ALL LOSSES, INCLUDING CLAIMS FOR PROPERTY DAMAGE, REMEDIAL ACTION OR PERSONAL INJURY (INCLUDING EMOTIONAL DISTRESS), WHETHER OR NOT INVOLVING DAMAGE TO THE PROJECT OR THE PROJECT SITE, THAT DIRECTLY OR INDIRECTLY ARISE OUT OF OR RESULT FROM:

(i)           THE PRESENCE OR EXISTENCE OF HAZARDOUS MATERIALS AT THE PROJECT SITE, THE COMMON FACILITIES OR THE SHARED SITE FACILITIES: (A) BROUGHT ONTO OR GENERATED AT THE PROJECT SITE ON OR BEFORE THE DATE CONTRACTOR COMMENCES WORK AT THE PROJECT SITE, THE COMMON FACILITIES OR SHARED SITE FACILITIES; (B) BROUGHT ONTO OR GENERATED AT THE PROJECT SITE, THE COMMON FACILITIES OR SHARED SITE FACILITIES BY OWNER OR ANY THIRD PARTY (OTHER THAN HAZARDOUS MATERIALS THAT WERE DELIVERED TO CONTRACTOR OR ANY SUBCONTRACTOR TO BE HANDLED BY THE SAME DURING THE COURSE OF PERFORMING THE WORK); OR (C) WHICH MIGRATED ONTO THE PROJECT SITE, THE COMMON FACILITIES OR SHARED SITE FACILITIES FROM ANOTHER LOCATION (OTHER THAN SUCH HAZARDOUS MATERIALS THAT WERE PREVIOUSLY IN THE CARE, CUSTODY OR CONTROL OF CONTRACTOR OR ANY SUBCONTRACTOR), IN EACH CASE, UNLESS AND TO THE EXTENT, SUBJECT TO SECTION 28.5, SUCH LOSS IS THE RESULT OF CONTRACTOR’S OR ITS EMPLOYEE’S, ANY SUBCONTRACTOR’S OR ITS RESPECTIVE EMPLOYEE’S, OR THE OPERATING PERSONNEL’S (IF SUCH LOSS OCCURS WHILE THE OPERATING PERSONNEL ARE ACTING IN ACCORDANCE WITH THE INSTRUCTIONS OF CONTRACTOR PRIOR TO SUBSTANTIAL COMPLETION) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CAUSING SUCH LOSS; OR

(ii)           THE UNLAWFUL RELEASE OR SPILL BY OWNER, ITS AFFILIATES OR ANY THIRD PARTY AFTER THE SUBSTANTIAL COMPLETION DATE OF HAZARDOUS MATERIALS INCLUDING, BUT NOT LIMITED TO, HAZARDOUS MATERIALS OTHERWISE BROUGHT ONTO THE PROJECT SITE, THE COMMON FACILITIES OR SHARED SITE FACILITIES BY CONTRACTOR OR ANY SUBCONTRACTOR IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND ALL APPLICABLE LAWS; PROVIDED THAT OWNER SHALL HAVE NO OBLIGATION HEREUNDER WITH RESPECT TO ANY RELEASE, SPILL OR DISCHARGE OF HAZARDOUS MATERIALS CAUSED BY CONTRACTOR, ITS SUBCONTRACTORS OR ANY THIRD PARTY ACTING ON THEIR BEHALF.

23.3           Patent Infringement And Other Indemnification Rights.  CONTRACTOR SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS THE OWNER INDEMNITEES AGAINST ALL LOSSES ARISING FROM ANY INTELLECTUAL PROPERTY CLAIM.  IF

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OWNER PROVIDES NOTICE TO CONTRACTOR OF THE RECEIPT OF ANY SUCH CLAIM, CONTRACTOR SHALL, IN ADDITION, AT ITS OWN EXPENSE SETTLE OR DEFEND ANY SUCH INTELLECTUAL PROPERTY CLAIM AND PAY ALL DAMAGES AND COSTS AWARDED IN IT AGAINST OWNER AND EITHER AT CONTRACTOR’S OPTION; (A) PROCURE FOR OWNER, OR REIMBURSE OWNER FOR PROCURING, THE RIGHT TO CONTINUE USING THE INFRINGING SERVICE, EQUIPMENT AND MATERIALS, OR OTHER WORK, AS THE CASE MAY BE; (B) MODIFY THE INFRINGING SERVICE, EQUIPMENT AND MATERIALS, OR OTHER WORK, AS THE CASE MAY BE, SO THAT THE SAME BECOMES NON-INFRINGING; OR (C) REPLACE THE INFRINGING SERVICE, EQUIPMENT AND MATERIALS, OR OTHER WORK, AS THE CASE MAY BE, WITH NONINFRINGING SERVICE, EQUIPMENT AND MATERIALS, OR OTHER WORK, AS THE CASE MAY BE.  IF OWNER IS ENJOINED FROM COMPLETING THE PROJECT OR ANY PART THEREOF, OR FROM THE USE, OPERATION, OR ENJOYMENT OF THE PROJECT OR ANY PART THEREOF, AS A RESULT OF SUCH CLAIM OR LEGAL ACTION OR ANY LITIGATION BASED THEREON, CONTRACTOR SHALL PROMPTLY USE ITS BEST EFFORTS TO HAVE SUCH INJUNCTION REMOVED AND TO TAKE ONE OR MORE OF THE ACTIONS UNDER THE PRECEDING CLAUSES (A), (B) OR (C), PROVIDED, THAT IN NO CASE SHALL CONTRACTOR TAKE ANY ACTION WHICH MATERIALLY ADVERSELY AFFECTS OWNER’S CONTINUED USE AND ENJOYMENT OF THE APPLICABLE SERVICE, EQUIPMENT AND MATERIALS, OR OTHER WORK, AS THE CASE MAY BE, WITHOUT THE PRIOR WRITTEN CONSENT OF OWNER.  OWNER’S ACCEPTANCE OF THE CONTRACTOR DELIVERABLES OR SUPPLIED MATERIALS AND EQUIPMENT SHALL NOT BE CONSTRUED TO RELIEVE CONTRACTOR OF ANY OBLIGATION HEREUNDER.

23.4           Claim Notice.  AN INDEMNITEE SHALL PROVIDE NOTICE TO THE INDEMNIFYING PARTY, WITHIN TEN (10) DAYS AFTER RECEIVING WRITTEN NOTICE OF THE COMMENCEMENT OF ANY LEGAL ACTION OR OF ANY CLAIMS OR THREATENED CLAIMS AGAINST SUCH INDEMNITEE IN RESPECT OF WHICH INDEMNIFICATION MAY BE SOUGHT PURSUANT TO THE FOREGOING PROVISIONS OF THIS ARTICLE 23 OR ANY OTHER PROVISION OF THIS AGREEMENT PROVIDING FOR AN INDEMNITY (SUCH NOTICE, A “CLAIM NOTICE”).  THE INDEMNITEE’S FAILURE TO GIVE, OR TARDINESS IN GIVING, SUCH CLAIM NOTICE WILL REDUCE THE LIABILITY OF THE INDEMNIFYING PARTY ONLY BY THE AMOUNT OF DAMAGES PROVEN TO BE ATTRIBUTABLE TO SUCH FAILURE OR TARDINESS, BUT SHALL NOT OTHERWISE RELIEVE THE INDEMNIFYING PARTY FROM ANY LIABILITY THAT IT MAY HAVE UNDER THIS AGREEMENT.  IN CASE ANY SUCH CLAIM OR LEGAL ACTION SHALL BE MADE OR BROUGHT AGAINST AN INDEMNITEE AND SUCH INDEMNITEE SHALL NOTIFY (BY SENDING A CLAIM NOTICE) THE INDEMNIFYING PARTY THEREOF, AND THE INDEMNITEE MAY BY SUCH CLAIM NOTICE REQUIRE THE INDEMNIFYING PARTY TO ASSUME AND CONTROL THE DEFENSE OF THE CLAIM THAT IS THE SUBJECT OF SUCH CLAIM NOTICE, IN WHICH CASE THE INDEMNIFYING PARTY MAY SELECT COUNSEL AFTER CONSULTATION WITH THE INDEMNITEE, AND THE INDEMNIFYING PARTY SHALL PAY ALL EXPENSES OF THE CONDUCT OF SUCH DEFENSE.  THE INDEMNITEE SHALL HAVE THE RIGHT TO EMPLOY SEPARATE COUNSEL IN ANY

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SUCH PROCEEDING AND TO PARTICIPATE IN (BUT NOT CONTROL) THE DEFENSE OF SUCH CLAIM, BUT THE FEES AND EXPENSES OF SUCH COUNSEL SHALL BE BORNE BY THE INDEMNITEE UNLESS THE INDEMNIFYING PARTY SHALL AGREE OTHERWISE; PROVIDED, HOWEVER, IF THE NAMED PARTIES TO ANY SUCH PROCEEDING (INCLUDING ANY IMPLEADED PARTIES) INCLUDE BOTH THE INDEMNITEE AND THE INDEMNIFYING PARTY, THE INDEMNIFYING PARTY REQUIRES THAT THE SAME COUNSEL REPRESENT BOTH THE INDEMNITEE AND THE INDEMNIFYING PARTY, AND REPRESENTATION OF BOTH PARTIES BY THE SAME COUNSEL WOULD BE INAPPROPRIATE DUE TO ACTUAL OR POTENTIAL DIFFERING INTERESTS BETWEEN THEM, THEN THE INDEMNITEE SHALL HAVE THE RIGHT TO RETAIN ITS OWN COUNSEL AT THE COST AND EXPENSE OF THE INDEMNIFYING PARTY.  IF THE INDEMNIFYING PARTY SHALL HAVE FAILED TO ASSUME OR DILIGENTLY PROSECUTE THE DEFENSE OF ANY CLAIM IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 23.4, THEN THE INDEMNITEE SHALL HAVE THE ABSOLUTE RIGHT TO CONTROL THE DEFENSE OF SUCH CLAIM AND THE FEES AND EXPENSES OF SUCH DEFENSE, INCLUDING REASONABLE ATTORNEYS’ FEES OF THE INDEMNITEE’S COUNSEL AND ANY AMOUNT DETERMINED TO BE OWED BY INDEMNITEE PURSUANT TO SUCH CLAIM, SHALL BE BORNE BY THE INDEMNIFYING PARTY, PROVIDED THAT THE INDEMNIFYING PARTY SHALL BE ENTITLED, AT ITS EXPENSE, TO PARTICIPATE IN (BUT NOT CONTROL) SUCH DEFENSE.  WITH RESPECT TO ANY CLAIM MADE PURSUANT TO SECTION 23.1(a), ANY OWNER INDEMNITEE PROVIDING A CLAIM NOTICE SHALL ALSO PROVIDE CONTRACTOR A COPY OF ANY CLAIM MADE BY SUCH OWNER INDEMNITEE UNDER THE RELEVANT INSURANCE POLICY.  SUBJECT TO ALL OF THE FOREGOING PROVISIONS OF THIS SECTION 23.4, (A) THE INDEMNIFYING PARTY SHALL CONTROL THE SETTLEMENT OF ALL CLAIMS, IN COORDINATION WITH ANY INSURER AS REQUIRED UNDER THE APPLICABLE INSURANCE POLICIES SET FORTH IN EXHIBIT K-1 AND EXHIBIT K-2 AS TO WHICH IT HAS ASSUMED THE DEFENSE; PROVIDED, HOWEVER, THAT (I) SUCH SETTLEMENT  SHALL INCLUDE A DISMISSAL WITH PREJUDICE OF THE CLAIM AND AN EXPLICIT AND UNCONDITIONAL RELEASE FROM THE PARTY BRINGING SUCH CLAIM OR OTHER PROCEEDINGS OF ALL INDEMNITEES; AND (II) THE INDEMNIFYING PARTY SHALL NOT CONCLUDE ANY SETTLEMENT WITHOUT THE PRIOR APPROVAL OF THE INDEMNITEE, WHICH APPROVAL SHALL NOT BE UNREASONABLY WITHHELD; AND (B) EXCEPT AS PROVIDED IN THE PRECEDING SENTENCE CONCERNING THE INDEMNIFYING PARTY’S FAILURE TO ASSUME OR TO DILIGENTLY PROSECUTE THE DEFENSE OF ANY CLAIM, NO INDEMNITEE SEEKING REIMBURSEMENT PURSUANT TO THE FOREGOING INDEMNITY SHALL, WITHOUT THE PRIOR WRITTEN CONSENT OF THE INDEMNIFYING PARTY, SETTLE, COMPROMISE, CONSENT TO THE ENTRY OF ANY JUDGMENT IN OR OTHERWISE SEEK TO TERMINATE ANY ACTION, CLAIM, SUIT, INVESTIGATION OR PROCEEDING FOR WHICH INDEMNITY IS AFFORDED HEREUNDER UNLESS SUCH INDEMNITEE REASONABLY BELIEVES THAT THE MATTER IN QUESTION INVOLVES POTENTIAL CRIMINAL LIABILITY AGAINST SUCH INDEMNITEE.  THE INDEMNITEE SHALL PROVIDE REASONABLE ASSISTANCE TO THE INDEMNIFYING PARTY WHEN THE INDEMNIFYING PARTY SO REQUESTS, AT THE INDEMNIFYING

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 PARTY’S EXPENSE, IN CONNECTION WITH SUCH LEGAL ACTION OR CLAIM, INCLUDING EXECUTING ANY POWERS-OF-ATTORNEY OR OTHER DOCUMENTS REQUIRED BY THE INDEMNIFYING PARTY WITH REGARD TO THE DEFENSE OR INDEMNITY OBLIGATIONS.

23.5           Survival of Indemnity Obligations.  WITHOUT LIMITING OR IN ANY WAY AGREEING TO WAIVE EITHER PARTY’S RIGHT TO MAKE A CLAIM AT COMMON LAW AS PERMITTED PURSUANT TO APPLICABLE LAW FOR CONTRIBUTION OR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS, AND NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT TO THE CONTRARY, THE INDEMNITIES SET FORTH IN THIS ARTICLE 23 SHALL SURVIVE COMPLETION OF THE WORK OR THE EARLIER TERMINATION OF THIS AGREEMENT FOR A PERIOD EXPIRING FIVE (5) YEARS FOLLOWING THE FINAL COMPLETION DATE OR SAID TERMINATION, WHICHEVER FIRST OCCURS.  ALL CLAIM NOTICES MUST BE DELIVERED, IF AT ALL, TO THE APPLICABLE PARTY PRIOR TO THE EXPIRATION OF SUCH FIVE (5) YEAR PERIOD.  IF ANY CLAIM NOTICE IS MADE WITHIN SUCH FIVE (5) YEAR PERIOD, THEN THE INDEMNIFYING PERIOD WITH RESPECT TO ALL CLAIMS IDENTIFIED IN SUCH CLAIM NOTICE (AND THE INDEMNITY OBLIGATION OF THE PARTIES HEREUNDER WITH RESPECT TO SUCH CLAIM) SHALL EXTEND THROUGH THE FINAL, NON-APPEALABLE RESOLUTION OF SUCH CLAIMS.  FOR PURPOSES OF CLARIFICATION HEREUNDER, WITHOUT LIMITING THE OTHER RIGHTS GRANTED HEREUNDER TO EITHER PARTY, A PARTY MAY ENFORCE THE INDEMNITY PROVISIONS HEREUNDER PURSUANT TO THE PROVISIONS OF ARTICLE 32 WITHOUT HAVING TO DECLARE AN OWNER EVENT OF DEFAULT OR A CONTRACTOR EVENT OF DEFAULT, AS APPLICABLE.

24.           TREATMENT OF CONFIDENTIAL INFORMATION

24.1           Confidential Information.  Any Confidential Information is disclosed in confidence, and the transferee shall restrict its use of such information solely to uses related to the Project or performance of this Agreement (the “Intended Purposes”) and shall not use the Confidential Information in any way detrimental to the transferor or its stockholders, including, without limitation, to gain a competitive advantage with the businesses of the transferor.  The transferee shall not, (i) with respect to Confidential Information other than Proprietary Operating Information, for a period of five (5) years, and (ii) with  respect to Proprietary Operating Information, for a period of twenty (20) years, publish or otherwise disclose any Confidential Information received to others without the prior written approval of the transferor, including the fact that the Confidential Information has been made available to the transferee, that it has entered into this Agreement, or any of the terms, conditions, or other facts with respect to this Agreement.  Each Party shall disclose only such Confidential Information to those of its Representatives (defined below) as is necessary to carry out the purposes of this Agreement and shall inform its Representatives of the confidential nature of the Confidential Information and cause each such Representative to abide by the terms and conditions relating to Confidential Information contained herein.  Subject to the last sentence of Section 24.4 with respect to Proprietary Operating Information, Owner and Contractor shall be responsible for any breach of this Agreement by any of their respective Representatives and each Party agrees, at its sole

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 expense, to take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from prohibited or unauthorized disclosure or use of any Confidential Information and each Party shall indemnify the other Party from any acts or omissions of its Representatives with respect to the Confidential Information delivered to such indemnifying Party.  For purposes of this Article 24, “Representatives” means directors, officers, employees, contractors, subcontractors and their subcontractors and affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors, lenders, equity investors, potential bankers, potential lenders and potential equity investors).

24.2           Competitor Representative.  In the event any Representative of Owner is reasonably deemed by Contractor to be a direct competitor of Contractor (a “Competitor Representative”), Owner, acting prudently and reasonably, shall only disclose Contractor Confidential Information to such Competitor Representative in the event that Owner determines that such party would be unable to perform its services for the Project without receipt of such information; provided that such Competitor Representative's access with respect to Contractor pricing information shall only include access to Contract Price reconciliations with respect to Provisional Items and the escalation program set forth in Exhibit I, and Contractor’s Invoices that are formatted on a percentage of the Contract Price and information relating to a proposed Change in Work; provided, further, that such Competitor Representative shall only have access to a redacted copy of this Agreement excluding pricing information.  Such Competitor Representative shall in no event be given access to any financial statements or other financial information relating to Contractor.  Owner shall cause each Competitor Representative to enter into a non-disclosure agreement directly with Contractor prior to disclosing any Contractor Confidential Information to such party.  In addition, Owner and each such Competitor Representative shall be responsible for ensuring that only those individual employees or agents of such Competitor Representative who are directly engaged in providing services to Owner for the Project (such individuals or agents, “Authorized Competitor Representative Recipients”) will have access to or receive any Contractor Confidential Information and that all such Authorized Competitor Representative Recipients acknowledge in writing receipt of a copy of this Article 24 and agree in writing to use the Contractor Confidential Information only for the Intended Purposes and to otherwise comply with the terms hereof to the same extent as if they were parties hereto. Owner shall provide Contractor with a list of the Authorized Competitor Representative Recipients and shall use commercially reasonable efforts to obtain such written acknowledgements from such individuals.  Owner shall take commercially reasonable steps to ensure that the Competitor Representative takes such action and maintains such processes as are necessary to ensure the confidentiality of all hard copies of the Contractor Confidential Information.  Similarly, with respect to Contractor Confidential Information received electronically, Owner and Contractor will jointly work on implementing an electronic access protocol that will be designed to track and verify authorized electronic access and usage in line with the foregoing principles.

24.3           Excluded Information.  Confidential Information shall not include any information that:  (i) is already in the public knowledge or which becomes public knowledge absent any violation of the terms of this Agreement; (ii) was already in the possession of a Party prior to disclosure by the other Party; provided, however, that any Confidential Information previously provided by Owner and subsequently defined as Proprietary Operating Information shall thereafter be treated as Proprietary Operating Information; (iii) a Party obtains from another

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Person which such Party reasonably believes was not under an obligation of confidentiality; or (iv) is or becomes generally available to, or is independently known to or has been or is developed by, any Party or any of its Affiliates other than materially as a result of any disclosure of confidential proprietary information by the transferor to the transferee.

24.4           Acknowledgments of Proprietary Operating Information.  In addition, with respect to any Confidential Information identified in writing in advance by Owner as Proprietary Operating Information, Contractor shall provide such Proprietary Operating Information only to such Subcontractors and its and their Affiliates that enter into a confidentiality agreement directly with Owner, and each individual who will have access to such Proprietary Operating Information must acknowledge in writing receipt of a copy of this Article 24 and agree in writing to use the Proprietary Operating Information only for the Intended Purposes and to otherwise comply with the terms hereof to the same extent as if they were parties hereto (any such confidentiality agreement or individual acknowledgment, a “POI Acknowledgement”).  In the event that Owner identifies certain information as Proprietary Operating Information, and in order to accomplish the Intended Purposes it is necessary for Contractor to disclose such Proprietary Operating Information to any Subcontractor or Affiliate, Contractor may submit a Change in Work Form to Owner detailing (i) the proposed change, if any, to the Milestone Summary Schedule and the Project Guaranteed Dates associated with securing the necessary POI Acknowledgements, and (ii) the proposed cost involved in securing the necessary POI Acknowledgments as described on the Change in Work Form.  Contractor agrees to provide Owner a list of every Person that has been provided Proprietary Operating Information by Contractor or any of its Subcontractors or Affiliates and the Acknowledgements with respect to the Proprietary Operating Information signed by each of those Persons.  Contractor agrees to be responsible for the actions of each of its individual employees with respect to treatment of any Proprietary Operating Information.  Owner agrees to rely on the POI Acknowledgements executed by a Subcontractor or Subcontractor’s Affiliate with respect to actions of any such Subcontractor’s or Subcontractor’s Affiliates’ individual employees; provided, further, that Contractor agrees to provide reasonable assistance to Owner with respect to enforcement of the POI Acknowledgments.

24.5           Non-Disclosure.  Neither the transferee nor any consultant or other person to whom any confidential or proprietary information is provided in connection with the Project or performance of this Agreement shall publish or otherwise disclose such information to others or use such information for any purpose except as expressly provided above without the written approval of the transferor; provided, however, that nothing herein shall limit: (a) the right of Owner to provide any information regarding Contractor, any Subcontractor, this Agreement, or the Work to its legal, technical and other officers, its then existing or prospective successors or assigns or any Financing Entity (or advisors retained on their behalf) or its successors and assigns (in each case, excluding any Competitor Representative unless expressly permitted herein); or (b) the right of Owner to reproduce and use as many copies of any drawings and specifications or other documents provided to Owner as Owner in its sole discretion considers useful or necessary for the furtherance of the Work, operation and maintenance of the Project, or otherwise related to the Project, regardless of any notices, legends, or disclaimers on such drawings and specifications or other documents.

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24.6           Applicable Law Disclosures.  In the event that a transferor is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, or by the Securities and Exchange Commission, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the transferor shall provide the transferee with prompt written notice of any such request or requirement so that the transferee may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by the transferee, the transferor is nonetheless legally compelled to make any such disclosure of Confidential Information or else stand liable for contempt, the transferor may, without liability hereunder, disclose to such Person only that portion of the Confidential Information that on the advice of counsel is legally required to be disclosed, provided that the transferor uses its reasonable efforts to assist the transferee in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

24.7           Ownership of Confidential Information.  All Confidential Information obtained, developed or created by or for Contractor exclusively for the Project, including the drawings and specifications and any copies of Confidential Information, is the exclusive property of Owner whether delivered to Owner or not; provided, however, that Contractor may also use such Confidential Information for internal purposes.  No right or license is granted to Contractor or any third-party respecting the use of such Confidential Information by virtue of this Agreement, except to the extent required for Contractor’s performance of its obligations hereunder.  Contractor shall deliver all Owner’s Confidential Information, including all copies thereof, to Owner upon request; Owner shall also deliver all Contractor’s Confidential Information to Contractor upon request; provided, however, in either case the receiving party may keep one copy for archival purposes only; provided, further, such copy shall remain subject to the obligations of this Article 24.

24.8           Remedies.  Contractor and Owner each recognize and acknowledge the competitive and confidential nature of the Confidential Information and each agrees that irreparable damage will result to the other Party if Confidential Information of such other Party is disclosed to any third party except as herein permitted or is used for any purpose other than the purposes of this Agreement.  The Parties agree that money damages may not be a sufficient remedy for any breach of this Article 24.  Accordingly, the Parties agree that a Party whose Confidential Information is disclosed to a third party in breach of this Article 24 shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Article 24, and to specific performance of this Article 24, and that neither the other Party nor its Affiliates will oppose the granting of such relief.  Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 24, but shall be in addition to all other remedies available at law or equity.

25.           INVENTIONS AND LICENSES

25.1           Invention, License.  Any idea, invention, work of authorship, drawing, design, formula, algorithm, utility, tool, pattern, compilation, program, device, method, technique, process, improvement, development or discovery (collectively, “Invention”), whether or not patentable, or copyrightable, or entitled to legal protection as a trade secret or otherwise, that

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Contractor may conceive, make, develop, create, reduce to practice, or work on, in whole or in part, in the course of performing the Work shall be owned and retained by Contractor.  Contractor hereby grants to Owner an irrevocable, nonexclusive royalty-free license (which license is freely assignable (a) to any Financing Entity or any assignee of such Financing Entity, (b) to any party to which the Project is sold or otherwise transferred, and (c) to any successor in interest to Owner’s rights hereunder), to use all Inventions, other proprietary rights and specialized knowledge of Contractor which, in each case, form a part of the Work for Owner’s use to the extent reasonably necessary for (x) the operation, maintenance, repair, or alteration of the Project or any subsystem or components thereof in connection with the Project or (y) to the extent such Inventions are related to any operational best practices, for the operation, maintenance, repair, or alteration of any other project developed by Owner or any Affiliate of Owner or of any subsystem or component thereof, with Owner’s or its Affiliate’s exercise of such license to be at Owner’s and its Affiliate’s sole risk and expense and subject to the rights of third-parties; provided, however, that the use of Contractor’s Inventions pursuant to clause (y), above, shall be subject to the provisions of Section 24.2 and in no event shall Contractor Deliverables be provided to any third party for purposes of any other Project.  Contractor shall, prior to directing any Subcontractor to produce any design or engineering work in connection with the Project, obtain a valid written license of any such inventions, specialized knowledge or other proprietary property from such Subcontractor in terms substantially similar to those that obligate Contractor to Owner as expressed in this Section 25.1; provided, however, Contractor shall use commercially best efforts to insure that Owner shall have the ability to use Subcontractor’s Inventions pursuant to clause (y), above, which use shall be subject to the provisions of Section 24.2; provided, further, that any license to use any Subcontractor’s Inventions pursuant to clause (y) above shall not include an express or implied license to make, have made, or use component parts, or construct, create or reverse engineer equipment.  All Contractor Deliverables and computer software prepared by Contractor pursuant to this Agreement are instruments of service in respect to the Project.  They are not intended or represented to be suitable for reuse by Owner or others on extensions of the Project or on any other project.  Any reuse without prior written verification or adaptation by Contractor for the specific purpose intended will be at Owner’s sole risk and without liability or legal exposure to Contractor.  Owner shall defend, indemnify, and hold harmless Contractor against all Losses arising out of or resulting from such reuse.  Contractor shall, at Owner’s expense and request, execute or cause the execution of any documentation reasonably requested by Owner in order to effectuate the foregoing.  Except as specifically stated herein, no other license in such patents and proprietary information is granted pursuant to this Agreement.

25.2           Contractor Deliverables.  Subject to Section 25.1, the Contractor Deliverables accumulated or developed by Contractor or its employees, to the extent Owner may determine, shall become the property of Owner without any further consideration to be provided therefore, when prepared or in process, whether or not delivered by Contractor; provided, however, Contractor shall be permitted to use such Contractor Deliverables as reference material for its internal use only.  Contractor shall deliver the Contractor Deliverables to Owner upon its request upon any termination of this Agreement (except to the extent of any payment default of Owner that is an Owner Event of Default) or completion of the Work.

25.3           Software Licenses.  To the extent Contractor purchases any software which software is necessary or otherwise desirable for the continued operation of the Project after

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Substantial Completion, Contractor shall provide Owner with latest upgrade of such software as of the Substantial Completion Date and shall register Owner as the licensee of such software with the applicable Vendor.

25.4           Warranty.  Contractor expressly warrants that there has been, and covenants that there will be, no violation, misappropriation or infringement of any trade secret, patent, trademark, copyright, or other third-party property right (including any violation of a third-party license) in any way connected with or arising out of performing the work specified in this Agreement.

26.           ASSIGNMENT BY OWNER

26.1           Assignment.

26.1.1                Assignment to Financing Entities.  Owner may, without Contractor’s prior consent but upon five (5) days prior Notice to Contractor, make a collateral assignment of all or part of its right, title, and interest in this Agreement to any Financing Entity.  Any such Financing Entity may further sub-assign all or any portion of Owner’s rights and obligations hereunder to Owner or any Affiliate of Owner.  Any Financing Entity may, in connection with any default under any financing document related to the Project, assign any rights assigned to it hereunder to any Person without the consent of Contractor or Owner.  Contractor agrees that, upon receipt of written notice of such permitted assignment, it shall deliver all documents, data, Notices, and other communications required to be delivered to Owner hereunder to Owner and to the Financing Entities or to any other permitted assignee at such address as such Persons shall designate to Contractor in writing.

26.1.2                Assignment to Other Persons.  In addition, Owner may assign all or part of its right, title, and interest in this Agreement to any other Person, including an Affiliate of Owner, with the prior written approval of Contractor, which approval shall not be unreasonably withheld.  As a condition to any such assignment, Contractor in its sole discretion may require that the prospective assignee provide performance security for Owner’s obligations hereunder as follows.  Contractor’s approval, notwithstanding anything to the contrary herein, shall not be withheld if all of the conditions in any of subsections (a) through (d) below are satisfied.

(a)           Owner may assign this Agreement to a project entity created to develop the Project if that entity (i) has a Tangible Net Worth of at least One Hundred Fifty Million Dollars ($150,000,000) (the “Minimum Tangible Net Worth”) and a credit rating equal to or greater than the Threshold Rating, and (ii) (A) a Tangible Net Worth of at least the Minimum Tangible Net Worth plus at least Fifty Million Dollars ($50,000,000), or (B) a Tangible Net Worth of at least the Minimum Tangible Net Worth plus causes to be provided insurance coverage with minimum coverage of at least Fifty Million Dollars ($50,000,000) and in a mutually agreeable form, with deductibles payable by Owner, against potential environmental remediation costs or other environmental claims; provided, however, should the insurance not be commercially available or Owner and Contractor are unable to agree to the form and substance of the policy, then TXU US Holdings Company or, to the extent any successor Owner has a Tangible Net Worth of at least the Minimum Tangible Net Worth plus at least Fifty Million Dollars ($50,000,000), such successor Owner, shall retain liability for all potential

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environmental remediation costs or other environmental claims for which Owner would otherwise be liable hereunder.  If (i) and (ii) of the preceding sentence are satisfied, Contractor may not require any performance security for Owner’s obligations from such prospective assignee upon such Person’s assumption of this Agreement; provided, however, if such assignee’s Tangible Net Worth declines by more than thirty percent (30%) of the Minimum Tangible Net Worth or its credit rating falls below the Threshold Rating, such assignee shall provide, or cause to be provided, either: (y) a letter of credit, bond or other form of security, securing assignee’s obligations hereunder in an amount equal to the Required LOC Amount as provided in subsection (c) below; or (z) a guaranty from an entity having a Tangible Net Worth of at least the Minimum Tangible Net Worth and an equivalent or higher credit rating than the Threshold Rating, guaranteeing assignee’s obligations hereunder in an amount equal to the Guaranteed Amount as provided in subsection (d) below.

(b)           If any proposed assignee (i) has written commitments from lenders or equity investors (where the lead lender or investor has a Tangible Net Worth of at least the Minimum Tangible Net Worth and an equivalent or higher credit rating than the Threshold Rating) to provide financing for the Project in an amount equal to no less than the portion of the Contract Price then remaining to be paid, and (ii) (A) a Tangible Net Worth of at least the Minimum Tangible Net Worth plus at least Fifty Million Dollars ($50,000,000), or (B) a Tangible Net Worth of at least the Minimum Tangible Net Worth plus causes to be provided insurance coverage with minimum coverage of at least Fifty Million Dollars ($50,000,000) and in a mutually agreeable form, against potential environmental remediation costs or other environmental claims, with deductibles payable by Owner; provided, however, should the insurance not be commercially available or Owner and Contractor are unable to agree to the form and substance of the policy, then TXU US Holdings Company or, to the extent any successor Owner has a Tangible Net Worth of at least the Minimum Tangible Net Worth plus at least Fifty Million Dollars ($50,000,000), such successor Owner, shall retain liability for all potential environmental remediation costs or other environmental claims for which Owner would otherwise be liable hereunder.  If (i) and (ii) of the preceding sentence are satisfied, Contractor may not require any performance security for Owner’s obligations from such prospective assignee upon such Person’s assumption of this Agreement.

(c)           If any proposed assignee causes to be provided (i) a letter of credit in support of such assignee’s obligations hereunder from a bank that has senior unsecured debt rated at least A- by Standard & Poors or A3 by Moody’s (or an equivalent rating from a similar rating agency), and such letter of credit: (x) names Contractor as the stated beneficiary, (w) has a stated amount at least equal to the sum of (the “Required LOC Amount”): (1) the next two (2) consecutive Monthly Payments to be made pursuant to the Payment Schedule; (2) breakage costs or termination fees that would be incurred by Contractor upon termination of Equipment and Materials purchase agreements or purchase orders; (3) amounts past due hereunder by Owner to Contractor as of such date; and (4) the positive or negative difference in the Contract Price based on Changes In Work during the last calendar quarter; and (x) provides that it will be adjusted quarterly to reflect changes to (1), (2), (3) and (4) during each calendar quarter within thirty (30) days following the end of such calendar quarter; and (ii) insurance coverage with minimum coverage of at least Fifty Million Dollars ($50,000,000) and in a mutually agreeable form, with deductibles payable by Owner, against potential environmental remediation costs or other environmental claims; provided, however, should the insurance not be commercially available or

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Owner and Contractor are unable to agree to the form and substance of the policy, then TXU US Holdings Company or, to the extent any successor Owner has a Tangible Net Worth of at least the Minimum Tangible Net Worth plus at least Fifty Million Dollars ($50,000,000), such successor Owner, shall retain liability for all potential environmental remediation costs or other environmental claims for which Owner would otherwise be liable hereunder.  If (i) and (ii) of the preceding sentence are satisfied, Contractor may not require further performance security from any prospective assignee.  The terms pertaining to draw rights on such letter of credit shall be substantially similar to those of the Retainage Security.  In the event Contractor draws under such letter of credit and it is subsequently determined that such drawdown was in excess of Contractor's rights hereunder, Contractor shall return such excess amount to such assignee within ten (10) Business Days of such final determination with interest at the Contract Interest Rate from such drawdown until return of such excess amount.

(d)           Notwithstanding anything to the contrary in the foregoing, TXU US Holdings Company or, to the extent any successor Owner has a Tangible Net Worth of at least the Minimum Tangible Net Worth plus at least Fifty Million Dollars ($50,000,000), such successor Owner, may (i) assign its rights hereunder to any Person upon five (5) days prior Notice to Contractor but without Contractor’s consent; provided, however, that Owner retains its payment obligations hereunder, including its obligations pursuant to Section 23.2, or (ii) assign its rights and obligations hereunder to any Person upon five (5) days prior Notice to Contractor but without Contractor’s consent; provided, however, that such Owner provides a guarantee of such assignee’s obligations hereunder, in form and substance reasonably acceptable to Contractor, and in an amount equal to the sum of (the “Guaranteed Amount”) (A) the next two (2) consecutive Monthly Payments to be made pursuant to the Payment Schedule, (B) breakage costs or termination fees that would be incurred by Contractor upon termination of Equipment and Materials purchase agreements or purchase orders, (C) amounts past due hereunder by Owner to Contractor as of such date, (D) the positive or negative difference in the Contract Price based on Changes In Work during the last calendar quarter, plus (E) (y) Fifty Million Dollars ($50,000,000), or (z) causes to be provided insurance coverage with minimum coverage of at least Fifty Million Dollars ($50,000,000) and in a mutually agreeable form, with deductibles payable by Owner, against potential environmental remediation costs or other environmental claims; provided, however, should the insurance not be commercially available or Owner and Contractor are unable to agree to the form and substance of the policy, then Owner shall retain liability for all potential environmental remediation costs or other environmental claims for which Owner would otherwise be liable hereunder.  Contractor may terminate this Agreement in the event that the guaranty provided by Owner pursuant to this Section 26.1.2(d) lapses or terminates and assignee fails to provide, within twenty (20) days of Notice of same from Contractor, a substitute guaranty of assignee’s obligations hereunder in an amount equal to Guaranteed Amount from an entity having a Tangible Net Worth of no less than the Minimum Tangible Net Worth and an equivalent or higher credit rating than the Threshold Rating.

(e)           Upon the assignment of Owner’s rights and obligations hereunder to any permitted assignee pursuant to subsections (a), (b) or (c) or subsection (d)(ii) above, and such permitted assignee’s assumption in writing in of such rights and obligations, Owner shall be deemed released from and shall have no further rights, obligations, responsibilities or liabilities under this Agreement; provided that Owner shall remain responsible for all liabilities relating to matters occurring prior to such assignment, except to the extent such permitted assignee agrees

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in writing to be responsible for such liabilities; provided, further, that Owner shall remain responsible for the Guaranteed Amount if Owner has provided a guarantee pursuant to subsection (d)(ii) above.

(f)           Any attempted assignment or delegation in violation of this Section 26.1.2 shall be null and void and shall be ineffective to relieve Owner of its obligations hereunder.

26.1.3                Owner Indemnitee to Include Successors and Assigns.  Upon any assignment by Owner hereunder, the definition of “Owner Indemnitee” shall be deemed modified to include the assignor and assignee under such assignment and each of their respective employees, agents, partners, Affiliates, shareholders, directors, officers and assigns.

26.2           Transfer of Work; Third-Party Beneficiaries.  Upon five (5) days prior Notice to Contractor, Owner may assign, convey or transfer all or part of its right, title, and interest in the Work to any Affiliate of Owner (whether or not such Affiliate provides consideration to Owner for such assignment, conveyance or transfer).  Subject to Section 31.2, each such Affiliate-assignee shall be deemed to be a third-party beneficiary of the following provisions of this Agreement:  Article 17, but only to the extent any portion of the Work is assigned, conveyed or transferred to such Affiliate assignee, Section 23.1, but only to the extent any portion of the Work is assigned, conveyed or transferred to such Affiliate-assignee; and Article 29.  Owner shall have the right to enforce any provisions of this Agreement with respect to any Work assigned, conveyed or transferred to an Affiliate (including any warranties, indemnities or rights to receive liquidated damages with respect to such Work) and such assignment, conveyance or transfer shall not affect Owner’s rights hereunder with respect to any Work.

27.           ASSIGNMENT BY CONTRACTOR

Contractor understands that this Agreement is personal to Contractor.  Contractor shall have no right, power, or authority to assign or delegate this Agreement or any portion thereof, either voluntarily or involuntarily, or by operation of law.  Absent Owner’s prior written approval, Contractor’s attempted assignment or delegation of any of its Work hereunder shall be null and void and shall be ineffective to relieve Contractor of its responsibility for the Work assigned or delegated.  Nothing herein shall be deemed to limit the right of Contractor to subcontract out portions of this Work to others in accordance with the other terms and conditions of this Agreement.

28.           HAZARDOUS MATERIALS

28.1           Use or Disposal by Contractor.  Contractor shall not and shall not permit any of its Subcontractors, directly or indirectly, to permit the manufacture, storage, transmission or presence of any Hazardous Materials on the Project Site, and Contractor shall not and shall not permit any of its Subcontractors to release, discharge or otherwise dispose of any Hazardous Materials on the Project Site except, in each case, in compliance with Applicable Laws.

28.2           Remediation by Contractor.  Without limiting what may constitute a “Change In Law” hereunder, in the event of a release, discharge or presence of Hazardous Materials brought onto or generated at the Project Site by Contractor or any Subcontractor or any third-party acting

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on behalf of Contractor (other than Owner or any of its other contractors or subcontractors) that is not in compliance with Applicable Laws, Contractor shall conduct and complete all investigations, studies, sampling, testing and remediation of the Project Site to the extent required by Applicable Laws.  Contractor shall promptly comply with all lawful orders and directives of all Governmental Authorities regarding compliance with Applicable Laws relating to such Hazardous Materials except to the extent any such orders or directives are being contested in good faith by appropriate proceedings in connection with the Work.

28.3           Notice of Hazardous Materials.  If Contractor discovers or is notified of the existence of any spill or release of any Hazardous Materials at the Project Site:

(a)           Contractor shall promptly notify Owner thereof and restrict access to the area containing such Hazardous Materials;

(b)           if Contractor or any Subcontractor has brought such Hazardous Materials onto the Project Site or has generated such Hazardous Materials as part of the Work, Contractor shall promptly remove such Hazardous Materials from the Project Site and remediate the Project Site in accordance with all Applicable Laws and Applicable Permits and at Contractor’s sole cost and expense;

(c)           Contractor shall not be entitled to any extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such Hazardous Materials if Contractor or any Subcontractor is responsible for the spill or release of such Hazardous Materials; and

(d)           if neither Contractor nor any Subcontractor has brought such Hazardous Materials on to the Project Site or generated such Hazardous Materials as part of the Work, Contractor shall suspend the Work if required by Owner or to the extent required by Applicable Law or reasonably necessary to protect the health and safety of persons and property.  Contractor shall use reasonable efforts consistent with the requirements of Applicable Law or the health and safety of persons or property to mitigate the effects of such suspension and the amount of Work so suspended.  If such a suspension occurs, Contractor shall not be obligated to re-commence such suspended Work until Contractor in good faith believes that Owner has remedied or caused others to remedy the circumstances requiring such suspension.

28.4           Hazardous Materials not brought on the Project Site by Contractor.  Any changes to the Work required to mitigate or remediate any contaminated materials or Hazardous Materials at the Project Site not brought on to the Project Site or generated as part of the Work by either Contractor or any Subcontractor, shall be deemed an Excusable Event and be subject to the provisions of Section 8.6.2.

28.5           Losses related to Hazardous Materials.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, CONTRACTOR SHALL NOT BE LIABLE FOR ANY LOSSES ARISING OUT OF OR RELATED TO HAZARDOUS MATERIALS PRESENT ON THE PROJECT SITE BEFORE CONTRACTOR COMMENCES THE WORK ON THE PROJECT SITE, BUT DISTURBED OR OTHERWISE HANDLED BY CONTRACTOR OR ANY SUBCONTRACTOR DURING PERFORMANCE OF THE WORK,

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OR LOSSES ARISING OUT OF THE IMPROPER USE, HANDLING OR MAINTENANCE OF HAZARDOUS MATERIALS AT THE PROJECT SITE BY OWNER OR ANY OTHER PARTY FOR WHOM CONTRACTOR IS NOT RESPONSIBLE AFTER THE DATE OF THIS AGREEMENT.

29.           NON-PAYMENT CLAIMS

Subject to timely payment by Owner in accordance with Article 6, Contractor shall not directly or indirectly create, incur, assume or suffer to be created by it or any Subcontractor, employee, laborer, materialman or other supplier of goods or services to Contractor any right of retention, mortgage, pledge, assessment, security interest, lease, advance claim, levy, claim, lien, charge or encumbrance on the Work, the Project Site, the Common Facilities, the Shared Site Facilities, the Project or any part thereof or interest therein (each a “Contractor Lien”).  Subject to timely payment by Owner in accordance with Article 6, Contractor shall keep the Project Site, the Common Facilities, the Shared Site Facilities, the Work, the Equipment and Materials, and all Subcontractor equipment and materials free of Contractor Liens.  Contractor shall promptly pay or discharge, and discharge of record, any such Contractor Lien or other charges which, if unpaid, might be or become a Contractor Lien.  Contractor shall immediately notify Owner of the assertion of any Contractor Lien.  If any Owner Indemnitee becomes aware of any Contractor Lien, such Owner Indemnitee may so notify contractor in writing, and Contractor shall then: (a) satisfy and obtain the release of such Contractor Lien; or (b) defend Owner Indemnitees against any such Contractor Lien, provide assurances of payment as described in the last sentence of this Article 29 and obtain the release of such Contractor Lien.  If Contractor does not promptly, and in any event within ten (10) days after such Notice, satisfy such Contractor Lien, give such Owner Indemnitee reasons in writing that are satisfactory to such Owner Indemnitee for not causing the release of such Contractor Lien, or contest such Contractor Lien in accordance with the provisions of the last sentence of this Article 29, then any Owner Indemnitee shall have the right, at its option, after written notification to Contractor, and subject to Applicable Law, to cause the release of, pay, or settle such Contractor Lien, and Owner at its sole option may:  (x) draw on the Retainage Security in an amount equal to all costs and expenses incurred by Owner Indemnitee in causing the release of, paying, or settling such Contractor Lien, including administrative costs, attorneys’ fees, and other expenses, or (y) withhold from any payment otherwise due to Contractor hereunder an amount equal to all costs and expenses incurred by Owner Indemnitee in causing the release of, paying, or settling such Contractor Lien, including administrative costs, attorneys’ fees, and other expenses.  Contractor shall have the right to contest any such Contractor Lien, provided it first posts a bond or other assurances of payment as may be required to remove such lien from the Work or the Project Site, as applicable.

30.           NOTICES AND COMMUNICATIONS

30.1           Requirements.  Any Notice pursuant to the terms and conditions of this Agreement shall be in writing and deemed received and effective as follows:  (a) if delivered personally, upon delivery; (b) if sent by certified mail, return receipt requested, upon certified receipt; (c) if sent by a recognized overnight mail or courier service, with delivery receipt requested, upon receipt; or (d) if sent by confirmed facsimile transmission or electronic mail, when dispatched and acknowledged as received.  Notices shall be addressed to:

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If to Contractor:	Bechtel Power Corporation 5275 Westview Drive Frederick, Maryland 21703-8306 Attn: M. Richard Smith Title: President, Fossil Power Fax: (301) 698-4776
With a copy to:	Bechtel Power Corporation 5275 Westview Drive Frederick, Maryland 21703-8306 Attn: Kristin Meikle Title: Senior Counsel Fax: (301) 696-8526
and to:	Bechtel Power Corporation 5275 Westview Drive Frederick, Maryland 21703-8306 Attn: Tom Jarboe Title: Project Manager Fax: (301) 698-4776
If to Owner:	TXU US Holdings Company 1601 Bryan Street, Suite 13020A Dallas, Texas 72501-3411 Attn: Todd Kerschbaum Title: Vice President, Major Projects Fax: (214) 812-8322
With a copy to:	TXU Corp. 1601 Bryan Street Dallas, Texas 75201 Attn: David P. Poole Title: Executive Vice President, Legal andGeneral Counsel Fax: (214) 812-6032

30.2           Representatives.  Any technical or other communications pertaining to the Work shall be with the Parties’ designated representative.  Each Party shall notify the other in writing of the name of such representatives.  The Project Manager and the Project Representative each shall have knowledge of the Work and be available at all reasonable times for consultation.  Each Party’s representative shall be authorized on behalf of such Party to administer this Agreement, agree upon procedures for coordinating the efforts of the Parties, and, when appropriate, to furnish information to or receive information from the other Party in matters concerning the Work.

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31.           LIMITATIONS OF LIABILITY AND REMEDIES

31.1           Limitations on Damages.  Except to the extent damages claimed by third-parties for which Contractor or Owner has a duty to indemnify hereunder as expressly provided in Article 21 or express liquidated damages hereunder are shown to be consequential in nature, notwithstanding anything else in this Agreement to the contrary, no Party (nor that Party’s subcontractors) shall be liable to any other Party hereto for any loss of profits, loss of revenue, or loss of use of the Project, losses or costs based on third party contracts, losses, costs or expenses of obtaining, maintaining or repaying finance or capital, or downtime costs, loss of opportunity or goodwill, cost of purchased or replacement power, claims of customers for such damages, any governmental fines or penalties or sanctions imposed (except as otherwise expressly provided in Article 23) or any loss, damage or other liability otherwise equivalent to any indirect consequential, exemplary, or special damages arising from performing or a failure to perform any obligation under this Agreement, whether such liability arises in contract, tort (including negligence or strict liability), or otherwise.

31.2           Limitations on Contractor’s Liability.

31.2.1               Maximum Liability Amount.

(a)           Prior to achievement of Minimum Stable Load, Contractor’s and its Subcontractors’ liability for claims by Owner arising out of or relating to the performance or non-performance of obligations or the Work shall in no event be greater in the aggregate than an amount equal to *** percent (***%) of the Contract Price (“Maximum Total Liability”).

(b)           Upon the achievement of Minimum Stable Load, the Maximum Total Liability shall be reduced to *** Dollars ($***).

(c)           Upon the achievement of Substantial Completion, the Maximum Total Liability shall be reduced to *** Dollars ($***); provided, that an additional ***Dollars ($***) shall be available to remedy any Defects that prevent the Project from achieving the stack test Emission Guarantees until such time as Contractor has achieved such Emissions Guarantees relating to the stack test; provided, further, that Contractor shall, in addition to the Maximum Total Liability following Substantial Completion, remain liable for the undisputed amount of any Delay Liquidated Damages hereunder previously incurred and subject to the applicable cap in Section 31.2.2 below.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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31.2.2               Maximum Liquidated Damages.  In no event shall Contractor’s aggregate liability (a) under Section 15.1 for Delay Liquidated Damages exceed *** percent (***%) of the Contract Price; (b) under Section 15.3 for Performance Liquidated Damages exceed *** percent (***%) of the Contract Price; (c) under Section 15.2 for Reliability Liquidated Damages exceed *** percent (***%) of the Contract Price; and (d) in the aggregate under Sections 15.1, 15.2 and 15.3, exceed *** percent (***%) of the Contract Price.  Notwithstanding any of the foregoing, the limitations of this Section 31.2.2 shall not limit Owner’s remedies for any other breach of this Agreement other than a failure of the Project to achieve Substantial Completion on or before the Substantial Completion Guaranteed Date, the failure of the Project to satisfy the Performance Guarantees or the failure of the Project to satisfy the Reliability Guarantee.

31.2.3               Calculation of Liability.  Notwithstanding anything to the contrary in the foregoing, nothing contained in this Section 31.2 shall be construed to limit Contractor’s liability (a) with respect to any of its indemnity obligations under Article 21, or (b) with respect to any fraud of Contractor.  Notwithstanding anything herein to the contrary, for purposes of determining whether the maximum liability amounts provided in Section 31.2 have been exceeded, the following items shall be excluded from the calculation of any such maximum liability amount: (a) liabilities of Contractor to Owner covered by insurance proceeds to the extent paid pursuant to Article 21 of this Agreement (except deductibles paid by Contractor); and (b) amounts paid by Contractor to or on behalf of Owner in respect of any damages or third-party claims arising out of the fraud of Contractor.

31.3           Specific Performance.  In addition to any other rights and remedies of Owner hereunder or at law, as a specific performance obligation, Contractor guarantees that the Project shall as a condition to Substantial Completion, achieve the Emissions Guarantees.  Contractor acknowledges that Contractor’s failure to achieve the Emissions Guarantees identified in Part I, Section 8.1.5 of the Scope Book would cause Owner irreparable harm for which money damages would not constitute an adequate remedy, and therefore Contractor stipulates that specific performance is an appropriate remedy should Contractor breach such obligation.

31.4           Limitation on Owner’s Liability.  In no event shall Owner’s liability pursuant to this Agreement, whether arising in contract warranty, or otherwise, be greater in the aggregate than the Contract Price and any other amounts for which Owner is expressly obligated to pay Contractor pursuant hereto, less amounts previously paid by Owner; provided, however, that nothing contained in this Section 31.4 or in any other provision of this Agreement shall be construed to limit Owner’s liability for:  (a) its indemnity obligations pursuant to Article 21; or (b) with respect to any fraud on the part of Owner.  Contractor’s sole recourse for any damages or liabilities due to Contractor by Owner pursuant to this Agreement shall be limited to the assets of Owner without recourse individually or collectively to the assets of the members or the Affiliates of Owner, the Financing Entities or their respective officers, directors, employees or agents of Owner, its members or their Affiliates.

*** CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.

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31.5           Releases, Indemnities and Limitations.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, RELEASES, INDEMNITIES, ASSUMPTIONS OF AND LIMITATIONS ON LIABILITIES AND LIMITATIONS ON REMEDIES EXPRESSED IN THIS AGREEMENT AS WELL AS WAIVERS OF SUBROGATION RIGHTS SHALL APPLY EVEN IN THE EVENT OF FAULT, NEGLIGENCE, OR STRICT LIABILITY OF THE PARTY RELEASED OR INDEMNIFIED OR WHOSE LIABILITY IS LIMITED OR ASSUMED OR AGAINST WHOM RIGHT OF SUBROGATION ARE WAIVED AND SHALL EXTEND TO SUCH PARTY’S SUBCONTRACTORS, AND IN EACH CASE TO SUCH PARTY’S AND ITS SUBCONTRACTORS’ AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, LICENSEES, AGENTS, PARTNERS, OR ENTITIES OF SUCH PARTNERS SUCH AS PARTNERS AND RELATED ENTITIES.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT SATISFIES THE EXPRESS NEGLIGENCE RULE.

31.6           Representations and Remedies.  Each Party makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein and in the Exhibits hereto.

31.7           Limitation on Remedies.  It is the intent of Owner and Contractor that if any provision of this Agreement states that the rights and remedies stated therein are the sole or exclusive (or words of similar import) rights or remedies for the failure to satisfy the applicable obligation arising thereunder, that such rights and remedies shall be the sole and exclusive remedies of the Parties for failure to satisfy such obligations, notwithstanding any remedy otherwise available at law or in equity.  To the extent the terms of this Agreement do not provide a remedy for the failure to satisfy an applicable obligation or do not otherwise state that an applicable remedy is a sole or exclusive (or words of similar import) remedy, then the Parties may avail themselves of any right or remedy available at law or in equity for such failure, provided that such right or remedy as may be available at law or in equity shall in any event be limited by the limitations, waivers and releases of liability set forth in this Agreement.  For purposes of clarity, except as specifically provided in Article 19, the foregoing shall not be construed to limit a Party’s right to exercise its dispute resolution rights under Article 32 at any time during the term of this Agreement.

32.           DISPUTES

32.1           Management Negotiations.  Any disputes arising under this Agreement that are not resolved between Owner and Contractor within ten (10) Business Days after receipt by each thereof of Notice (specifically referencing this Section 32.1) of such dispute, shall be referred by either Owner or Contractor’s representatives to the executive officers of Owner and Contractor (who shall not be Owner’s Project Representative or the Project Manager) for resolution.  If such executive officers, negotiating in good faith, fail to reach an agreement within a reasonable period of time, not exceeding twenty (20) days after such referral, then either Owner or Contractor may bring a suit, claim or cause of action pursuant to the terms of Section 32.2 below.

32.2           DISPUTE RESOLUTION; CONSENT TO JURISDICTION AND VENUE.  TO THE EXTENT FEDERAL COURTS HAVE JURISDICTION, OWNER AND CONTRACTOR AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT, SHALL BE TRIED AND LITIGATED ONLY IN THE FEDERAL

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DISTRICT COURT LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS.  OWNER AND CONTRACTOR, TO THE EXTENT THEY MAY LEGALLY DO SO, IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUMNONCONVENIENS (OR ANY SIMILAR LEGAL DOCTRINE) OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION IN THE FEDERAL DISTRICT COURT LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS, AND IRREVOCABLY STIPULATE THAT THE FEDERAL DISTRICT COURT LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS SHALL HAVE INPERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT.  OWNER AND CONTRACTOR EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY FEDERAL LAW, NOT TO RAISE ANY OBJECTION TO THE REMOVAL OR TRANSFER TO THE FEDERAL DISTRICT COURT LOCATED IN THE COUNTY OF DALLAS, STATE OF TEXAS OF ANY SUCH PROCEEDING THAT IS INITIALLY BROUGHT IN ANY OTHER COURT.  OWNER AND CONTRACTOR ALSO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  OWNER AND CONTRACTOR EACH AGREE THAT IT WILL NOT FILE ANY MOTION OR ASSERT ANY DEFENSE IN ANY SUCH PROCEEDING THAT IS INCONSISTENT WITH THE FOREGOING AGREEMENTS, WAIVERS, CONSENTS OR STIPULATIONS.  AS OF THE DATE OF THIS AGREEMENT, EACH PARTY BELIEVES THAT THE REQUIREMENT OF DIVERSITY OF CITIZENSHIP OF THE PARTIES (ONE OF THE REQUIREMENTS NEEDED FOR A FEDERAL COURT TO HAVE SUBJECT MATTER JURISDICTION OVER A DISPUTE BETWEEN THE PARTIES) IS MET.

32.3           Work to Continue.  Unless otherwise agreed in writing, Contractor shall diligently carry on the Work during the pendency of any disputes  so long as all undisputed amounts payable to Contractor hereunder have been paid.

33.           MISCELLANEOUS

33.1           Severability.  The invalidity or unenforceability of any portion or provision of this Agreement shall in no way affect the validity or enforceability of any other portion or provision hereof.  Any invalid or unenforceable portion or provision shall be deemed severed from this Agreement and the balance of this Agreement shall be construed and enforced as if this Agreement did not contain such invalid or unenforceable portion or provision.  If any such provision of this Agreement is so declared invalid, the Parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent and effect.

33.2           Governing Law.  This Agreement shall be governed by the internal laws of the State of Texas, excluding its conflict of laws provisions.

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33.3           Survival of Termination.  The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of this Agreement including any express limitations of or releases from liability shall continue as a valid and enforceable obligation of the Party notwithstanding any such termination, cancellation, completion or expiration.

33.4           Amendments and Modifications.  No oral or written amendment or modification of this Agreement (including a Change In Work Form accepted under Article 16) by any officer, agent, or employee of Contractor or Owner, either before or after execution of this Agreement, shall be of any force or effect unless such amendment or modification is in writing and is signed by a duly authorized representative of the Party to be bound thereby.

33.5           No Waiver.  A Party’s waiver of any breach or failure to enforce any of the terms, covenants, conditions, or other provisions of this Agreement at any time shall not in any way affect, limit, modify, or waive that Party’s right thereafter to enforce or compel strict compliance with every term, covenant, condition, or other provision hereof, any course of dealing or custom of the trade notwithstanding.  All waivers must be in writing and signed on behalf of Owner and Contractor in accordance with Section 33.4.

33.6           Review and Approval.  Notwithstanding Owner’s or the Financing Entities’, if any, review or Owner’s approval of any items submitted to Owner or the Financing Entities for review or approval, neither Owner nor the Financing Entities, if any, or any of their representatives or agents reviewing such items, including the Owner’s Engineer, shall have any liability for, under or in connection with the items such Person reviews or approves and Contractor shall remain responsible for the quality and performance of the Work.  Neither Owner’s nor the Financing Entities’ review or approval of any items, including the drawings and specifications, shall constitute a waiver of any claim or right that Owner may then or thereafter have against Contractor.  Unless otherwise expressly provided herein, Owner shall not unreasonably delay its review of any item submitted by Contractor for review or approval.  Any inspection comment, review or approval of any Contractor Deliverable shall be performed in Owner’s sole discretion.  The review or approval by Owner of any Subcontractor shall not constitute any approval of the Work undertaken by any such Person, cause Owner to have any responsibility for the actions, the Work, or payment of such Person or to be deemed to be in an employer-employee relationship with any such Subcontractor, or in any way relieve Contractor of its responsibilities and obligations under this Agreement.

33.7           Time is of the Essence.  Subject to the terms and conditions of this Agreement, including the express provisions providing for adjustment of the Project Guaranteed Dates and the provisions limiting Contractor’s liability for its failure to timely achieve Substantial Completion by the Substantial Completion Guaranteed Date as set forth in Section 15.1, Contractor acknowledges that timely achievement of Substantial Completion by the Substantial Completion Guaranteed Date is essential to Owner, and therefore TIME IS OF THE ESSENCE with respect to achieving Substantial Completion by the Substantial Completion Guaranteed Date.

33.8           Third Party Beneficiaries.  The provisions of this Agreement are intended for the sole benefit of Owner and Contractor and there are no third-party beneficiaries hereof, except the

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Financing Entities where expressly provided and assignees as contemplated by the terms of Section 26.1.

33.9           Financing Matters.

33.9.1                Contractor Cooperation.  Contractor understands that Owner may obtain financing for the Project consisting of:  (a) one or more construction or permanent loans, to be secured by all or a portion of the Project and Owner’s rights under this Agreement; (b) lease financing pursuant to which Owner may assign this Agreement to one or more Financing Entities that may then collaterally assign this Agreement to other Financing Entities or sub-assign all or any portion of Owner’s rights and obligations hereunder to Owner or an Affiliate of Owner; or (c) a combination thereof.  In connection therewith, Contractor shall:  (x) execute any assignments, any amendments and modifications hereto reasonably requested by the Financing Entities; (y) promptly execute or consent to other documents to the extent reasonably required by the Financing Entities, which consents may, among other things, include provisions whereby Contractor agrees to:  (i) provide such Financing Entities reasonable notice of and opportunity to cure Owner’s defaults hereunder; (ii) allow such Financing Entities (as security for Owner’s financing) to be assigned all of Owner’s rights hereunder and in such assets in the event of an Owner’s Event of Default; provided, however, that Owner shall keep Contractor currently informed of such assignment or reassignment; (iii) provide for other customary investor or lender protection provisions that are not in violation of Applicable Law; and (iv) provide copies of any Certificate of Substantial Completion, Notice of Non-Critical Deficiencies, request and use commercially reasonable efforts to obtain certificates from Major Subcontractors regarding payments received by such Major Subcontractor to date and disputed payments, and provide any other certificates, Notices and any documents and plans submitted to Owner for review or approval hereunder, to the Financing Entities and their designated agents or representatives; and (z) deliver customary legal opinions of counsel to Contractor in accordance with Section 33.16.  Without limiting the foregoing, Contractor shall enter into such arrangements as Owner or the Financing Entities may reasonably request to ensure the continued availability of the Contractor’s Equipment and Materials at the Project Site and the right to use such Equipment and Materials (whether by Contractor, Owner, or Owner’s nominees) in the prosecution of the Work as contemplated by this Agreement until the Work is completed, including the granting of security interests in such Equipment and Materials and shall keep such Equipment and Materials free and clear of any liens or encumbrances that could materially affect Contractor’s, Owner’s, or Owner’s nominee’s rights with respect to such Equipment and Materials.  Contractor shall respond promptly to requests for information regarding the qualifications, experience, past performance and financial condition of Contractor and other matters pertaining to Contractor’s obligations hereunder.  Notwithstanding the foregoing, under no circumstances shall Contractor be obligated to enter into any amendment and modification of this Agreement, or any other agreement with Owner or the Financing Entities, that materially (i) reduces Contractor’s rights as set forth in this Agreement; (ii) increases Contractor’s cost or risk to perform the Work, or (iii) reallocates to Contractor any risks or obligations that are allocated to Owner under this Agreement.

33.9.2                Documents Requested by Financing Entities.  Contractor shall provide such data, reports, certifications and other documents, up to a maximum of ten (10) copies each, or assistance related to the Work or this Agreement as may be reasonably requested by the

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Financing Entities with respect to the financing of the Project; provided, however, that the provision of this information shall not in any manner modify Contractor’s rights or obligations under any other provision of this Agreement.

33.10                      Other Assistance.  Contractor shall to the extent reasonably requested by Owner, assist Owner in dealing with Governmental Authorities and Financing Entities in any and all matters relating to the Work (including any interconnection facilities).

33.11                      Further Assurances.  Owner and Contractor will each use its reasonable  efforts to implement the provisions of this Agreement, and for such purpose each, at the reasonable request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assistance, or assignments, consents or other instruments in addition to those required by this Agreement, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Agreement.

33.12                      Record Retention.  Contractor agrees to retain for a period of five (5) years from the Final Completion Date all records relating to its performance of the Work or Contractor’s warranty obligations herein or for such longer period of time as may be required pursuant to any applicable order or decree of any Governmental Authority, and to cause all Subcontractors engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work; provided Contractor’s only obligation with respect to any order or decree of any Governmental Authority shall be to deliver documents (to the extent required by such order or decree) within its possession to Owner, and Owner agrees to maintain the confidentiality of all such documents pursuant to Article 24.

33.13                      Binding on Successors, Etc.  Subject to Articles 24 and 26, this Agreement shall be binding on the Parties hereto and on their respective successors, heirs and assigns.

33.14                      Merger of Prior Contracts.  This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into between Owner and Contractor or by any office or officer of such Party relating to the Project or the Work including the Memorandum of Understanding dated January 25, 2006 (as subsequently amended, the “MOU”), between Owner and Contractor with respect to the Project and the related TSA.  The MOU and TSA shall terminate upon the mutual execution of this Agreement, except for any provision of such agreements that expressly survive the termination thereof, respectively.  Any Work completed by Contractor under such prior agreements shall be deemed part of the Work for all purposes hereunder.  This Agreement and Exhibits hereto constitute the entire agreement between the Parties with respect to the Project, and there are no other agreements or commitments with respect to the Project except as set forth herein.

33.15                      Counterparts.  This Agreement may be executed in any number of counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart by facsimile or electronic mail hereof signed by

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the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

33.16                      Opinions of Counsel.  At the request of any Financing Entity in connection with any financing, Contractor shall deliver to Owner and any such Financing Entity, an opinion of counsel to Contractor, from a law firm reasonably acceptable to Owner, that is reasonably acceptable to Owner opining as to the matters set forth in Sections 4.1.1, 4.1.3, 4.1.4 and 4.1.6.

33.17                      Set-Off.  Either Party may at any time, but shall be under no obligation to, set off any and all sums due from the other Party against sums due to such Party hereunder.

33.18                      Attorneys’ Fees.  In the event any action by legal proceeding shall be instituted between Owner and Contractor in connection with this Agreement, the Party prevailing in such action shall be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action by legal proceeding, including reasonable attorneys’ fees.

33.19                      Announcements; Publications.  Contractor shall coordinate with Owner with respect to, and provide advance copies to Owner for review of, the text of any proposed announcement or publication concerning the Work prior to the dissemination thereof to the public or to any Person.  If Owner delivers written notice to Contractor rejecting any such proposed announcement or publication within five (5) Business Days after receiving such advance copies, Contractor shall not make such public announcement or publication.

33.20                      Independent Contractor.  Contractor is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Owner other than that of owner and independent contractor, or as creating any relationship whatsoever between Owner and Contractor’s employees.  Neither Contractor nor any of its employees is or shall be deemed to be an employee of Owner.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and the year first above written.

OWNER:

TXU US HOLDINGS COMPANY a Texas corporation

By: Name: Its:

CONTRACTOR:

BECHTEL POWER CORPORATION, a Nevada corporation

By: Name: Its:

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